UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number 1-11758

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan

c/o Morgan Stanley Benefits Department

750 Seventh Ave.

New York, NY 10019

B.	Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY

1585 Broadway

New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan
(Name of Plan)

Date:	June 18, 2024	By:	/s/ Adam Kudelka
(Signature)
		Name	Adam Kudelka
		Title:	Morgan Stanley Head of Total Rewards and Company Coverage

Morgan Stanley
401(k) Plan

Employer ID Number: 20-8764829

Plan Number: 003

Financial Statements at December 31, 2023 and
2022, and for the Year Ended December 31, 2023,
Supplemental Schedule at December 31, 2023, and Report of Independent Registered Public Accounting Firm

MORGAN STANLEY 401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits at December 31, 2023 and 2022	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2023	3

Notes to Financial Statements at December 31, 2023 and 2022, and for the Year Ended December 31, 2023	4–15

SUPPLEMENTAL SCHEDULE:

Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2023	16–67

NOTE:	All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of Morgan Stanley 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Morgan Stanley 401(k) Plan (the "Plan") as of December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedule

The supplemental schedule of assets (held at end of year) as of December 31, 2023 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 18, 2024

We have served as the auditor of the Plan since 2022.

MORGAN STANLEY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AT DECEMBER 31, 2023 AND 2022

	2023	2022
ASSETS:
Participant-directed investments at fair value	$18,638,890,270	$15,781,813,399

Receivables:
Plan mergers (Note 1)	—	11,827,635
Employer contributions	395,458,159	365,544,383
Notes receivable from participants	130,654,048	123,661,328
Receivables for securities sold and other	70,065,789	132,466,838
Total Receivables	596,177,996	633,500,184

Total Assets	19,235,068,266	16,415,313,583

LIABILITIES:
Participant-directed investments, at fair value	28,796,088	27,359,477
Payables for securities purchased and other	185,177,858	237,750,933

Total Liabilities	213,973,946	265,110,410

NET ASSETS AVAILABLE FOR BENEFITS	$19,021,094,320	$16,150,203,173

The notes to the financial statements are an integral part of these financial statements.

MORGAN STANLEY 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2023

ADDITIONS:
Net investment income:
Appreciation in fair value of investments	$2,442,622,323
Dividends and interest	259,020,828
Plan mergers (Note 1)	203,593
Net investment income	2,701,846,744
Contributions:
Employer contributions	395,458,159
Participant contributions	800,690,707
Rollover contributions	108,607,538
Total contributions	1,304,756,404

Interest income on notes receivable from participants	6,733,383

Total additions	4,013,336,531

DEDUCTIONS:
Benefits paid to participants	1,126,377,431
Administrative fees	16,067,953

Total deductions	1,142,445,384

Net increase in net assets available for benefits	2,870,891,147

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	16,150,203,173

End of year	$19,021,094,320

The notes to the financial statements are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

AT DECEMBER 31, 2023 AND 2022, AND FOR THE YEAR ENDED DECEMBER 31, 2023

1.	DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley Domestic Holdings, LLC, formerly named Morgan Stanley Domestic Holdings, Inc., (the “Plan Sponsor”), is a limited liability company wholly-owned by Morgan Stanley Capital Management, LLC, a limited liability company whose sole member is Morgan Stanley (the “Company”). The Plan Sponsor has delegated certain functions to Morgan Stanley Services Group Inc. (“MSSG”), a corporation wholly-owned by the Plan Sponsor. The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations, and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

The Company acquired Cook Street Consulting, Inc. (“Cook Street”) and American Financial System, Inc. (“AFS”) in the first and second quarter of 2022, respectively. In connection with the acquisitions, the Cook Street 401(k) Plan (the “CSCI Plan”) and the AFS 401K Plan (the “AFS Plan”) were merged into the Plan, and participants of the CSCI Plan and the AFS Plan became members of the Plan effective at the close of business on December 31, 2022. The final valuations for the CSCI Plan and the AFS Plan were performed at market close on December 31, 2022 and each plan’s assets, including notes receivable from participants, were merged into the Plan’s assets. The investment assets of the CSCI Plan and AFS Plan were liquidated and the majority of proceeds wired to the Plan before the close of business on December 31, 2022. The transfer amounts of $8.6 million for the CSCI Plan and $3.2 million for the AFS Plan are recorded in Plan mergers receivable in the Statement of Net Assets as the wires settled subsequent to December 31, 2022 year-end. Included in the Statement of Changes in Net Assets at December 31, 2023 is a further amount of $203,593 relating to the CSCI Plan and the AFS Plan mergers transferred shortly after the December 31, 2022 merger date.

All of the Plan’s investments are held in a trust account at The Northern Trust Company, N.A. (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time, part-time and hourly employees of participating companies, are eligible to participate in the Plan.

Individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; or (c)  Puerto Rico residents, are not eligible to participate in the Plan.

Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire.

Employee Contributions — Eligible participants may elect to contribute before-tax and/or Roth after-tax contributions of 1% to 50% of eligible pay subject to Code limits ($22,500 for 2023). Those participants who have attained at least age 50 by the end of 2023 may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 50% of eligible pay, subject to Code limits ($7,500 for 2023).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 50% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees from the prior plan year. Highly compensated employees from 2022 (employees who earned $283,223 or more during 2021) are permitted to elect to contribute non-Roth after-tax contributions of 1% to 9% of eligible earnings during 2023. Participants may also contribute eligible rollover distributions from other qualified retirement plans, excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of Retirement, Release, Total and Permanent Disability (each as defined by the Plan) or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: For employees (except Senior Advisors and Advisory Directors (or equivalent titles) each as defined in the Plan) with eligible pay of $275,000 or less and who are not eligible to receive a Fixed Contribution (as described below), the Plan-provided Company Match for the year ended December 31, 2023 (“2023 Company Match”) was one dollar for each dollar of before-tax and/or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 5% of eligible pay. For these employees, the maximum 2023 Company Match was $13,750.

For employees with eligible pay of $100,000 or less who are eligible to receive a Fixed Contribution or employees with eligible pay over $275,000, the Plan-provided 2023 Company Match was one dollar for each dollar of before-tax or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of $330,000. For these employees, the maximum 2023 Company Match was $13,200.

The Company Match is made at the discretion of the Plan Sponsor. The 2023 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2023 Company Match was $385,427,965 of which $6,708,369 was covered by forfeitures held by the Plan. The contribution was recorded as Employer contributions receivable at December 31, 2023 and paid in cash by the Company to the Plan in Q1 2024. The 2022 Company Match was $355,514,380, of which $6,697,206 was covered by forfeitures held by the Plan. The contribution was recorded as Employer contributions receivable at December 31, 2022 and paid in cash by the Company to the Plan primarily in January 2023.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,000 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 or who are not classified as Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2023 Fixed Contribution of $16,738,563 was recorded as Employer contributions receivable at December 31, 2023 and paid in cash by the Company in Q1 2024. The 2022 Fixed Contribution of $16,925,943 was recorded as Employer contributions receivable at December 31, 2022 and paid in cash by the Company in January 2023.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of Company Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor, and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2023, the Plan offered mutual funds, commingled or collective trust funds, an employer stock fund, and separately managed accounts (“Separate Accounts”).

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of three years of service, or (ii) termination of employment due to death, Retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code. In 2020, certain participants were entitled to additional rights relating to distributions under the Plan in accordance with the Coronavirus Aid, Relief and Economic Security (CARES) Act. Any participants who took a coronavirus-related distribution during 2020, in accordance with the CARES Act, had the option to repay all or part of the distribution to the Plan within three years.

Forfeitures — The unvested portion of a participant’s account may be forfeited on termination of such participant’s employment for specified reasons. Forfeitures are used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow a total of up to the lesser of $50,000 or 50% of his/her vested Plan account. A participant may have a maximum of two outstanding loans at a time.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59-1/2. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms. Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. Effective January 1, 2022, there is no limit on the number of non-hardship withdrawals.

To the extent a participant elects to receive his or her vested interest in the Morgan Stanley Stock Fund in-kind, shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Broadridge Financial Solutions, Inc.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor (or its delegate, MSSG) has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses. Participants pay administrative costs for loans, distributions and qualified domestic relation orders.

All investment management and transaction fees directly related to the Plan’s investments are paid by the Plan. Management fees and operating expenses charged to the Plan for investments are deducted from income earned on a daily basis and are not separately reflected. Consequently, investment management fees and operating expenses are reflected as a reduction of investment return for such investments.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the year ended December 31, 2023 generally were paid prior to the year end. Amounts requested in the Plan Year but paid subsequent to the Plan Year were not significant.

Risks and Uncertainties — The Plan utilizes various investments and derivative instruments. Investments, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Market risks include global events which could impact the value of investment securities, such as pandemic or international conflict. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Included in investments at December 31, 2023 are shares of the Company’s common stock, which represent fourteen percent of participant-directed investments at December 31, 2023. A significant decline in the market value of the Company’s stock would significantly affect the net assets available for benefits.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the ex-dividend date. Realized and unrealized gains and losses on investments are reflected in Net investment income/loss —Net appreciation/depreciation in fair value of investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (see Note 6).

In determining fair value, the Plan uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value that requires the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability that were developed based on market data obtained from sources independent of the Plan. Unobservable inputs are inputs that reflect assumptions the Plan believes other market participants would use in pricing the asset or liability that are developed based on the best information available in the circumstances. The fair value hierarchy has three levels based on the observability of inputs as follows, with Level 1 being the highest and Level 3 being the lowest level:

Level 1. Valuations based on quoted prices in active markets that the Plan has the ability to access for identical assets or liabilities. Valuation adjustments, block discounts and discounts for entity-specific restrictions that would not transfer to market participants are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these investments does not entail a significant degree of judgment.

Level 2. Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, significant market inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs.

Level 3. Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the investment. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the total fair value amount is disclosed in the level appropriate for the lowest level input that is significant to the total fair value of the asset or liability.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance plus accrued interest. Principal and interest are repaid semi-monthly and any delinquent payments at December 31, 2023 and 2022 were not significant. Based on the terms of the Plan document, delinquent participant loans are recorded as distributions when a distributable event occurs.

3.	DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s Separate Account portfolios only to the extent that they comply with all of the Plan’s policy guidelines and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps, and forwards.

Market risk arises from adverse changes in the fair value of these contracts.

Futures and options — The Plan held certain fixed income and currency future and option contracts in Separate Accounts at December 31, 2023 and 2022. In the second quarter of 2022, the Plan held certain equity index future contracts in a Separate Account within AQR International Equity Fund which was liquidated and transferred to a collective fund with Thompson, Siegel & Walmsley. Both written and purchased options were held as underlying investments. When the investment manager purchases or writes an option, an amount equal to the premium paid or received by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The fair value of these investments at December 31, 2023 and 2022 was not significant and the changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps —At December 31, 2023 and 2022, the investment assets held by the Plan included positions in interest rate swaps, credit default swaps, overnight index swaps, and inflation swaps. Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral should a swap’s market value exceed $250,000. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. These assets were held in Separate Accounts at December 31, 2023 and 2022. The fair value of these investments at December 31, 2023 and 2022 was not significant and the changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Forwards — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in Separate Accounts at December 31, 2023 and 2022. The fair value of these investments at December 31, 2023 and 2022 was not significant and the changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The Plan held positions in repurchase agreements in Separate Accounts at December 31, 2023 and 2022. The changes in fair value are accounted for as part of Net appreciation/depreciation in fair value of investments in the Statement of changes in net assets available for benefits.

4.	EXEMPT related PARTY and party-IN-INTEREST TRANSACTIONS

Parties-in-interest include Plan fiduciaries, employees, participant employers and service providers, certain owners and certain relatives of such individuals, as defined by ERISA.

There were a range of investment options available in the Plan at December 31, 2023 and 2022, of which one was managed by Morgan Stanley Investment Management (“MSIM”) and one was an employer stock fund (Morgan Stanley Stock Fund). All party-in-interest investments are in the Morgan Stanley Stock Fund, the fund managed by MSIM, an affiliate of the Plan Sponsor, and funds issued by Northern Trust, Principal, PIMCO, Blackrock, T. Rowe Price, Artisan Partners, Fidelity Institutional Asset Management, Shenkman, Thompson, Siegel & Walmsley, Wellington Trust Company, N.A., State Street Global Advisors, Weatherbie Capital LLC, Westwood Management Corp., Westfield Capital Management Company, and William Blair Investment Management, LLC.

The Plan has a revenue-sharing agreement whereby Northern Trust, as fund manager of the Northern Trust Sustainability Index Fund, returns a portion of the investment fees to the recordkeeper to offset the Plan’s administrative expenses. Revenue-sharing activity of this fund was not significant.

Investments in and gain or losses related to common stock and funds issued by Morgan Stanley or its affiliate, MSIM, and notes receivables from participants are as follows:

Investments and receivables held by the Plan
		At December 31, 2023	At December 31, 2022	Year Ended December 31, 2023
Morgan Stanley common stock
	Number of shares held	28,556,594	28,939,293	n/a
	Fair value of shares held	$2,662,902,391	$2,460,418,691	n/a
	Net realized gain	n/a	n/a	$89,308,813
	Dividend income	n/a	n/a	$93,341,520

Investments in a Registered Investment Company issued by MSIM
	Fair value of shares held	$1,379,437,845	$936,306,650	n/a
	Net realized gain	n/a	n/a	$(67,545,612)

Notes receivable from participants
	Participant loans	$130,654,048	$123,661,328	n/a
	Interest income	n/a	n/a	$6,733,383

Eligible participants of the Morgan Stanley Stock Fund may elect to receive current cash payment of dividends paid on the Morgan Stanley Stock Fund within the Plan, to the extent provided in the Plan.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Plan Sponsor pays these individuals’ salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated May 22, 2018, that the Plan and its related Trust continue to be designed in accordance with the applicable provisions of the Code. The Plan has been amended since receiving this letter; however, the Plan

Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2023 and 2022, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes the Plan is no longer subject to income tax examinations for years prior to 2017.

6.	FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies (“mutual funds”) – Mutual funds are registered with the Securities and Exchange Commission and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Morgan Stanley Stock Fund (the “Fund”) – The Plan holds investments in the Fund holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions into and out of the Fund. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period designated by the Company. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

Separate Accounts - The Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the Separate Account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors, subject to written investment guidelines. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts are as follows:

Corporate equities

Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Unlisted equity securities are generally valued based on an assessment of each security, considering rounds of financing and third-party transactions, discounted cash flow analyses and market-based information, including comparable transactions, trading multiples and changes in market outlook, among other factors. Listed fund units are generally marked to the exchange-traded price if actively traded, or to NAV if not. Unlisted fund units are generally marked to NAV. Corporate equities are generally categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy. Corporate equities are classified as Level 3 if not actively traded, inputs are unobservable or if undergoing an aged Merger & Acquisition event or corporate action.

Cash and cash equivalents

Cash and cash equivalents are valued at cost, which approximates fair value and are generally categorized in Level 1 of the fair value hierarchy. Commercial Papers are categorized in Level 2 of the fair value hierarchy.

Government and agency securities

Government and agency securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities and U.S. Index Linked Government Bonds, valued using quoted market prices, are categorized in Level 1 of the fair value hierarchy. Non-U.S. index-linked securities are generally categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for comparable instruments. The fair value of agency mortgage pass-through pool securities is model driven based on spreads of a comparable to be announced security. The fair value of state and municipal securities is determined using recently executed transactions, market price quotations or pricing models that factor in, where applicable, interest rates, bond or credit default swap spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pool securities, and state and municipal government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments

Corporate debt instruments are composed of corporate bonds, corporate loans, and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the fair value determination may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are generally categorized in Level 2 of the fair value hierarchy. Corporate debt instruments are classified as Level 3 if not actively traded or if inputs are unobservable.

Derivative instruments

Depending on the investment and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative investments can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity as the methodologies employed do not necessitate significant judgment, since model inputs may be observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative instruments are categorized in Level 2 of the fair value hierarchy, except for cash collateral related to the derivative instruments, which are valued at carrying value and categorized in Level 1.

Repurchase agreements

The fair value of repurchase agreements is computed using a standard cash flow discounting methodology. The inputs to the valuation include contractual cash flows and collateral funding spreads which are estimated using various benchmarks, interest rate yield curves and option volatilities. Repurchase agreements are categorized in Level 2 of the fair value hierarchy.

Collective Trust Funds – Each investment is administered and supervised by its respective investment manager who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued at NAVs as a practical expedient. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments and no restricted redemption notice periods. Other than certain funds managed by State Street Global Advisors and BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2023
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	1,563,563,790	—	—	1,563,563,790

Separately Managed Accounts
Corporate equities	5,280,630,210	—	1,505,745	5,282,135,955
Cash and cash equivalents	4,721,804	2,676,723	—	7,398,527
Government and agency securities
U.S. Treasury and agency securities	799,048,611	531,855,877	—	1,330,904,488
Other sovereign government obligations	13,064,888	2,712,094	—	15,776,982
State and municipal securities	—	3,605,644	—	3,605,644
Total Government and agency securities	812,113,499	538,173,615	—	1,350,287,114
Corporate debt instruments	—	297,878,593	400,645	298,279,238
Derivative instruments	20,088,684	11,084,147	—	31,172,831
Repurchase agreements	—	638,000,000	—	638,000,000
	6,117,554,197	1,487,813,078	1,906,390	7,607,273,665

				9,468,052,815
Collective Trust Funds *
				18,638,890,270
Participant-directed investments

Investment Liabilities:
Derivative instruments	23,614,002	5,182,086	—	28,796,088
	23,614,002	5,182,086	—	28,796,088
Participant-directed investments

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

Other receivables and other payables are valued at their carrying value, which approximates fair value. Level 3 assets reflect positions held prior to 2022 subject to sanctions as a result of the expansion or escalation of hostilities between Russia and Ukraine.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2022
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	1,083,346,458	—	—	1,083,346,458

Separately Managed Accounts
Corporate equities	4,963,666,459	2,568,050	—	4,966,234,509
Cash and cash equivalents	4,251,257	—	—	4,251,257
Government and agency securities
U.S. Treasury and agency securities	360,832,247	669,551,889	—	1,030,384,136
Other sovereign government obligations	—	21,079,645	—	21,079,645
State and municipal securities	—	3,578,028	—	3,578,028
Total Government and agency securities	360,832,247	694,209,562	—	1,055,041,809
Corporate debt instruments	—	290,376,356	—	290,376,356
Derivative instruments	23,140,632	8,734,067	—	31,874,699
Repurchase agreements	—	918,400,000	—	918,400,000
	5,351,890,595	1,914,288,035	—	7,266,178,630

Collective Trust Funds *				7,432,288,311

Participant-directed investments				15,781,813,399

Investment Liabilities:
Separately Managed Accounts
Derivative instruments	20,550,829	6,808,648	—	27,359,477
Participant-directed investments	20,550,829	6,808,648	—	27,359,477

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

7.	SuBSEQUENT EVENTS

The Plan has evaluated subsequent events for adjustment to or disclosure in these financial statements through the date of this report and has not identified any recordable or disclosable events not otherwise reported in these financial statements or the notes thereto.

8.	Reconciliation of financial statement to form 5500

The amount of $203,593 relating to the CSCI Plan and the AFS Plan mergers transferred shortly after the December 31, 2022 merger date (see note 1) was captured in the Form 5500 for 2022.

2022
Net assets available for benefits per Form 5500	$16,150,406,766
CSCI Plan and AFS Plan Mergers	(203,593)
Net assets available for benefits per Financial Statements	$16,150,203,173

SUPPLEMENTAL SCHEDULE

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Registered Investment Companies
*	MSIM	MSIF Growth Portfolio Fund		1,379,437,845
*	Northern Trust	Northern Trust Global Sustainability Index Fund		98,433,829
*	Pax	Pax Global Environmental Markets Fund		52,910,030
*	PIMCO	PIMCO International Bond Fund (Unhedged)		32,782,086
		Registered Investment Companies Total		1,563,563,790
	Corporate Equities
	1St Indl Rlty Tr Inc	27,230 Shares of Common Stock		1,434,204
	29Metals Limited	307,688 Shares of Common Stock		135,418
	3M Co	48,800 Shares of Common Stock		5,334,816
	5Th 3Rd Bancorp	469,238 Shares of Common Stock		16,184,019
	Aalberts Nv	15,084 Shares of Common Stock		654,171
	Aar Corp	26,929 Shares of Common Stock		1,680,370
	Academy Sports & Outdoors Inc	72,679 Shares of Common Stock		4,796,814
	Acadia Pharmaceuticals Inc	257,212 Shares of Common Stock		8,053,308
	Accenture Plc	28,200 Shares of Common Stock		9,895,662
	Adr Argenx Se Sponsored Ads	8,035 Shares of Common Stock		3,056,755
	Adr Ascendis Pharma	98,560 Shares of Common Stock		12,413,632
	Adr ASML Holding	270 Shares of Common Stock		204,368
	Adr Astrazeneca	14,549 Shares of Common Stock		979,875
	Adr Legend Biotech Corp	85,480 Shares of Common Stock		5,143,332
	Adr Nice Ltd Sponsored	24,700 Shares of Common Stock		4,927,897
	Adr Novo Nordisk AS	25,559 Shares of Common Stock		2,644,079
	Adr Petroleo Brasileiro SA Petrobras	203,046 Shares of Common Stock		3,242,645
	Adr Totalenergies Se Sponsored Adr	497,756 Shares of Common Stock		33,538,799
	Advance Auto Parts Inc	26,191 Shares of Common Stock		1,598,437
	Aedifica	7,518 Shares of Common Stock		528,598
	Aeon Delight Co.Ltd.	18,338 Shares of Common Stock		463,068
	Aercap Holdings NV	26,294 Shares of Common Stock		1,954,170
	Agiliti Inc	162,108 Shares of Common Stock		1,283,895
	Agree Realty Corp	18,767 Shares of Common Stock		1,181,383
	Aia Group Ltd	51,600 Shares of Common Stock		449,684
	Air Liquide(L')	52,091 Shares of Common Stock		10,134,354
	Airbus Se	20,770 Shares of Common Stock		3,207,054
	Alamo Group Inc	23,143 Shares of Common Stock		4,864,427
	Albany Intl Corp	47,422 Shares of Common Stock		4,657,789
	Alcon Inc	40,325 Shares of Common Stock		3,144,933
	Alexandria Real Estate Equities Inc	22,115 Shares of Common Stock		2,803,519
	Align Technology Inc	17,440 Shares of Common Stock		4,778,560
	Allianz Se	28,386 Shares of Common Stock		7,586,728
	Allied Properties Real Estate Investment Trust	56,598 Shares of Common Stock		866,182
	Allstate Corp	23,600 Shares of Common Stock		3,303,528
	Ally Financial Inc	77,500 Shares of Common Stock		2,706,300
	Altarea Reit	5,121 Shares of Common Stock		452,553
	Alten	6,271 Shares of Common Stock		932,409
	Altice Usa Inc	332,900 Shares of Common Stock		1,081,925

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Amazon Inc	63,501 Shares of Common Stock		9,648,342
Ameren Corp	117,640 Shares of Common Stock		8,510,078
American Homes 4 Rent	76,397 Shares of Common Stock		2,747,236
American International Group Inc	519,497 Shares of Common Stock		35,195,922
American Tower Corp	13,397 Shares of Common Stock		2,892,144
Americold Realty Trust Inc	39,359 Shares of Common Stock		1,191,397
Ameriprise Financial Inc	9,990 Shares of Common Stock		3,794,502
Amerisafe Inc	48,759 Shares of Common Stock		2,280,946
Ametek Inc New	41,190 Shares of Common Stock		6,791,819
AmorePacific Corp	18,252 Shares of Common Stock		414,528
Anritsu Corp	40,284 Shares of Common Stock		388,753
Aon Plc	12,029 Shares of Common Stock		3,500,680
Apartment Income Reit Corp	31,401 Shares of Common Stock		1,090,557
Applied Materials Inc	32,602 Shares of Common Stock		5,283,806
Aptiv Plc	48,350 Shares of Common Stock		4,337,962
Arcbest Corp	35,432 Shares of Common Stock		4,259,281
Arch Capital Group	22,500 Shares of Common Stock		1,671,075
Arclands Corp	32,114 Shares of Common Stock		382,689
Ares Management Lp	60,530 Shares of Common Stock		7,198,228
Argan	5,290 Shares of Common Stock		497,875
Argenx Se	1,264 Shares of Common Stock		479,621
Arjo Ab	124,751 Shares of Common Stock		487,722
As One Corporation	13,872 Shares of Common Stock		551,023
Askul Corp	48,076 Shares of Common Stock		733,178
ASML Holding Nv	2,010 Shares of Common Stock		1,513,610
Asmpt Ltd	62,804 Shares of Common Stock		599,202
Astrazeneca Ord	16,138 Shares of Common Stock		2,180,709
Atea Asa	52,636 Shares of Common Stock		669,631
Atlantic Union Bankshares Corp	128,699 Shares of Common Stock		4,702,661
Austria Tech Systemtechnik	12,034 Shares of Common Stock		349,615
AvalonBay Communities Reit	20,197 Shares of Common Stock		3,781,282
Avanos Med Inc	152,669 Shares of Common Stock		3,424,366
Avantor Inc	275,080 Shares of Common Stock		6,280,076
Avanza Bank Hldg	30,404 Shares of Common Stock		704,449
Avista Corp	128,690 Shares of Common Stock		4,599,381
Axa SA	81,876 Shares of Common Stock		2,667,203
Axon Enterprise Inc Com	26,550 Shares of Common Stock		6,858,662
Azbil Corp	17,700 Shares of Common Stock		585,815
Azelis Group Nv	25,558 Shares of Common Stock		626,200
Azz Inc	42,477 Shares of Common Stock		2,467,489
B & M European Value Retail Sa	129,566 Shares of Common Stock		925,287
Bae Systems Ord	335,409 Shares of Common Stock		4,748,270
Baker Hughes Co	239,600 Shares of Common Stock		8,189,528
Banca Generali	26,604 Shares of Common Stock		988,616
Banco Actinver Sa Cbfi (Prologis)	84,799 Shares of Common Stock		404,353

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Banco Bpm	114,964 Shares of Common Stock		607,163
Bank Of America Corp	927,445 Shares of Common Stock		31,227,073
Bank Of Ireland Gr Ord	66,256 Shares of Common Stock		601,473
Bankinter Sa	106,699 Shares of Common Stock		683,146
Banner Corp	41,778 Shares of Common Stock		2,237,630
Banque Cantonale Vaudoise	6,802 Shares of Common Stock		876,869
Baxter Intl Inc	416,913 Shares of Common Stock		16,117,857
Be Semiconductor Industries	8,552 Shares of Common Stock		1,289,039
Beazley Plc (Uk)	127,741 Shares of Common Stock		850,047
Becton Dickinson & Co	78,765 Shares of Common Stock		19,205,270
Best Buy Inc	80,039 Shares of Common Stock		6,265,453
Big Yellow Group (Placing)	37,076 Shares of Common Stock		577,572
Bilfinger Se	15,329 Shares of Common Stock		589,613
Binggrae	13,514 Shares of Common Stock		573,970
Bio Rad Laboratories Inc	17,100 Shares of Common Stock		5,521,419
Bnp Paribas	30,265 Shares of Common Stock		2,092,523
Bodycote Plc Ord	72,305 Shares of Common Stock		547,977
Boeing Co	66,100 Shares of Common Stock		17,229,626
Boise Cascade Co	37,781 Shares of Common Stock		4,887,350
Boot Barn Hldgs Inc	27,355 Shares of Common Stock		2,099,770
Branicks Group	44,941 Shares of Common Stock		167,549
Brembo Spa	43,990 Shares of Common Stock		539,388
Bristol Myers Squibb Co	346,371 Shares of Common Stock		17,772,296
Britvic Ord	67,125 Shares of Common Stock		719,224
Broadstone Net Lease Inc	68,053 Shares of Common Stock		1,171,873
Brp Group Inc	185,867 Shares of Common Stock		4,464,525
Bucher Industries	2,023 Shares of Common Stock		848,956
Builders Firstsource Inc	61,280 Shares of Common Stock		10,230,083
C&C Group Ord	365,840 Shares of Common Stock		711,685
Cadre Hldgs Inc	21,451 Shares of Common Stock		705,523
Cairn Homes Plc Ord	506,415 Shares of Common Stock		747,579
Canadian Pacific Kansas City	78,985 Shares of Common Stock		6,279,984
Capitaland Integrated Commercial Trust	653,037 Shares of Common Stock		1,019,829
Capitaland Investment Ltd	574,800 Shares of Common Stock		1,376,975
Carlsberg	18,873 Shares of Common Stock		2,368,232
Casella Waste Sys Inc	91,016 Shares of Common Stock		7,778,227
Castellum Ab	65,245 Shares of Common Stock		927,738
Catalent Inc	64,800 Shares of Common Stock		2,911,464
Cdl Hospitality Tr Stapled Units	721,425 Shares of Stapled Securities		607,067
Cdn Apartment Prop Trust Units	32,118 Shares of Common Stock		1,188,653
Cdn Natl Railways	37,700 Shares of Common Stock		4,761,819
CDW Corp	32,640 Shares of Common Stock		7,419,725
Celanese Corp Del	34,910 Shares of Common Stock		5,423,967
Cellnex Telecom Sa	20,491 Shares of Common Stock		807,178
Cencora Inc	18,825 Shares of Common Stock		3,866,279

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Cent Garden & Pet Co	57,014 Shares of Common Stock		2,510,897
Centene Corp Del	50,300 Shares of Common Stock		3,732,763
Centerpoint Energy Inc	111,900 Shares of Common Stock		3,196,983
Century Cmntys Inc	29,337 Shares of Common Stock		2,673,774
Cf Inds Hldgs Inc	155,487 Shares of Common Stock		12,361,217
Challenger Ltd	76,883 Shares of Common Stock		340,473
Chesapeake Energy Corp	42,700 Shares of Common Stock		3,285,338
Chipotle Mexican Grill Inc	2,714 Shares of Common Stock		6,206,809
Chubb Ltd Ord	154,335 Shares of Common Stock		34,879,710
Chuys Holdings Inc	60,068 Shares of Common Stock		2,296,400
Cie Automotive Sa	18,243 Shares of Common Stock		518,313
Citigroup Inc	88,700 Shares of Common Stock		4,562,728
City Hldg Co	42,527 Shares of Common Stock		4,689,027
Clarivate Plc	171,800 Shares of Common Stock		1,590,868
Cloetta Ab	263,200 Shares of Common Stock		478,458
Close Bros Group Ord	53,019 Shares of Common Stock		536,654
Cnh Industrial Nv	107,900 Shares of Common Stock		1,314,222
Coca Cola Co	333,290 Shares of Common Stock		19,640,780
Cogent Communications Hldgs Inc	30,805 Shares of Common Stock		2,343,028
Colgate-Palmolive Co	225,000 Shares of Common Stock		17,934,750
Comfort Sys Usa Inc	10,738 Shares of Common Stock		2,208,484
Compagnie Financière Richemont S.A	22,151 Shares of Common Stock		3,046,371
Conagra Brands Inc	650,267 Shares of Common Stock		18,636,652
Conmed Corp	40,235 Shares of Common Stock		4,406,135
Conocophillips	78,552 Shares of Common Stock		9,117,531
Constellation Brands Inc	35,880 Shares of Common Stock		8,673,990
Constellium Se	114,603 Shares of Common Stock		2,287,476
Contact Energy	166,655 Shares of Common Stock		845,196
Cooper Cos Inc	17,270 Shares of Common Stock		6,535,659
Copart Inc	181,090 Shares of Common Stock		8,873,410
Copt Defense Properties	182,719 Shares of Common Stock		4,683,088
Core Laboratories Inc	75,493 Shares of Common Stock		1,333,206
Costar Group Inc	72,880 Shares of Common Stock		6,368,983
Cousins Pptys Inc	36,698 Shares of Common Stock		893,596
CRH Ord	42,089 Shares of Common Stock		2,910,875
CRH Plc	12,968 Shares of Common Stock		894,360
Cummins Inc	65,623 Shares of Common Stock		15,721,302
Cvs Health Corp	209,379 Shares of Common Stock		16,532,566
Dah Sing Financial	84,325 Shares of Common Stock		172,785
Daido Steel Co	74,110 Shares of Common Stock		789,042
Daiichi Sankyo Com	95,300 Shares of Common Stock		2,617,404
Daiichikosho Co	39,239 Shares of Common Stock		580,736
Daikyonishikawa	66,222 Shares of Common Stock		321,293
Daiwa House Reit Investment Co	437 Shares of Common Stock		780,202
Daiwa Securities Living Investment Corporation	662 Shares of Common Stock		489,762

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Dalata Hotel Group Ord	144,038 Shares of Common Stock		735,095
Danske Bank	133,463 Shares of Common Stock		3,567,794
Datadog Inc Com	50,810 Shares of Common Stock		6,167,318
Dayforce Inc	97,760 Shares of Common Stock		6,561,651
Dbs Group	28,890 Shares of Common Stock		731,722
DCC Ord	10,452 Shares of Common Stock		769,873
Definitive Healthcare Corpcom	223,979 Shares of Common Stock		2,226,351
Deutsche Bank Ag	70,377 Shares of Common Stock		961,202
Deutsche Boerse Ag	31,474 Shares of Common Stock		6,484,186
Deutsche Telekom	354,697 Shares of Common Stock		8,521,999
Devon Energy Corp	105,920 Shares of Common Stock		4,798,176
Dexcom Inc	95,124 Shares of Common Stock		11,803,937
Dexerials Corp	24,892 Shares of Common Stock		728,503
Diageo Ord Plc	17,815 Shares of Common Stock		648,614
Diamondback Energy Inc	41,490 Shares of Common Stock		6,434,269
Digital Rlty Tr Inc	23,266 Shares of Common Stock		3,131,138
Dl E&C Co Ltd	8,608 Shares of Common Stock		240,949
Dollar Gen Corp	12,200 Shares of Common Stock		1,658,590
Dollar Tree Inc	20,830 Shares of Common Stock		2,958,902
Dometic Group Ab	69,346 Shares of Common Stock		620,119
Dominion Energy Inc	414,030 Shares of Common Stock		19,459,410
Domino's Pizza Group Plc Ord	119,811 Shares of Common Stock		575,506
Dongbu Insurance Co Ltd	11,809 Shares of Common Stock		767,461
Dowa Holdings Co Ltd	18,432 Shares of Common Stock		673,583
DraftKings Inc	147,560 Shares of Common Stock		5,201,490
Dril-Quip Inc	58,056 Shares of Common Stock		1,350,963
DSV AS	2,622 Shares of Common Stock		460,613
Duckhorn Portfolio Inc	249,884 Shares of Common Stock		2,461,357
Easterly Government Propertimon	176,801 Shares of Common Stock		2,376,205
EchoStar Corporation	212,140 Shares of Common Stock		1,224,048
Ecovyst Inc	243,413 Shares of Common Stock		2,378,145
Elanco Animal Health Inc	622,950 Shares of Common Stock		9,281,955
Elevance Health Inc	61,686 Shares of Common Stock		29,088,650
Elior Group	79,075 Shares of Common Stock		256,111
Elis Sa	39,762 Shares of Common Stock		829,707
Encore Wire Corp	21,865 Shares of Common Stock		4,670,364
Enerplus Corp	301,844 Shares of Common Stock		4,630,287
Enphase Energy Inc	31,250 Shares of Common Stock		4,129,375
Eog Resources Inc	70,462 Shares of Common Stock		8,522,379
Eqt Corp	353,263 Shares of Common Stock		13,657,148
Equinix Inc	5,681 Shares of Common Stock		4,575,421
Equitable Hldgs Inc	458,583 Shares of Common Stock		15,270,814
Equity Residential	10,546 Shares of Common Stock		644,993
Essex Ppty Tr Reit	12,050 Shares of Common Stock		2,987,677
Euroapi Sa	33,824 Shares of Common Stock		214,094
Eurocommercial	29,449 Shares of Common Stock		722,185

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Evergy Inc	112,400 Shares of Common Stock		5,867,280
Evolution Mining	203,907 Shares of Common Stock		550,978
Evraz Plc	234,412 Shares of Common Stock		241,722
Exclusive Networks	37,055 Shares of Common Stock		794,915
Exelon Corp	97,100 Shares of Common Stock		3,485,890
Extra Space Storage Inc	31,525 Shares of Common Stock		5,054,403
Exxon Mobil Corp	183,009 Shares of Common Stock		18,297,240
Fagron	48,835 Shares of Common Stock		896,036
Fair Isaac Corporation	7,557 Shares of Common Stock		8,796,424
Federal Signal Corp	61,110 Shares of Common Stock		4,689,581
Fedex Corp	8,100 Shares of Common Stock		2,049,057
Ferrovial Sa	71,906 Shares of Common Stock		2,622,810
Fidelity Natl Finl Inc	77,131 Shares of Common Stock		3,935,224
Fidelity Natl Information Svcs Inc	44,900 Shares of Common Stock		2,697,143
First Bancorp NC	130,982 Shares of Common Stock		4,847,644
First Ctzns Bancshares Inc	1,935 Shares of Common Stock		2,745,707
Firstservice Corp	51,734 Shares of Common Stock		8,385,564
Fiserv Inc	189,047 Shares of Common Stock		25,113,003
Fleetcor Technologies Inc	12,400 Shares of Common Stock		3,504,364
Flex Ltd	36,900 Shares of Common Stock		1,123,974
Flight Centre Travel Group Ltd	43,682 Shares of Common Stock		606,859
Fluidra Sa	38,048 Shares of Common Stock		792,260
Flywire Corp Vtg	100,038 Shares of Common Stock		2,315,880
Four Corners Ppty Tr Inc	187,522 Shares of Common Stock		4,744,307
Fox Corp Cl A Cl A	107,881 Shares of Common Stock		3,200,829
Fp Corp	23,469 Shares of Common Stock		494,584
Fukushima Galilei Co Ltd	13,587 Shares of Common Stock		470,312
Fuyo General Lease	11,021 Shares of Common Stock		957,243
G.U.D. Holdings	98,661 Shares of Common Stock		807,856
Gallagher Arthur J & Co	22,010 Shares of Common Stock		4,949,609
Gaming & Leisure Pptys Inc	88,279 Shares of Common Stock		4,356,569
Ge Healthcare Technologies Inc	80,320 Shares of Common Stock		6,210,342
Gecina Sa	8,315 Shares of Common Stock		1,011,287
General Electric Co	155,297 Shares of Common Stock		19,820,556
Genpact Limited	139,173 Shares of Common Stock		4,830,695
Gerresheimer Ag	5,571 Shares of Common Stock		580,630
Glaukos Corp	102,422 Shares of Common Stock		8,141,525
Global Pmts Inc	83,630 Shares of Common Stock		10,621,010
Globant Sa	5,144 Shares of Common Stock		1,224,169
Glp J-Reit Reit	842 Shares of Common Stock		839,133
Gmo Internet Group	20,332 Shares of Common Stock		369,633
Goodman Group	142,879 Shares of Common Stock		2,466,585
Grainger Plc Ord	257,323 Shares of Common Stock		867,326
Granges Ab	56,247 Shares of Common Stock		647,425
Graphic Packaging Hldg Co	139,500 Shares of Common Stock		3,438,675

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Greencore Group Ord	420,713 Shares of Common Stock		517,285
Halliburton Co	96,600 Shares of Common Stock		3,492,090
Hamilton Lane Inc	53,567 Shares of Common Stock		6,076,640
Harbour Energy Plc Ord	78,526 Shares of Common Stock		308,924
Hartford Finl Svcs Group Inc	267,953 Shares of Common Stock		21,538,062
Healthcare Realty Trust Inc	57,126 Shares of Common Stock		984,281
Heineken Nv	29,251 Shares of Common Stock		2,970,776
Hewlett Packard Enterprise Co	157,600 Shares of Common Stock		2,676,048
Hexpol	47,885 Shares of Common Stock		579,684
Hf Sinclair Corporation	40,300 Shares of Common Stock		2,239,471
Hill & Smith Plc Ord	35,165 Shares of Common Stock		855,325
Hilton Worldwide Hldgs Inc	38,730 Shares of Common Stock		7,052,346
Hiscox Ord	54,632 Shares of Common Stock		734,057
Honeywell Intl Inc	53,800 Shares of Common Stock		11,282,398
Hpsp Co Ltd	20,750 Shares of Common Stock		706,489
Hubspot Inc	15,180 Shares of Common Stock		8,812,597
Huhtamaki Oyj Ser'I'Npv	14,252 Shares of Common Stock		578,258
Humana Inc	8,900 Shares of Common Stock		4,074,509
Hunt J B Trans Svcs Inc	34,540 Shares of Common Stock		6,899,020
Huntington Bancshares Inc	991,171 Shares of Common Stock		12,607,695
Huntington Ingalls Inds Inc	20,400 Shares of Common Stock		5,296,656
Hysan Development	188,123 Shares of Common Stock		373,425
Iac Inc	85,095 Shares of Common Stock		4,457,276
Ibstock Plc Ord	252,065 Shares of Common Stock		486,819
Icon Plc	23,920 Shares of Common Stock		6,771,034
Idexx Labs Inc	15,920 Shares of Common Stock		8,836,396
Imdex Ltd Npv	368,742 Shares of Common Stock		474,287
Impinj Inc	44,528 Shares of Common Stock		4,008,856
Inaba Denkisangyo	34,299 Shares of Common Stock		827,185
Inchcape Ord	76,027 Shares of Common Stock		693,457
Incitec Pivot	302,899 Shares of Common Stock		586,980
Indivior Plc	21,758 Shares of Common Stock		328,685
Industrial & Infra Reit	788 Shares of Common Stock		780,287
Indutrade Ab	28,159 Shares of Common Stock		731,508
Informa Plc (Gb) Ord	30,339 Shares of Common Stock		302,138
Inm Colonial Socim	121,485 Shares of Common Stock		879,000
Inmode Ltd Com	26,159 Shares of Common Stock		581,776
Innospec Inc	19,769 Shares of Common Stock		2,436,332
Inogen Inc	62,310 Shares of Common Stock		342,082
Inspire Med Sys Inc	29,526 Shares of Common Stock		6,006,474
Insulet Corp	32,640 Shares of Common Stock		7,082,227
Intapp Inc	41,501 Shares of Common Stock		1,577,868
Intel Corp	366,000 Shares of Common Stock		18,391,500
Interrent Real Est Trust Units	49,484 Shares of Common Stock		496,491
Intl Paper Co	309,968 Shares of Common Stock		11,205,343

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Invincible Investments Corp Reit	1,606 Shares of Common Stock		694,893
Invitation Homes Inc	97,477 Shares of Common Stock		3,324,940
Ipsos	10,725 Shares of Common Stock		672,338
Iress Limited	63,699 Shares of Common Stock		354,240
Irhythm Technologies Inc	19,166 Shares of Common Stock		2,051,529
J & J Snack Foods Corp	27,151 Shares of Common Stock		4,538,018
J Front Retailing	35,513 Shares of Common Stock		323,189
Japan Hotel Reit	1,416 Shares of Common Stock		695,043
Jazz Pharmaceuticals Plc Com	8,600 Shares of Common Stock		1,057,800
Jbg Smith Properties	117,820 Shares of Common Stock		2,004,118
John Wood Group Pl Ord	263,658 Shares of Common Stock		578,447
Johnson & Johnson	249,318 Shares of Common Stock		39,078,103
Jtower Inc	13,223 Shares of Common Stock		468,967
Jungheinrich Non-Vtg Prf	20,903 Shares of Preferred Stock		767,066
Kamigumi Co Ltd	25,368 Shares of Common Stock		605,679
Kawasaki Heavy Ind	23,089 Shares of Common Stock		510,814
Keisei Elec Ry Co	39,900 Shares of Common Stock		1,886,038
Kenvue Inc	659,193 Shares of Common Stock		14,192,425
Kilroy Rlty Corp	21,289 Shares of Common Stock		848,154
Kimberly-Clark Corp	105,411 Shares of Common Stock		12,808,491
Kinaxis Inc	1,900 Shares of Common Stock		214,280
Kinder Morgan Inc	271,200 Shares of Common Stock		4,783,968
Kinx Inc	12,036 Shares of Common Stock		931,741
Kissei Pharm Co	16,209 Shares of Common Stock		355,269
Klepierre	63,745 Shares of Common Stock		1,737,865
Kohls Corp	239,720 Shares of Common Stock		6,875,170
Kolon Industries	16,589 Shares of Common Stock		573,189
Koninklijke Philips	112,520 Shares of Common Stock		2,625,092
Kratos Defense & Security Solutions Inc	111,808 Shares of Common Stock		2,268,584
Krones Ag Ord	4,634 Shares of Common Stock		572,298
Kyoto Financial Group Inc	59,668 Shares of Common Stock		929,641
Kyushu Railway Cor	26,034 Shares of Common Stock		573,753
L3Harris Technologies Inc	128,485 Shares of Common Stock		27,061,511
Lab Corp Amer Hldgs	16,800 Shares of Common Stock		3,818,472
Lanxess Ag	16,549 Shares of Common Stock		518,628
Las Vegas Sands Corp	173,945 Shares of Common Stock		8,559,833
Latham Group Inc	117,476 Shares of Common Stock		308,962
Legalzoom Com Inc	217,301 Shares of Common Stock		2,455,501
Lg Innotek Co	3,155 Shares of Common Stock		586,709
Liberty Broadband Corp	67,824 Shares of Common Stock		5,465,936
Liberty Global Plc	204,300 Shares of Common Stock		3,630,411
Liberty Media Corp Del	171,460 Shares of Common Stock		4,934,619
Linde Plc	24,568 Shares of Common Stock		10,090,323
Link Real Estate Investment	371,280 Shares of Common Stock		2,084,975
Live Nation Entertainment Inc	41,980 Shares of Common Stock		3,929,328

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Lkq Corp	89,800 Shares of Common Stock		4,291,542
Lonza Group Ag	1,142 Shares of Common Stock		479,921
Loomis Ak	23,278 Shares of Common Stock		618,107
Louisiana-Pacific Corp	24,013 Shares of Common Stock		1,700,841
Lululemon Athletica Inc	8,270 Shares of Common Stock		4,228,368
Maisons Du Monde	26,226 Shares of Common Stock		164,263
Mapletree Ind Tst	668,679 Shares of Common Stock		1,272,371
Mapletree Logistic	582,105 Shares of Common Stock		767,844
Markel Corp Holding Co	3,500 Shares of Common Stock		4,969,650
Marr Spa	32,519 Shares of Common Stock		412,386
Marriott Vacations Worldwide Corp	5,142 Shares of Common Stock		436,504
Maruwa Co Ltd	4,940 Shares of Common Stock		1,033,693
Marvell Technology Inc	92,240 Shares of Common Stock		5,562,994
Masimo Corp	31,720 Shares of Common Stock		3,717,901
Masonite Intl Corp	57,212 Shares of Common Stock		4,843,568
Mayr-Melnhof Karto	3,421 Shares of Common Stock		478,422
Medacta Group Sa	15,022 Shares of Common Stock		2,241,743
Medtronic Plc	248,108 Shares of Common Stock		20,439,137
Meitec Corporation	32,209 Shares of Common Stock		645,871
Melco Intl Dev	429,454 Shares of Common Stock		300,839
Merck & Co Inc	108,946 Shares of Common Stock		11,877,293
Mercury Systems Inc	60,746 Shares of Common Stock		2,221,481
Merit Med Sys Inc	53,578 Shares of Common Stock		4,069,785
Merlin Properties	105,256 Shares of Common Stock		1,169,687
Microchip Technology Inc	49,700 Shares of Common Stock		4,481,946
Microsoft Corp	34,611 Shares of Common Stock		13,015,120
Misumi Group Inc	16,041 Shares of Common Stock		271,882
Mitie Group Ord	585,843 Shares of Common Stock		741,605
Mitsui Fudosan Co Ltd	90,453 Shares of Common Stock		2,218,658
Miura Co Ltd	25,273 Shares of Common Stock		503,381
Mks Instrs Inc	39,270 Shares of Common Stock		4,039,705
Mmc Norilsk Nickel Adr	132,890 Shares of Common Stock		251,162
Moelis & Co	80,011 Shares of Common Stock		4,491,017
Money Forward Inc	11,402 Shares of Common Stock		349,549
Mongodb Inc	14,640 Shares of Common Stock		5,985,564
Monro Inc	35,975 Shares of Common Stock		1,055,507
Montrose Environmental Group Inc	75,037 Shares of Common Stock		2,410,939
Moog Inc	30,882 Shares of Common Stock		4,471,096
Morgan Stanley	28,556,594 Shares of Common Stock		2,662,902,391
Mosaic Co/The	73,800 Shares of Common Stock		2,636,874
Msci Inc	12,870 Shares of Common Stock		7,279,916
Munters Group Ab	67,364 Shares of Common Stock		1,092,893
Nagaileben Co	31,259 Shares of Common Stock		528,152
Namen-Akt Belimo Holding Ag	1,149 Shares of Common Stock		633,168
Namen-Akt Vz Holding Ag	8,681 Shares of Common Stock		1,012,861

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Natera Inc	62,127 Shares of Common Stock		3,891,635
National Bk Hldgs Corp	62,408 Shares of Common Stock		2,320,954
National Storage R Reit Stapled Unit	894,094 Shares of Common Stock		1,403,196
Natl Fuel Gas Co	52,400 Shares of Common Stock		2,628,908
Ncino Inc	54,809 Shares of Common Stock		1,843,227
Neogenomics Inc Com	146,397 Shares of Common Stock		2,368,703
Nestle Sa	57,857 Shares of Common Stock		6,703,067
Net One Systems Co	19,952 Shares of Common Stock		340,152
Nevro Corp	172,164 Shares of Common Stock		3,704,969
News Corp	1,171,064 Shares of Common Stock		28,749,621
Nexans Sa	3,801 Shares of Common Stock		332,753
Nextdc Ltd	63,121 Shares of Common Stock		591,360
Nextera Energy Inc	61,600 Shares of Common Stock		3,741,584
Nice Information S	45,604 Shares of Common Stock		335,329
Nippon Accommodati Reit	82 Shares of Common Stock		351,312
Nippon Building Fund Reit	286 Shares of Common Stock		1,239,509
Nippon Gas	42,014 Shares of Common Stock		693,627
Nippon Sanso Holdings Corp	73,906 Shares of Common Stock		1,979,494
Nisource Inc	202,800 Shares of Common Stock		5,384,340
Nitto Kohki Co Ltd	30,404 Shares of Common Stock		402,641
NKT A/S	2,648 Shares of Common Stock		181,992
NNN Reit Inc	12,425 Shares of Common Stock		535,518
Noble Corporation Plc	14,800 Shares of Common Stock		712,768
Norfolk Southn Corp	62,500 Shares of Common Stock		14,773,750
Norma Group Se	16,260 Shares of Common Stock		287,925
Northern Oil & Gas Inc	119,782 Shares of Common Stock		4,440,319
Northwestern Corp	88,598 Shares of Common Stock		4,508,752
Novanta Inc	10,561 Shares of Common Stock		1,778,578
Novo-Nordisk As	72,980 Shares of Common Stock		7,549,599
NV5 Global Inc	3,159 Shares of Common Stock		351,028
Oc Oerlikon Corp	75,468 Shares of Common Stock		340,375
Oddity Tech Ltd	11,659 Shares of Common Stock		542,493
Odfjell Drilling Limited	169,406 Shares of Common Stock		657,227
Oge Energy Corp	164,292 Shares of Common Stock		5,738,720
Okinawa Cellular	26,224 Shares of Common Stock		629,651
Old Rep Intl Corp	69,900 Shares of Common Stock		2,055,060
Olin Corp	66,300 Shares of Common Stock		3,576,885
Ollies Bargain Outlet Hldgs Inc	63,203 Shares of Common Stock		4,796,476
Organon & Co	139,900 Shares of Common Stock		2,017,358
Otsuka Holdings Co Ltd	42,400 Shares of Common Stock		1,590,677
Outokumpu OYJ	112,529 Shares of Common Stock		557,384
Pacific Basin Shipping	1,459,618 Shares of Common Stock		480,399
Palo Alto Networks Inc	22,640 Shares of Common Stock		6,676,083
Paltac Corporation	20,237 Shares of Common Stock		640,786
Papa Johns Intl Inc	61,636 Shares of Common Stock		4,698,512

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Park 24 Co Ltd	36,813 Shares of Common Stock		471,717
Patrizia Se	53,491 Shares of Common Stock		484,528
Patterson Cos Inc	162,337 Shares of Common Stock		4,618,488
Penta Ocean Const	97,578 Shares of Common Stock		548,106
Pernod Ricard	2,608 Shares of Common Stock		460,228
Perrigo Company Limited	86,100 Shares of Common Stock		2,770,698
Pets At Home Group Ord	136,436 Shares of Common Stock		553,441
Pfizer Inc	481,589 Shares of Common Stock		13,864,947
Philip Morris Intl	218,534 Shares of Common Stock		20,559,679
Piper Sandler Companies	27,168 Shares of Common Stock		4,750,868
Planet Fitness Inc	30,049 Shares of Common Stock		2,193,577
Plymouth Indl Reit Inc	192,347 Shares of Common Stock		4,629,792
Post Hldgs Inc	48,775 Shares of Common Stock		4,295,127
Potlatchdeltic Corporation	91,017 Shares of Common Stock		4,468,935
Prestige Consumer Healthcare Inc	76,610 Shares of Common Stock		4,690,064
Prima Meat Packers	27,079 Shares of Common Stock		450,997
Procore Technologies Inc	86,820 Shares of Common Stock		6,009,680
Progyny Inc Com	235,889 Shares of Common Stock		8,770,353
Prologis Inc	44,061 Shares of Common Stock		5,873,331
Prosegur Seguridad	112,406 Shares of Common Stock		218,538
Provident Finl Svcs Inc	136,689 Shares of Common Stock		2,464,503
Psp Swiss Property	6,669 Shares of Common Stock		931,830
Pva Tepla Ag Ord	18,796 Shares of Common Stock		423,565
Qualcomm Inc	284,532 Shares of Common Stock		41,151,863
Raffles Medical	538,585 Shares of Common Stock		440,961
Rapid7 Inc	8,886 Shares of Common Stock		507,391
Rathbones Group	22,423 Shares of Common Stock		497,948
Realty Income Corp	12,777 Shares of Common Stock		733,655
Reckitt Benck Grp	41,013 Shares of Common Stock		2,833,759
Recordati	16,750 Shares of Common Stock		903,496
Regency Ctrs Corp	26,748 Shares of Common Stock		1,792,116
Relo Group Inc	40,533 Shares of Common Stock		488,621
Relx Plc	108,518 Shares of Common Stock		4,302,335
Renasant Corp	146,965 Shares of Common Stock		4,949,781
Renewi Plc Ord	58,107 Shares of Common Stock		473,338
Resonac Holdings Corp	30,024 Shares of Common Stock		598,436
Retail Opportunity Investments Corp	15,669 Shares of Common Stock		219,836
Rexel	37,419 Shares of Common Stock		1,023,865
Rexford Indl Rlty Inc	55,997 Shares of Common Stock		3,141,432
Rhi Magnesita N.V.	10,642 Shares of Common Stock		469,398
Rinnai Corp	19,766 Shares of Common Stock		458,188
Rockwell Automation	30,850 Shares of Common Stock		9,578,308
Roland Corporation	17,388 Shares of Common Stock		543,298
Ross Stores Inc	85,200 Shares of Common Stock		11,790,828
Rpm Intl Inc	82,069 Shares of Common Stock		9,161,362

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
RXO Llc	110,552 Shares of Common Stock		2,571,440
Ryman Hospitality Pptys Inc	9,874 Shares of Common Stock		1,086,732
S.W. Airl Co	287,693 Shares of Common Stock		8,308,574
S-1 Corporation	10,355 Shares of Common Stock		482,413
Sabra Health Care Reit Inc	86,699 Shares of Common Stock		1,237,195
Safestore Hldgs Ord	88,180 Shares of Common Stock		993,721
Safran Sa	22,365 Shares of Common Stock		3,939,539
Sam Yung Trading	42,196 Shares of Common Stock		405,939
Samsung Electronic	11,238 Shares of Common Stock		16,834,524
San-Ai Oil Co	66,793 Shares of Common Stock		760,885
Santen Pharm Co	57,483 Shares of Common Stock		572,873
Sanwa Holdings	49,406 Shares of Common Stock		749,431
Saul Ctrs Inc	7,787 Shares of Common Stock		305,795
Savers Value Village Inc	37,281 Shares of Common Stock		647,944
Savills Ord	56,817 Shares of Common Stock		701,850
Sba Communications Corp	21,160 Shares of Common Stock		5,368,080
Sberbank Of Russia Spon Adr	260,208 Shares of Common Stock		11,787
Scentre Group	232,263 Shares of Common Stock		473,869
Schibsted ASA	27,173 Shares of Common Stock		782,892
Schlumberger Ltd	61,916 Shares of Common Stock		3,222,109
Schneider Electric	6,825 Shares of Common Stock		1,370,482
Schwab Charles Corp	129,600 Shares of Common Stock		8,916,480
Scout24 Se	8,552 Shares of Common Stock		606,117
Seacoast Bkg Corp	164,241 Shares of Common Stock		4,674,299
Seb Sa	5,986 Shares of Common Stock		747,205
Segro Plc Ord	221,828 Shares of Common Stock		2,506,618
Sekisui House Reit	1,446 Shares of Common Stock		790,797
Sekisui Jushi Corp	37,909 Shares of Common Stock		668,476
Sempra	130,694 Shares of Common Stock		9,766,763
Senior	466,033 Shares of Common Stock		1,055,120
Sensirion Holding	4,475 Shares of Common Stock		443,433
Shangri-La Asia	655,583 Shares of Common Stock		450,010
Ship Healthcare Holdings Inc	32,019 Shares of Common Stock		546,785
Siemens	139,833 Shares of Common Stock		26,246,952
Siltronic	5,727 Shares of Common Stock		559,564
Siteone Landscape Supply Inc	42,303 Shares of Common Stock		6,874,238
Sitime Corp	12,804 Shares of Common Stock		1,563,112
Sitio Royalties Corp	206,714 Shares of Common Stock		4,859,846
SM Energy Co	98,498 Shares of Common Stock		3,813,843
Sonic Automotive Inc	38,724 Shares of Common Stock		2,176,676
Sopra Steria Group	1,880 Shares of Common Stock		410,780
Soulbrain Co Ltd	4,179 Shares of Common Stock		986,424
Southern Co	488,482 Shares of Common Stock		34,252,358
Spar Nord Bank As	42,659 Shares of Common Stock		673,861
Sparebank 1 Smn	52,922 Shares of Common Stock		738,929

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Spectris Ord	15,582 Shares of Common Stock		750,658
Sprout Social Inc	45,189 Shares of Common Stock		2,776,412
SPS Comm Inc	43,821 Shares of Common Stock		8,494,263
Stabilus Se	11,307 Shares of Common Stock		770,650
Stanley Black & Decker Inc	207,476 Shares of Common Stock		20,353,396
Stanley Electric	28,504 Shares of Common Stock		536,396
Steadfast Group	295,032 Shares of Common Stock		1,171,654
Stepan Co	49,991 Shares of Common Stock		4,726,649
Stepstone Group Inc	186,591 Shares of Common Stock		5,939,192
Sthree Plc Ord	88,170 Shares of Common Stock		469,828
Stockland	638,941 Shares of Stapled Securities		1,940,117
Sumco Corporation	53,966 Shares of Common Stock		809,413
Sumitomo Realty & Development	76,000 Shares of Common Stock		2,260,916
Summit Matls Inc	64,229 Shares of Common Stock		2,470,247
Sun Communities Inc	19,539 Shares of Common Stock		2,611,387
Sun Hung Kai Prop	148,591 Shares of Common Stock		1,607,022
Sunmunities Inc	360,920 Shares of Common Stock		11,563,877
Sunstone Hotel Invs Inc	211,737 Shares of Common Stock		2,271,938
Suruga Bank	182,992 Shares of Common Stock		1,011,142
Tandem Diabetes Care Inc	16,459 Shares of Common Stock		486,857
Tapestry Inc	98,210 Shares of Common Stock		3,615,110
Tate & Lyle Ord	56,674 Shares of Common Stock		476,114
Tecan Group Ag	1,786 Shares of Common Stock		728,702
Terreno Rlty Corp	10,118 Shares of Common Stock		634,095
Texas Instruments Inc	47,192 Shares of Common Stock		8,044,348
Tgs Asa	27,933 Shares of Common Stock		363,613
The Cigna Group	42,881 Shares of Common Stock		12,840,715
Tkh Group Nv Cva Eur0.25	11,402 Shares of Common Stock		497,511
Tokyo Tatemono Co	43,990 Shares of Common Stock		659,008
Toyo Suisan Kaisha	14,727 Shares of Common Stock		760,481
Transcat Inc	57,592 Shares of Common Stock		6,296,533
Transdigm Group Inc	12,844 Shares of Common Stock		12,992,990
Treasury Wine Esta	41,499 Shares of Common Stock		305,256
Triumph Financial Inc	61,002 Shares of Common Stock		4,891,140
Tsuruha Holdings	7,126 Shares of Common Stock		653,309
Tyson Foods Inc	235,212 Shares of Common Stock		12,642,645
U S Physical Therapy	17,290 Shares of Common Stock		1,610,391
Ubisoft Entertain	19,998 Shares of Common Stock		510,518
Ubs Group Ag	439,277 Shares of Common Stock		13,622,206
Ucb	41,497 Shares of Common Stock		3,616,749
Ultragenyx Pharmaceutical Inc	51,493 Shares of Common Stock		2,462,395
Union Pac Corp	54,001 Shares of Common Stock		13,263,726
Unite Group Ord	128,732 Shares of Common Stock		1,713,283
United Parcel Svc Inc	51,793 Shares of Common Stock		8,143,413
Upstart Hldgs Inc	21,703 Shares of Common Stock		886,785

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Urban Edge Pptys	242,204 Shares of Common Stock		4,432,333
Us Bancorp	438,473 Shares of Common Stock		18,977,111
US Foods Hldg Corp	49,500 Shares of Common Stock		2,247,795
Utd O/S Bank	43,428 Shares of Common Stock		936,644
Vallourec Sa	61,472 Shares of Common Stock		952,368
Valqua Ltd	26,140 Shares of Common Stock		768,551
Value Added Techno	22,138 Shares of Common Stock		571,542
Ventas Inc	84,735 Shares of Common Stock		4,223,192
Veritex Hldgs Inc	107,084 Shares of Common Stock		2,491,845
Verizon Communications	345,540 Shares of Common Stock		13,026,858
Vertex Inc	284,701 Shares of Common Stock		7,669,845
Viavi Solutions Inc	450,573 Shares of Common Stock		4,537,270
Vicat Sa	17,958 Shares of Common Stock		651,655
Vici Pptys Inc	110,526 Shares of Common Stock		3,523,569
Vinci	2,646 Shares of Common Stock		332,334
Virbac Sa	2,328 Shares of Common Stock		924,499
Vistra Corp	84,800 Shares of Common Stock		3,266,496
Vistry Group Plc	85,001 Shares of Common Stock		994,196
Vonovia Se	85,718 Shares of Common Stock		2,702,407
Vontier Corp	98,611 Shares of Common Stock		3,407,010
Vulcan Materials Co	31,690 Shares of Common Stock		7,193,947
Walmart Inc	489,000 Shares of Common Stock		36,847,809
Walt Disney Co	44,276 Shares of Common Stock		3,997,680
Warehouses De Pauw	13,260 Shares of Common Stock		417,458
Warner Bros Discovery Inc	236,700 Shares of Common Stock		2,693,646
Waste Connections Inc	37,780 Shares of Common Stock		5,639,421
Watsco Inc	16,100 Shares of Common Stock		6,898,367
Weatherford Intl Ltd	21,712 Shares of Common Stock		2,124,085
Wells Fargo & Co	721,817 Shares of Common Stock		35,527,833
Welltower Inc	55,257 Shares of Common Stock		4,982,524
Westn Digital Corp	588,932 Shares of Common Stock		30,842,369
Wetherspoon (J.D) Ord	77,361 Shares of Common Stock		799,314
Wh Smith Plc Ord	41,900 Shares of Common Stock		712,544
Wharf Real Estate	59,000 Shares of Common Stock		199,474
Wienerberger Ag	23,747 Shares of Common Stock		792,735
Wihlborgs Fast. Ab	114,286 Shares of Common Stock		1,068,825
Williams Co Inc	327,421 Shares of Common Stock		11,404,073
Willis Towers Watson Plc	10,100 Shares of Common Stock		2,436,120
Wing Tai Holdings	456,356 Shares of Common Stock		446,289
Wingstop Inc	8,271 Shares of Common Stock		2,122,173
Wizz Air Hldgs Plc	35,657 Shares of Common Stock		1,005,022
Wolters Kluwer	7,058 Shares of Common Stock		1,003,425
Workman Co Ltd	13,017 Shares of Common Stock		384,102
Xometry Inc	36,430 Shares of Common Stock		1,308,201
Xponential Fitness Inc Com	3,758 Shares of Common Stock		48,441

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Equities (continued)
Yamazen Corp	52,827 Shares of Common Stock		447,032
Yokogawa Electric	25,939 Shares of Common Stock		494,751
Zebra Technologies Corp	14,230 Shares of Common Stock		3,889,486
Zimmer Biomet Hldgs Inc	129,907 Shares of Common Stock		15,809,682
Zscaler Inc	35,320 Shares of Common Stock		7,825,499
Zuken Inc	30,024 Shares of Common Stock		860,384
Zumtobel Group Ag	49,596 Shares of Common Stock		344,057
	Corporate Equities Total		5,282,135,955
Cash and Cash Equivalents
Cash and cash equivalents	Foreign currency		7,008,367
Cash and cash equivalents	Non-interest bearing deposit		390,160
	Cash and Cash Equivalents Total		7,398,527
Government Securities
Federal Home Loan Banks	Federal Home Ln Bks Fltg Rt 02-20-2024		40,646,093
Federal Home Loan Banks	Federal Home Ln Bk Cons Disc Nts 06-10-2024		28,340,580
Federal Home Loan Banks	Federal Home Ln Bks Fltg Rt 01-19-2024		23,875,313
Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 02-09-2024		22,822,414
Federal Home Loan Banks	Federal Home Ln Bks Fltg 01-26-2024		22,520,099
Federal Home Loan Banks	Federal Home Loan Banks Fltg Rt 01-03-2024		17,400,015
Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 11-01-2024		14,100,234
Federal Home Loan Banks	Federal Home Loan Bank Fltg Rt 07-21-2025		13,191,246
Federal Home Loan Banks	Fhlb 25/03/2024 5.36 03-25-2024		12,336,071
Federal Home Loan Banks	Fhlb Fhlb Float 01/24/24 01-24-2024		11,964,848
Federal Home Loan Banks	Fhlb 23/01/2024 5.35 01-23-2024		9,250,195
Federal Home Loan Banks	Federal Home Ln Bks Fltg Rt 01-04-2024		8,199,994
Federal Home Loan Banks	Federal Home Ln Bks Cons Bd Dtd 09/19/2023 Fltg 5.35% 01-29-2024		7,100,061
Federal Home Loan Banks	Federal Home Loan Banks Fltg Rt Due 10-28-2024		6,803,337
Federal Home Loan Banks	Federal Home Ln Bks 5.53% 01-08-2025		6,130,655
Federal Home Loan Banks	Federal Home Ln Bks Cons Bd Dtd 10/02/2023 Fltg 5.345% 02-05-2024		5,900,049
Federal Home Loan Banks	Federal Home Ln Bks 5.45% 03-08-2024		5,375,429
Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 02-02-2024		5,345,768
Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 04-15-2024		5,343,663
Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 02-15-2024		4,900,219
Federal Home Loan Banks	Federal Home Loan Mortgage Corp 3.5% 07-01-2052		4,341,622
Federal Home Loan Banks	Federal Home Ln Bk Cons Disc Nts 08-02-2024		3,941,015
Federal Home Loan Banks	Federal Home Ln Bk Cons Disc Nts 03-01-2024		2,932,629
Federal Home Loan Banks	Federal Home Ln Mtg Corp .68% Due 08-06-2025/08-06-2021 Reg		2,639,923
Federal Home Loan Banks	Federal Home Ln Bks Fltg Rt 07-12-2024		2,260,438
Federal Home Loan Banks	Federal Home Ln Mtg Corp Dtd 10/23/2020 .65% 10-22-2025		2,053,322
Federal Home Loan Banks	Federal Home Ln Bks 1.05% 08-13-2026		2,023,056
Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 11-04-2024		1,636,509
Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 09-03-2024		1,626,386
Federal Home Loan Banks	Federal Home Ln Bk Cons Disc Nts 06-17-2024		1,462,629
Federal Home Loan Banks	Federal Home Ln Bk Disc Nt 02-05-2024		827,394
FFCB	Federal Farm Credit Bank Fltg Rt Due 08-26-2024 Reg		12,442,746

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government Securities (continued)
FFCB	Federal Farm Cr Bks Cons Systemwide Bds Fltg Rt 02-20-2024		10,880,362
FFCB	Federal Farm Credit Bank Fltg Rt Due 05-27-2025		9,507,252
FFCB	Fed Farm Cr Bks Cons Systemwide Bds Dtd 5.45% 11-07-2024		8,371,645
FFCB	Fed Farm Cr Bks Cons Systemwide Bds Dtd 5.48% 01-23-2025		7,627,645
FFCB	Federal Farm Cr Bks Cons Systemwide Bds Fltg Rt 05-09-2024		6,570,701
FFCB	Federal Farm Cr Bks Fltg Rt 09-23-2024		5,161,892
FFCB	Federal Farm Credit Disc Nt 09-19-2024		3,585,104
FFCB	Federal Farm Cr Bks Cons Systemwide Bds Fltg Rtdue 08-01-2024		2,941,250
FFCB	Fed Farm Cr Bks Cons Systemwide Bds Dtd 5.125% 12-04-2024		2,249,109
FFCB	Federal Farm Cr Bks Cons Systemwide Bds Fltg Rt 01-10-2024		1,280,006
FHLMC	Federal Home Ln Mtg Corp Dtd 10/27/2020 .65% 10-27-2025		1,305,966
FHLMC	Federal Home Ln Mtg Corp Pool #Sd3953 3%02-01-2052 Beo		1,300,254
FHLMC	Federal Home Ln Mtg Corp Dtd 10/28/2020 .8% 10-28-2026		1,269,738
FHLMC	Fed Home Ln Mtg 2.5% Due 04-01-2052		966,363
FHLMC	Fhlm Multi Family Structured Pass Thro Ser Kbx1 Cl A2 2.92% 01-25-2026		875,738
FHLMC	Federal Home Loan Mortgage Corp 5% 01-01-2054		531,028
FHLMC	Federal Home Ln Mtg Corp Ser 005115 Cl Cd 1% 08-15-2044		513,764
FHLMC	Fhlmc Multiclass Ser K730 Cl A2 3.59% 01-25-2025 Reg		467,919
FHLMC	Federal Home Loan Mortgage Corp 5% 06-01-2053		360,262
FHLMC	Federal Home Ln Mtg Corp 1% 01-15-2041		295,864
FHLMC	Fhlm Multi Family Structured Pass Thro Ser Kbx1 Cl A2 2.92% 01-25-2026		243,261
FHLMC	Federal Home Ln Mtg Corp Pool #Zm2479 4%01-01-2047 Beo		212,668
FHLMC	Federal Home Ln Mtg Corp 2% 04-01-2037		145,951
FHLMC	Fhlmc Multiclass Sr 4153 Cl Dc 1.75% 05-15-2041		113,924
FHLMC	Federal Home Ln Mtg Corp Ser 4678 Cl Af Fltg Rt 12-15-2042		52,483
FHLMC	Fhlmc Umbs 15Y Fixed 2% 05-01-2037		42,336
FHLMC	Federal Home Loan Mortgage Corp Pool #Sb8153 2.0% Due 05-01-2037 Reg		37,240
FHLMC	Fhlmc Multiclass Ser 4620 Cl Af 11-15-2042		34,343
FHLMC	Fhlmc Multiclass Ser 3951 Cl Us Fltg 02-15-2040		31,451
FHLMC	I/O Fhlmc Multiclass Ser 3147 Cl Ls 04-15-2036		23,671
FHLMC	I/O Fhlmc Multiclass Ser 3218 Cl As 09-15-2036		23,333
FHLMC	Federal Home Ln Mtg Corp Pool #J17884 3%01-01-2027 Beo		7,755
FHLMC	Fhlmc Multiclass Ser 3828 Cl Sy 02-15-2041 Fltg		1,927
FHLMC	I/O Fhlmc Multiclass Ser 3218 Cl Sa Flg Rt Due 09-15-2036		1,787
FNMA	Fnma Single Family Mortgage 2.0% 30 Years Settles January		15,042,000
FNMA	Fnma Pool #Fs5749 6.5% 09-01-2053 Beo		12,604,995
FNMA	Fnma 2.625% 09-06-2024		12,080,817
FNMA	Fnma Pool #Ma5191 6% 11-01-2053 Beo		11,033,446
FNMA	Fnma Single Family Mortgage 0% 30 Years Settles January		10,002,945
FNMA	Fnma 3% 05-01-2051		9,277,904
FNMA	Fnma Single Family Mortgage 2.5% 30 Years Settles February		4,739,900
FNMA	Fnma Single Family Mortgage 4.0% Mat 30 Years Settles February		4,170,547
FNMA	Fnma 30 Year Pass-Throughs 6% 30 Years Settles February		3,861,305
FNMA	Fnma Single Family Mortgage 4.5% Mat 30 Years Settles February		3,787,266
FNMA	Fnma Single Family Mortgage 4.0% Mat 30 Years Settles February		3,683,351

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government Securities (continued)
FNMA	Fnma Single Family Mortgage 4.5% Mat 30 Years Settles February		3,107,500
FNMA	Fnma Pool #Ma4627 2% 06-01-2037 Beo		2,295,469
FNMA	Fnma Pool #Ma4563 2.5% 03-01-2052 Beo		2,045,872
FNMA	Fnma Single Family Mortgage 4.0% Mat 30 Years Settles February		1,990,488
FNMA	Fnma Single Family Mortgage 4.5% Mat 30 Years Settles February		1,845,078
FNMA	Fnma Pool #Ma4578 2.5% Due 04-01-2052 Beo		1,814,143
FNMA	Fnma Pool #Ma4700 4% 08-01-2052 Beo		1,581,335
FNMA	Fnma 30 Year Pass-Throughs 5.5% 30 Years Settles February		1,407,438
FNMA	Fnma Tranche 852 .7% Due 07-30-2025		1,321,613
FNMA	Fnma 30 Year Pass-Throughs 6.5% 30 Years Settles February		1,024,727
FNMA	Fnma Pool #Ma4700 4% 08-01-2052 Beo		934,877
FNMA	Fnma Pool #Fm7857 2% 07-01-2036 Beo		810,451
FNMA	Fnma Pool #Ma4751 2% 08-01-2037 Beo		793,500
FNMA	Fnma Pool #Fs5611 4% 07-01-2053 Beo		748,801
FNMA	Fnma 2% 05-01-2037		737,527
FNMA	Fnma Sr 06-114 Cl Af Fltg 12-25-2036		364,265
FNMA	Fnma Ser 19-28 Cl Fj Fltg Due 06-25-2059 Reg		361,877
FNMA	Fnma Pool #Ma3029 3% Due 06-01-2032 Reg		291,699
FNMA	Fnma 3% Due 12-01-2051		278,698
FNMA	Fnma Pool #An6870 5.879% 10-01-2027 Beo		243,320
FNMA	Fnma Pool #Ap1215 3.5% 06-01-2043 Beo		235,243
FNMA	Fnma Pool #Ma2871 3% 01-01-2032 Beo		202,489
FNMA	Federal Natl Mtg Assn Gtd Mtg Pool #Aj1509 4% 09-01-2041 Beo		186,695
FNMA	Fnma Pool #Ab3968 3% 12-01-2026 Beo		143,507
FNMA	Fnma Pool #Fm1549 4% 09-01-2048 Beo		127,933
FNMA	Federal Natl Mtg Assn Gtd Mtg Pool #Ak2411 4% Due 02-01-2042 Beo		93,092
FNMA	Fnma Pool #Ao1771 4% 05-01-2042 Beo		66,141
FNMA	Fnma Pool #Ab9280 4% 05-01-2043 Beo		59,904
FNMA	Fnma Pool #Bn0874 4% Due 11-01-2048 Reg		53,492
FNMA	Federal Natl Mtg Assn Gtd Mtg Pool #Ai2095 4% 05-01-2026 Beo		42,460
FNMA	Fnma Pool #Ab1609 4% 10-01-2025 Beo		32,367
FNMA	Federal Natl Mtg Assn Gtd Mtg Pool #Aj8540 3% 01-01-2027 Beo		25,618
FNMA	I/O Fnma Fnr 2007-56 Gs Flt Rt 06-25-2037		23,166
FNMA	Federal National Mortgage Assoc 2% 09-01-2037		22,040
FNMA	Federal Natl Mtg Assn Gtd Mtg Pool #Al5548 5.664% Due 05-01-2038 Beo		19,654
FNMA	P/O Fnma Remic Tr 2011-60 Cl-Oa Prin Only 08-25-2039 Reg		16,840
FNMA	I/O Fnma Ser 2007-89 Cl Sd Fltg Rt 09-25-2037		12,190
FNMA	Federal Natl Mtg Assn Gtd Mtg Ah6737 4 2-1-2026		9,724
FNMA	Fnma 00.000Fnra361225Be#Mbs Remic Adjustable 12-25-2036		8,901
FNMA	I/O Fnma Ser 2007-32 Cl Sa Fltg Rt 04-25-2037		6,287
FNMA	Fnma Pool #Ab0183 5% 02-01-2025 Beo		5,502
FNMA	Federal Natl Mtg Assn Gtd Mtg Pool #Ah9391 4% 03-01-2026 Beo		3,772
FNMA	I/O Fnma 2007-15 Cl Ai Var 03-25-2037		3,138
FNMA	I/O Fnma Fr Cmo 25/03/37 Usd 03-25-2037		1,309
FNMA	I/O Fnma Remic Tr 2009-87 Cl-Hs Var Rate 11-25-2039		1,309

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government Securities (continued)
FNMA	I/O Fnma Ser 2007-4 Cl Sl Fltg Rt 02-25-2037		1,104
FNMA	Fnma Ser 2011-40 Cl Sx Var Rt Due 11-25-2040 Beo		678
FNMA	Fed Natl Mtg Assn Gtd Mtg Pool #Al1378 6Due 02-01-2027 Beo		-
FNMA	Fnma 30 Year Pass-Throughs 6.5% 30 Years Settles January		-
FNMA	Fnma 30 Yr Pass-Throughs 5.5% 30 Years Settles Jan		-
FNMA	Fnma Single Family Mortgage 3% 30 Years Settles March		-
FNMA	Fnma Single Family Mortgage 3.0% 30 Years Settles January		-
Fannie Mae	Fannie Mae Pool Fn Cb2666 3.00% 3% 01-01-2052		9,159,424
Fannie Mae	Fannie Mae Fn Cb5774 5.5% 02-01-2053		2,003,312
Fannie Mae	Fannie Mae Bx9727 5% 04-01-2053		691,618
Fannie Mae	Fannie Mae Fn Da3338 6.5% 10-01-2053		204,827
Fannie Mae	I/O Fannie Mae Fltg Ser 2007-34 Cl S 04-25-2037 Beo		8,249
Freddie Mac	Freddie Mac Pool Fr Qh0233 5.00% 5% 09-01-2053		11,883,859
Freddie Mac	Freddie Mac Fr Sd2864 3% 03-01-2052		1,499,039
Freddie Mac	Freddie Mac Ra7026 3% 03-01-2052		1,466,229
Freddie Mac	Freddie Mac Ra9046 4.5% 08-01-2053		997,001
Freddie Mac	Freddie Mac Fr Ra7346 3% 06-01-2052		813,692
Freddie Mac	Freddie Mac Fr Sd8371 5% 10-01-2053		295,011
Freddie Mac	Freddie Mac Sr 5345 Cl A 5.5% 01-25-2047		196,379
Freddie Mac	Freddie Mac 01/10/2035 2% 10-01-2035		26,309
GNMA	Gnmaii Pool #Ma7987 2.5% Due 04-20-2052 Reg		4,109,099
GNMA	Gnma Sr 23-66 Cl Fg Fltg 05-20-2053		3,792,895
GNMA	Gnma Ii Jumbos 3% 30 Years Settles January		3,353,237
GNMA	Gnma Ii Jumbos 3.5% 30 Years Settles Jan		1,770,711
GNMA	Gnma 2022-H24 Remic Passthru Ctf 6.51526% 11-20-2072		1,488,933
GNMA	Gnma 6.50526% 11-20-2072		1,209,105
GNMA	Gnmaii Pool #Ma6599 3% Due 04-20-2050 Reg		859,662
GNMA	Gnma Sr 23-H21 Cl Fa Fltg Rt 09-20-2073		756,870
GNMA	Gnma Sr 23-H19 Cl Fa Fltg Rt 08-20-2073		705,484
GNMA	Government National Mortgage Assn Sr 23-H23 Cl Jf Fltg 09-20-2073		598,731
GNMA	Gnma Sr 23-H12 Cl Fa Fltg Rt 05-20-2073		505,387
GNMA	Government National Mortgage Assoc 6.84526% 08-20-2071		503,986
GNMA	Government National Mortgage Assoc 6.14526% 04-20-2072		490,419
GNMA	Gnma Remic Passthru Ctf Sr 20-H14 Cl Fh 0.0% 08-20-2070		406,417
GNMA	Gnma Ii Jumbos 4% 30 Years Settles January		382,125
GNMA	Gnma Pool #Ma5764 4.5% 02-20-2049 Beo		339,044
GNMA	Gnma 2017-H14 Remic Passthru Ctf Cl Fg 06-20-2067		295,750
GNMA	Gnma 2017-H05 Remic Passthru Ctf Cl Fc Fltg 02-20-2067		295,693
GNMA	Gnma 2016-H17 Mtg Pass Thru Ctf Cl Mx Fc08-20-2066		228,637
GNMA	Gnma Ser 15-H08 Cls Fb Fltg Due 03-20-2065		217,814
GNMA	Gnma Sr 23-H19 Cl Fa Fltg Rt 08-20-2073		201,567
GNMA	Gnma Pool #Ma5265 4.5% 06-20-2048 Beo		164,724
GNMA	Gnma Pool #Ak8998 3% 07-15-2045 Beo		141,214
GNMA	Gnma Ser 2015-H20 Cl Fb Flt Rt 08-20-2065		109,760
GNMA	Gnma Fltg Rt Ser 18-H15 Cl Fg 08-20-2068 Reg		88,906

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government Securities (continued)
GNMA	Gnma Ser 19-H05 Cl Ft Frn Due 04-20-2069 Reg		73,312
GNMA	Gnma Pool #Ab9437 3.5 Due 11-15-2042 Reg		73,184
GNMA	Government National Mortgage Assoc Gnma # Ma7650 3% 10-20-2051		71,796
GNMA	Gnma Pool #Am4137 3.5% 04-15-2045 Beo		48,579
GNMA	Gnma Pool #Al5414 3.5% 02-15-2045 Beo		47,354
GNMA	Gnma Pool #Al1871 3% 01-15-2045 Beo		45,399
GNMA	Gnma Remic Sr 16-H09 Cl Fb Fltg Rt 04-20-2066		45,196
GNMA	Gnma Remic 2015-H30 Cl Fd Flt Rt 10-20-2065		37,713
GNMA	Gnma 2016-H20 Remic Passthru Ctf Cl Fg 08-20-2066		19,172
GNMA	Gnma Remic Ser 2013-H16 Cl Fa Fltg 07-20-2063		17,620
GNMA	Gnma 2016-H13 Remic Pass Thru Secs Cl Ft05-20-2066		14,177
Brazil	0% Gtd 01/07/24 Brl1000'Ltn		1,136,368
Brazil	0% T-Bill 01/01/24 Brl1000		288,208
California	5.125% 03-01-2038		404,229
Canada	4.25% Idx/Lkd 01/12/26 Cad		297,097
Chile	Tbond 3.5% 01-31-2034		267,236
France	Idx/Lkd Snr 01/03/2026 Eur1		1,550,287
France	Idx/Lkd Snr 25/07/2024 Eur1		828,650
France	Idx/Lkd Bds 25/07/2038 Eur1		724,327
France	Idx/Lkd Snr 25/07/2031 Eur1		515,853
France	Idx/Lkd Snr 25/07/2027 Eur1		154,720
Illinois	6.63% Due 02-01-2035 Beo Taxable		686,437
Italy	Idx/Lkd Snr 26/05/2025 Eur		5,105,666
Italy	Idx/Lkd Snr 15/05/2030 Eur		495,663
Japan	0% T-Bill 11/03/2024 Jpy		3,689,722
Kuwait	3.5% Snr Mtn 20/03/2027 Usd		586,859
New York	3.709 02-15-2048 Beotaxable		683,079
New York	5.289% 03-15-2033 Beo Taxable		510,237
Nova Chemicals Corp	8.5% 11-15-2028		136,326
Port Auth N Y & N J	3.287% Due 08-01-2069 Reg Taxable		209,767
Riverside County California Pension	3.818% 02-15-2038 Beo Taxable		455,740
Small Business Admin	Small Business Admin Gtd Dev Partn Ctf 5.12 Due 11-01-2027 Reg		48,033
Texas Transn Commn St Hwy Fd	5.028% 04-01-2026 Beo Taxable		385,761
Tobacco Settlement Fin Auth West Va	Asset Backed 2.02 06-01-2027 Beo Taxable		270,394
United States	United States Of Amer Treas Bills 0% Tbill01-18-2024		69,736,923
United States	United States Of Amer Treas Notes 3.0% 06-30-2024		52,346,203
United States	United States Of Amer Treas Bills 0% T-Bill 05-23-2024		41,008,145
United States	United States Of Amer Treas Notes Fltg Rt Due 10-31-2024 Reg		40,027,489
United States	United States Of Amer Treas Bills 0% 03-19-2024		36,801,106
United States	United States Of Amer Treas Notes Fltg Rt07-31-2025		32,690,744
United States	United Sts Treas Bills Dtd 11/09/2023 0%05-09-2024		28,276,797
United States	United States Of Amer Treas Bills 0% T-Bill 05-16-2024		26,497,021
United States	United States Of Amer Treas Bills 0% T-Bill02-13-2024		22,992,529
United States	United States Of Amer Treas Bills 0% T-Bill 06-20-2024		22,420,776
United States	United Sts Treas Bills Dtd 10/03/2023 0%01-30-2024		22,063,793

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government Securities (continued)
United States	United States Of Amer Treas Notes 3.625%05-15-2026		19,082,121
United States	United States Of Amer Treas Bills 0% T-Bill 04-04-2024		16,820,962
United States	United States Treas Nts Fltg Rt 04-30-2024		16,245,755
United States	United States Of Amer Treas Bills 0% 01-11-2024		15,674,491
United States	United Sts Treas Nts 0.125% 07-15-2031		12,839,170
United States	Us Treasury Infl Indx 0.125% 01-15-2030		11,194,996
United States	United States Of Amer Treas Bills T-Bill Due 01-04-2024		11,141,761
United States	United Sts Treas Nts .25% Due 05-15-2024Reg		10,455,687
United States	United States Of Amer Treas Notes Fltg Rt 01-31-2025		9,999,944
United States	United States Of Amer Treas Bills 0% T-Bill 03-12-2024		9,965,251
United States	United States Of Amer Treas Notes Fltg Rt 10-31-2025		9,715,681
United States	United Sts Treas Bills 0% Tbill 06-13-2024		9,337,451
United States	United States Of Amer Treas Bills 0% T-Bill 02-06-2024		9,222,418
United States	Tsy Infl Ix N/B 15/10/2026 10-15-2026		8,900,170
United States	United States Treas Infl Index Nts 0.5% 01-15-2028		7,772,661
United States	Tsy Infl Ix N/B Tii 0 1/8 01/15/32 01-15-2032		7,526,118
United States	United States Treas Infl Idx 0.25% 07-15-2029		7,372,742
United States	Tsy Infl Ix N/B Us Gvt National 0.375%01-15-2027		7,339,333
United States	United States Of Amer Treas Bonds 3.5% 02-15-2053		7,330,336
United States	Tsy Infl Ix N/B 0.375% 07-15-2027		6,961,147
United States	United States Treas Nts .625% Due 07-15-2032 Reg		6,499,932
United States	United Sts Treas Bills Dtd 08/31/2023 0%02-29-2024		6,271,752
United States	United States Of Amer Infl Indxd Treas Notes 0.25% Tb 01-15-25 Usd1000 A-2025		5,926,381
United States	United States Of Amer Treas Notes Nts 0.125% Infl Index 07-15-2026		5,505,998
United States	United Sts Treas Bills Dtd 09/07/2023 0%09-05-2024		5,330,971
United States	United States Of Amer Treas Notes 0.125% Tbill 10-15-2025		5,188,999
United States	United States Treas Nts .125% Due 04-15-2025 Reg		5,169,247
United States	United States Treas Nts Dtd 01/15/2023 3.875% 01-15-2026		4,963,086
United States	Us Treas Infl Indexed Bonds 2.375 Due 01-15-2025 Beo		4,923,364
United States	United States Of Amer Treas Notes Infl Idx T-Bond .875% 01-15-2029		4,670,746
United States	United States Treas Nts Infl Idx Dtd 0.625% 01-15-2026		4,623,850
United States	United States Treas Infl Indexed Nts 0.75% 07-15-2028		4,462,602
United States	United States Of Amer Treas Bonds 04-15-2028		4,387,688
United States	United States Treas Nts .125% Due 07-15-2030		4,345,200
United States	United States Of Amer Treas Notes 0.125% 01-15-2031		4,271,619
United States	United States Of Amer Treas Notes 1.625%10-15-2027		4,229,709
United States	United States Of Amer Treas Bills 0% T-Bill 01-02-2024		4,170,000
United States	United States Treas Bds Dtd 00271 1.125%Due 08-15-2040		4,102,250
United States	United States Of Amer Treas Bonds 0% T-Bill 04-16-2024		4,080,064
United States	Tsy Infl Ix N/B Treas Bonds 0.75% 02-15-2045		3,763,828
United States	United States Treas Bds 1.375 02-15-2044 Reg		3,252,760
United States	United States Treas Bds Tsy Infl Ix N/B 02-15-2046		3,144,074
United States	United States Of Amer Treas Notes 0.125%04-15-2026		3,127,845
United States	United States Of Amer Treas Bills Dtd 0% T-Bill 03-05-2024		3,111,441
United States	United States Treas Bds Dtd 11/15/2022 4% 11-15-2052		2,973,867

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government Securities (continued)
United States	United States Treas Bds 2.125% 02-15-2041		2,943,883
United States	United States Of Amer Treas Bills 0% T-Bill 02-22-2024		2,939,981
United States	United States Of Amer Treas Bonds 0.75% 02-15-2042		2,930,710
United States	United States Treas Bds Index Linked 1.75 Due 01-15-2028 Reg		2,911,689
United States	United States Of Amer Bds Indx Lnkd 0.875% 02-15-2047		2,910,319
United States	Us Treas Bds Index Linked 2.5 Due 01-15-2029 Reg		2,861,345
United States	United States Treas Bds 2% 11-15-2041		2,832,527
United States	United States Of Amer Treas Notes 4.125%Due 01-31-2025		2,683,336
United States	United States Treas Bds 2.875% 05-15-2049 Reg		2,634,715
United States	United States Of Amer Treas Bills 0% T-Bill 10-31-2024		2,539,396
United States	United States Of Amer Treas Bills Due 01-25-2024		2,435,767
United States	United States Treas Bds 4.5% 08-15-2043		2,253,969
United States	Tsy Infl Ix N/B 1% Tips 02-15-2048		1,858,699
United States	Us Treasury Dtd 02/15/2010 02-15-2040		1,792,272
United States	United States Of Amer Treas Bonds 0% T-Bill 02-08-2024		1,767,376
United States	United States Treas Nts 4.875% 10-31-2030		1,588,828
United States	United States Treas Bds 2.25% Due 05-15-2051 Reg		1,506,258
United States	Us Treasury N/B 2% Due 02-15-2050 Reg		1,389,035
United States	Us Treas Bds Index Linked 2.00 Due 01-15-2026 Reg		1,347,682
United States	United States Of Amer Treas Notes 1.125% 01-15-2033		1,274,090
United States	Tsy Infl Ix N/B Tii 0 1/8 04/15/27 04-15-2027		1,229,577
United States	United States Treas Bds 1.375% 11-15-2040		1,199,250
United States	Tsy Infl Ix N/B .125% Due 10-15-2024 Reg		1,172,973
United States	United States Of Amer Treas Bonds 4.0% 11-15-2042		1,170,469
United States	United States Treas Infl Nts 0.375% Dtd 07/15/2015 07-15-2025		1,089,979
United States	United States Treas Bds Tbond Fixed 3% 02-15-2049		1,062,750
United States	Wi Treasury Sec 3.875% 05-15-2043		1,052,563
United States	United States Treas Bds 15/05/2042 3.25%Due 05-15-2042 Reg		968,730
United States	United States Of Amer Treas Bonds 0.625% Tips Infl Idx 02-15-2043 Usd1000		967,708
United States	Tsy Infl Ix N/B 0.125% 02-15-2052		820,675
United States	United States Treas Bds 0.125% 02-15-2051		775,066
United States	United States Of Amer Treas Bonds 1.5% 02-15-2053		661,950
United States	United States Treas Bds 1.875% Due 02-15-2041 Reg		577,469
United States	United States Of Amer Treas Bonds 2.875% 05-15-2052		560,109
United States	United States Of Amer Treas Bonds 3.625% 05-15-2053		464,531
United States	United States Of Amer Treas Bonds 0% T-Bond 02-15-2050		464,220
United States	United States Treas Bds Inflation Index Linked 3.875% 04-15-2029		458,618
United States	United States Treas Bonds 1.0% 02-15-2049		436,295
United States	United States Of Amer Treas Bonds 2.0% 08-15-2051		393,891
United States	United States Of Amer Treas Bonds 3.375%Due 08-15-2042 Reg		358,016
United States	United States Of Amer Treas Bonds 3% Due08-15-2052		328,734
United States	United States Treas Bds 1.875% 11-15-2051		317,813
United States	United States Treas Bds 2.25% 05-15-2041 Reg		305,875
United States	United States Treas Bds Treasury Bond 2.375% Due 11-15-2049 Reg		288,438
United States	United States Treas Bds 3% Due 05-15-2047 Reg		246,105

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government Securities (continued)
United States	United States Treas Bds 2.25% 08-15-2049		210,516
United States	Us Treas Infl Indexed Bonds 3.375 Due 04-15-2032 Ar12 Due 04-15-32 Reg		209,952
United States	United States Of Amer Treas Notes 2.875%Due 05-15-2032 Reg		92,836
United States	Us Treas Bds Index Linked Notes 2.375 Due 01-15-2027 Reg		92,407
United States	United States Of Amer Treas Notes 1.875%08-31-2024		9,795
	Government Securities Total		1,350,287,114
Corporate Debt Instruments
1211 Ave Of The	Pvtpl 1211 Ave Of The Amers Tr 2015-1211 Cl A-1A2 3.9005% Due 08-10-2035 Beo		383,094
1211 Ave Of The	1211 Ave Of The 3.9005% Due 08-10-2035		191,838
2021-2 Incremental Term Loan	2021-2 Incremental Term Loan (First Lien) Due 05-04-2026 Beo		362,603
522 Fdg Clo 2018-3 A Ltd	522 Fdg Clo 2018-3 A Ltd / 522 Fdg 6.61942% 10-20-2031		599,340
888 Acquisitions Limited	888 Acquisitions Limited Trm Ln B Sr Scd Trm Ln 07-08-2028		134,483
Aadvantage Loyality Ip Ltd	Aadvantage Loyality Ip Ltd. (American Airlines, Inc.) Term Loan Due 03-10-2028		357,378
Aadvantage Loyality Ip Ltd	Pvtpl Aadvantage Loyalty Ip Ltd/Amern Airls 5.5% Due 04-20-2026 Beo		39,712
Acadia Healthcare	Acadia Healthcare 5.5% Due 07-01-2028		72,078
Acrisure Llc	Acrisure Llc Acrisure, Llc Due 02-15-2027 Beo		147,916
Acrisure Llc	Acrisure Llc / 7% Due 11-15-2025		123,692
Acrisure Llc	Acrisure Llc / 10.125% Due 08-01-2026		72,099
Adient Us Llc	Adient Us Llc Term B-1 Loan Due 04-10-2028 Beo		17,046
Advisor Group Holdings, Inc.	Advisor Group Holdings Inc Term Loan Senior Secured Term Loan 08-17-2028		244,397
Aecom	Aecom 5.125% Due 03-15-2027		67,504
Aercap Ireland	Aercap Ireland Cap / Globa 3.0% Due 10-29-2028		137,100
Alexandria Real	Alexandria Real 2.75% Due 12-15-2029		352,059
Ally Finl Inc	Ally Finl Inc 6.7% 02-14-2033		332,468
Ally Finl Inc	Ally Finl Inc 8% Due 11-01-2031		151,325
Ally Finl Inc	Ally Finl Inc Sr Nt Fixed / Fltg 6.992% 06-13-2029		104,526
Ally Finl Inc	Ally Finl Inc 5.75% Due 11-20-2025		55,845
Alteryx Inc	Pvtpl Alteryx Inc 8.75% 03-15-2028/03-06-2023		145,834
Altice France S A	Pvtpl Altice France S A Sr Secd Nt 144A 8.125% Due 02-01-2027/08-01-2023 Beo		260,853
Altice France S A	Pvtpl Altice France S A/Ts/Sfrfpsfrfp 5.5% 01-15-2028		164,716
Altice France S A	Altice France S A 5.5% Due 10-15-2029		156,742
American Express	American Express Cr Account Master Tr Ser 23-3 Cl A 5.23% 09-15-2028		2,643,044
American Honda	American Honda Fin Corp 5.0% 05-23-2025		401,074
Amerigas Partners	Amerigas Partners 5.75% Due 05-20-2027		526,725
Amerigas Partners	Amerigas Partners 5.5% Due 05-20-2025		371,687
Amerigas Partners	Pvtpl Amerigas Partners L P / Amerigas Fin Corp 9.375% 06-01-2028		175,587
Amerigas Partners	Amerigas Partners 5.875% Due 08-20-2026		48,490
Amern Axle & Mfg	Amern Axle & Mfg 5% Due 10-01-2029		231,367
Amern Axle & Mfg	Amern Axle & Mfg Fixed 6.5% 04-01-2027		160,625
Amern Honda	Amern Honda Fin Fltg Rt 5.728606% 01-10-2025		300,270
Amgen Inc	Amgen Inc 5.25% Due 03-01-2033		513,344
Amgen Inc	Amgen Inc 5.711% 03-01-2025		400,876
Amgen Inc	Amgen Inc Fixed 5.15% 03-02-2028		204,613
Antero Midstream	Pvtpl Antero Midstream Partners 7.875% 05-15-2026		192,745
Antero Midstream	Pvtpl Antero Midstream Partners Lp/Antero Mi 5.75% Due 03-01-2027 Beo		124,044

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Antero Midstream	Antero Midstream 5.75% Due 01-15-2028		115,819
Apache Corp	Apache Corp 5.1% Due 09-01-2040		81,397
Apidos Clo Xxvii	Apidos Clo Xxvii / Apidos Clo Xxvii Sr Secd Nt Cl A-1R 144A 6.50814% 07-17-2030		426,991
Apidos Clo Xxvii	Apidos Clo Xxvii / Apidos Clo Xxvii Sr Secd Nt Cl A-1R 144A 6.50814% 07-17-2030		341,593
Apidos Clo Xxvii	Apidos Clo Xxvii / Apidos Clo Xxvii Sr Secd Nt Cl A-1R 144A 6.50814% 07-17-2030		256,195
Archrock Partners	Pvtpl Archrock Partners L P/Archrock Partner 6.25% Due 04-01-2028		105,395
Archrock Partners	Archrock Partners 6.875% Due 04-01-2027		103,258
Ares European Clo	Ares European Cvii Frn Clo 10/2030 Eur 'A-1'		520,389
Ares European Clo	Ares European Clo 15/10/2031 4.722% 15/10/2031		323,731
Ares Lii Clo Ltd	Ares Lii Clo Ltd / Ares Lii Clo Llc Sr Nt Cl A-1-R Fltg Rate 6.62942 04-22-2031		299,802
Ares Xxxvii Clo Ltd	Ares Xxxvii Clo Ltd / Ares Xxxvii Sr Secd Nt Cl A-1-R 144A 6.7456% 10-15-2030		711,487
Asbury Automotive	Asbury Automotive 5% Due 02-15-2032		77,295
Asbury Automotive	Asbury Automotive Group Inc 4.625% 11-15-2029		30,555
Asset Backed Fdg Corp	Asset Backed Fdg Corp 2004-Opt3 Asset Bkd Ctf Cl A-4 11-25-2033 Reg		228,734
Assuredpartners	Assuredpartners Capital Inc Term Loan B 02-11-2027		96,328
Assuredpartners	Assuredpartners 7% Due 08-15-2025		94,146
Assuredpartners	Assuredpartners Capital, Inc. 02-12-2027		27,971
Assuredpartners	Pvtpl Assuredpartners Inc 5.625% Due 01-15-2029/12-10-2020 Beo		17,735
AssuredPartners Inc.	Assuredpartners Inc. 2021 Term Loan Senior Secured 02-12-2027		13,982
Asurion Llc	Asurion Llc Term Loan B8 Due 12-23-2026 Beo		154,288
At&T Inc	At&T Inc 2.55% Due 12-01-2033		1,563,114
Athenahealth Group Inc.	Athenahealth Group Inc. Initial Term Loan Senior Secured Due 02-15-2029		196,145
Autonation Inc	Autonation Inc Fla Sr Nt 3.85% 03-01-2032		72,973
Autonation Inc	Autonation Inc 3.8% Due 11-15-2027		65,697
Autonation Inc	Autonation Inc 2.4% 08-01-2031		42,683
Avalonbay Cmntys Inc	Avalonbay Cmntys Inc Fixed 3.3% 06-01-2029 Reg		93,319
B & G Foods Inc	B & G Foods Inc 5.25% Due 04-01-2025		18,708
B A T Cap Corp	B A T Cap Corp 7.75% Due 10-19-2032		451,694
B A T Cap Corp	B A T Cap Corp Fixed 3.557% Due 08-15-2027		50,611
Bacardi Ltd	Bacardi Ltd 4.45% Due 05-15-2025		986,173
Bamll Coml	Pvtpl Bamll Coml Mtg Secs Sr 2019-Aht Cl A Fltg 03-15-2034		694,019
Bamll Coml	Pvtpl Cmo Bamll Coml Mtg Secs Tr 2019-Rlj Ser 2019-Rlj Cls A Var Rt 04-15-2036		497,854
Bamll Coml	Bamll Coml Mtg Fltg Rt 6.49848% Due 09-15-2038		377,903
Bamll Coml	Bamll Coml Mtg Fltg Rt 6.49848% Due 09-15-2038		377,903
Bank Of America Corporation	Bank Amer Corp 5.015% Due 07-22-2033/01-22-2023 Beo		594,339
Bank Of America Corporation	Bank Amer Corp 3.841% 04-25-2025		397,428
Bank Of America Corporation	Bank Of America Corporation Mtn 1.53% Due 12-06-2025/06-06-2022 Reg		384,523
Bank Of America Corporation	Bank Amer Corp 3.419% 12-20-2028		273,990
Bank Of America Corporation	Bank Amer Corp 5.875% Due 12-31-2049		76,578
Bank Of America Merrill Lynch	Banc Of America Merrill Lynch Large Lo Series 2015-200P Class A 3.218% 4-14-33		668,440
Barclays Plc	Barclays Plc 4.375% Due 01-12-2026		888,388
Barclays Plc	Barclays Plc Fxd Rate Resetting Sr Nt 2.667% 03-10-2032		413,555
Barclays Plc	Barclays Plc 5.304% Due 08-09-2026 Reg		398,432
Barclays Plc	Barclays Plc 2.852% Due 05-07-2026		385,829
Barclays Plc	Barclays Plc 6.692% 09-13-2034		214,127

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Barclays Plc	Barclays Plc 2.894% Due 11-24-2032 Beo		164,207
Bat Capital Corporation	Bat Capital Corporation 6.343% Due 08-02-2030		630,749
Bausch Health Companies Inc.	Pvtpl Bausch Health Companies Inc 5.5% Due 11-01-2025		164,659
Bausch Health Companies Inc.	Pvtpl Bausch Health Companies Inc 11% Nts 30/09/2028 Usd 11.0% Due 09-30-2028		39,984
Bausch Health Companies Inc.	Bausch Health Companies Inc. Term Loan B01-27-2027		-
Bayer Us Fin Ii	Bayer Us Fin Ii 4.375% Due 12-15-2028		570,781
Benchmark	Benchmark 2019-B15 Mtg Tr Coml Mtg 19-B15 Aab 2.85% 12-15-2072		468,045
Benefit Str Partners Clo Xii Ltd	Benefit Str Partners Clo Xii Ltd / Sr Secd Nt Cl A-1-R Fltg 6.5256% 10-15-2030		391,752
Bentley Sys Inc	Bentley Sys Inc Sr Nt Conv .125% Due 01-15-2026 Reg		82,012
Bentley Sys Inc	Bentley Sys Inc Sr Nt Conv .375% 07-01-2027		20,574
Big Coml	Big Coml Mtg Tr Fltg Rt 6.67506% Due 02-15-2039		375,579
Birch Grove Clo Ltd	Birch Grove Clo Ltd / Birch Grove 6.77624% 06-15-2031		497,266
Black Diamond	Black Diamond 2019 Frn Clo 05/2032 Eur 'A-1'		426,137
Blackline Inc	Blackline Inc 0% Due 03-15-2026 Beo		127,800
* Blackline Inc	Blackline Inc Sr Nt Conv .125% 08-01-2024		114,307
Blackrock Euro.Vii	Blackrock Euro.Vii Frn Clo 10/2031 Eur 'A'		426,552
Block Inc	Block Inc Sr Nt 2.75% 06-01-2026		82,051
Block Inc	Block Inc Sr Nt 3.5% 06-01-2031		68,376
Bnp Paribas	Pvtpl Bnp Paribas 2.219% Due 06-09-2026/06-09-2025 Reg		763,766
Bnp Paribas	Pvt Pl Bnp Paribas Sr Non Pfd 4.705% 01-10-2025		399,966
Bnp Paribas	Pvtpl Bnp Paribas Sr 2.159% 09-15-2029		174,116
Boeing Co	Boeing Co Fixed 5.15% Due 05-01-2030		611,603
Boeing Co	Boeing Co 5.04% Due 05-01-2027		201,875
Bombardier Inc	Bombardier Inc Sr Nt 144A 7.125% 06-15-2026		133,392
Boxer Parent Company Inc.	Boxer Parent Company Inc. (Aka Bmc Software, Inc.) Usd Term Ln Due 10-02-25		642,820
Brixmor Oper	Brixmor Oper 4.125% Due 05-15-2029		571,609
Broadcom Inc	Broadcom Inc 4.3% Due 11-15-2032 Beo		384,178
Broadcom Inc	Pvtpl Broadcom Inc 3.137% Due 11-15-2035 Beo		246,886
Broadcom Inc	Pvtpl Broadcom Inc Avgo 3.187 11/15/36 3.187% Due 11-15-2036/09-30-2021 Beo		162,298
Brookfield Fin Inc	Brookfield Fin Inc 4.85% 03-29-2029		696,292
Bstn Scientific	Bstn Scientific 2.65% Due 06-01-2030		536,631
Buckeye Partners L	Buckeye Partners L 4.5% Due 03-01-2028		164,648
Buckeye Partners L	Buckeye Partners L 3.95% Due 12-01-2026		160,650
Buckeye Partners L	Buckeye Partners L 5.85% Due 11-15-2043		106,123
Buckeye Partners L	Buckeye Partners L 4.35% Due 10-15-2024		25,479
Bway	Bway 2021-1450 Mtg Fltg Rt 6.69764% Due 09-15-2036		457,373
Bx Coml	Bx Coml Mtg Tr 2022-Ahp Coml Mtg Pass Thru Ctf Cl A 1.04% 02-15-2039		392,470
C&W	C&W Sr Fing 6.875% Due 09-15-2027		361,500
Cairn Clo Iii B.V.	Cairn Clo Iii B.V. Fltg 144A 15/10/2031		434,711
Camelot Fin S A	Camelot Fin S A 4.5% Due 11-01-2026		58,621
Camelot U S Acquisition	Camelot Us Acqu 1 Co (Aka Thms Reut Intel Pro & Science) Tr Ln B 10-28-2026		89,475
Camelot U S Acquisition	Camelot U S Acquisition 1 Co Amendment No. 2 Incre Term Ln Due 10-30-2026 Beo		76,836
Campbell Soup Co	Campbell Soup Co 2.375% Due 04-24-2030/04-24-2020 Reg		260,416
Cap 1 Multi-Asset Execution	Cap 1 Multi-Asset Execution Tr 2017-5 Card Ser Nt Cl A Fltg Rate 07-15-2027		300,551
Capital One Multi-Asset Execution	Capital One Multi-Asset Execution Ser 22-A3 Cl A 4.95% Due 10-15-2027		501,442

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Care Cap Pptys Lp	Care Cap Pptys Lp 5.125% Due 08-15-2026		100,209
Carlyle Euro	Carlyle Euro Clo Fltg 15/08/2030		437,717
Carlyle G	Carlyle G 14-2 Dac 0% Bds 15/11/2031 Eur		432,515
Carlyle Global Market Strategi	Carlyle Global Market Strategi 14/08/2030 0% 08-14-2030		792,666
Carlyle Us Clo 2017-1 Ltd	Carlyle Us Clo 2017-1 Ltd / Carlyle Sr Secd Nt Cl A-1-R Fltg 6.57942 04-20-2031		636,550
Carlyle Us Clo 2017-1 Ltd	Carlyle Us Clo 2017-1 Ltd / Carlyle Sr Secd Nt Cl A-1-R Fltg 6.57942 04-20-2031		363,743
Carmax Auto Owner	Carmax Auto Owner Fltg Rt 6.116% Due 09-15-2025		95,424
Carnival Corporation	Carnival Corporation Tlb 10-06-2028		179,225
Cco Hldgs Llc	Pvtpl Cco Hldgs Llc 144A 5.0% 02-01-2028		213,441
Cco Hldgs Llc	Pvtpl Cco Hldgs Llc/Cap Corp 4.75% Due 03-01-2030		188,201
Cco Hldgs Llc	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp 4.5% Due 08-15-2030		69,418
CCO Holdings Llc	Cco Hldgs Llc / Cco Hldgs Cap Corp Sr Nt144A 4.25% 01-15-2034		147,140
CCO Holdings Llc	Cco Holdings Llc 4.5% 06-01-2033		84,653
CCO Holdings Llc	Cco Hldgs Llc/Cco Hldgs Cap Corp 4.5% 05-01-2032		24,826
Cd Commercial Mort	Cd Commercial Mort Tr Ser 2018-Cd7 Cl Asb 4.213% 08-15-2051		630,388
Cdk Global Inc	Cdk Global Inc Fixed 4.5% Due 10-15-2024		47,148
Cec Entmt Inc	Cec Entmt Inc 6.75% 05-01-2026		201,048
Celanese Us Hldgs Llc	Celanese Us Hldgs Llc 6.379% 07-15-2032		75,079
Celanese Us Hldgs Llc	Celanese Us Hldgs Llc 6.33% 07-15-2029		14,685
Centene Corp Del	Centene Corp Del Sr Nt 2.45% 07-15-2028		397,988
Centene Corp Del	Centene Corp Del 3% Due 10-15-2030		250,428
Centene Corp Del	Centene Corp Del Sr Nt 4.25% 12-15-2027		81,935
Centennial Res	Centennial Res 6.875% Due 04-01-2027		273,865
Chart Industries, Inc.	Chart Industries, Inc. Amendment No.5 Term Ln Sr Secured Term Loan 03-15-2030		94,167
Charter Communications Operating Llc	Charter Communications Operating Llc (Aka Cco Safari Llc) Term Loan 04-30-2025		84,281
Cheesecake Factory	Cheesecake Factory .375% Due 06-15-2026		114,713
Citibank	Citibank Cr Card Issuance Tr 2017-A5 Nt Fltg Rate 04-22-2026 Reg		200,223
Citibank	Citibank Cr Card Fltg Rt 6.06819% Due 08-07-2027		100,329
Citigroup Coml	Cmo Citigroup Coml Mtg Tr 2019-Gc43 Ser 19-Gc43 Cls Aab 2.8841% 11-10-2052		828,736
Citigroup Coml	Pvtpl Cmo Citigroup Coml Mtg Tr Ser 21-Keys Cl A Fltg 10-15-2036		492,297
Citigroup Coml	Pvtpl Citigroup Coml Mtg Tr Ser 2018-Tbr Cl A 12-15-2019		396,202
Citigroup Coml	Citigroup Coml Mtg 3.608% Due 11-10-2048		197,184
Clarios Global Lp	Pvtpl Clarios Global Lp 8.5% 05-15-2027		562,939
Clev Elec Illum Co	Clev Elec Illum Co 4.55% Due 11-15-2030		94,910
Cloud Software Group Inc	Cloud Software Grp Inc Softwar Tm Ln 1St Lien Sr Secd Tm Ln Due 03-30-2029		371,584
Cloud Software Group Inc	Cloud Software Group Inc Term A Loan (First Lien) Sr Secured Term Ln 09-29-2028		152,388
Cmo Bank 2020	Cmo Bank 2020-Bnk27 Cl A-5 2.144% Due 04-17-2063 Reg		741,522
Cmo Bear Stearns	Cmo Bear Stearns Alt-A Tr 2006-8 Mtg Passthru Ctf Cl Iii-A-1 01-25-2037 Reg		144,194
Cmo Bear Stearns	Cmo Bear Stearns Arm Tr Ser 2004-10 Cl I2A5 4.89235% Due 01-25-2035 Beo		29,403
Cmo Benchmark 2019	Cmo Benchmark 2019-B14 Mtg Tr Ser 19-B14Cls Asb 2.9571% Due 12-15-2061 Reg		845,625
Cmo Benchmark 2022	Cmo Benchmark 2022-B32 Mtg Tr Cl A5 2.9089% Due 01-15-2055 Beo		1,267,325
Cmo Benchmark 2022	Cmo Benchmark 2022-B34 Mtg Tr Mtg Pass Thru Ctf Cl A-5 3.786 Due 04-15-2055 Reg		1,213,094
Cmo Comm	Pvtpl Cmo Comm Ser 2019-521F Cl A Fltg 144A Due 06-15-2034		623,248
Cmo Comm	Cmo Comm 2018-Cor3 Mtg Fltg Rt 4.228% Due 05-10-2051		469,610
Cmo Cwmbs Inc	Cmo Cwmbs Inc Ser 2004-Hyb2 Cl 6-A Flt Rt Due 07-20-2034 Beo		9,290

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Cmo Gs	Cmo Gs Mtg Secs Corp 2004-Cw1 Cl Iia-1 6% Due 04-01-2034 Reg		69,612
Cmo Gs	Cmo Gs Mtg Secs Corp Ser 2005-Ar6 Cl 1A1Due 09-25-2035 Reg		4,694
Cmo Gs	Cmo Gs Mtg Secs Corp 2005-Ar7 Mtg Passthru Ctf Cl 2A1 Due 11-25-2035 Reg		4,430
Cmo Harborview	Cmo Harborview Mtg Ln Ser 05-9 Cl B1 Fltg 06-20-2035		196,912
Cmo Harborview	Cmo Harborview Mtg Ln Tr 2005-11 Mtg Passthru Ctf 2-A1A Due 08-19-2045 Reg		91,324
Cmo Harborview	Cmo Harborview Mtg Ln Tr 2004-1 Passthructf Cl 2-A 4.6186 04-19-2034 Reg		8,836
Cmo Jpmbb Coml	Cmo Jpmdb Coml Mtg Secs Tr Sr 2019-Cor6 Cl Asb 2.9815% 04-13-2029		826,572
Cmo Jpmbb Coml	Cmo Jpmdb Coml Mtg Secs Tr 2016-C2 Mtg Pass Thru Ctf Cl A-Sb 2.9542 06-15-2049		273,540
Cmo Jpmbb Coml	Cmo Jpmbb Coml Mtg Secs Tr 2015-C31 Cl Asb 3.5395% Due 08-15-2048 Beo		183,807
Cmo Jpmbb Coml	Cmo Jpmbb Coml Mtg Secs Tr Ser 2015-C32 Cl Asb 3.3582% 11-15-2048		181,888
Cmo Merrill Lynch	Cmo Merrill Lynch Mtg Invs Inc 2004-D Cl A1 09-25-2029 Reg		7,473
Cmo Merrill Lynch	Cmo Merrill Lynch Mtg Invs Inc Iii-A Due 05-25-2033		3,580
Cmo Merrill Lynch	Cmo Merrill Lynch Mtg Invs Inc Ser 2003-C Cl A1 6-25-28		796
Cmo Ready Cap	Cmo Ready Cap Mtg Fing 2022-Fl8 Llc Nt Cl A Fltg 01-25-2037		332,816
Cmo Structured	Cmo Structured Ast Mtg Invts Ii Inc Due 07-19-2035 Reg		2,168
Cmo Structured	Cmo Structured Ast Mtg Invts Ii Inc Due 07-19-2035 Reg		2,121
Cmo Structured Asset	Cmo Structured Asset Secs Corp 2003-40A Cl 3-A1 Due 01-25-2034 Beo		24,294
Cmo Structured Asset	Cmo Structured Asset Mtg Invts Ii Inc Ser 04-Ar2 Cl Ia Var 05-19-2034 Reg		13,311
Cmo Temporary Deal	Cmo Temporary Deal Sr Hf13 Cl 1F90 Fltg Rt 08-20-2073		697,156
Cmo Ubs Coml	Cmo Ubs Coml Mtg Tr 2018-C12 Mtg Passthru Ctf Cl A-5 4.2962 08-15-2051		1,235,314
Cmo Ubs Coml	Cmo Ubs Coml Mtg Tr 2018-C12 Mtg Ser 2018-C12 Cls Asb 4.1945% 07-15-2051		643,131
Cmo Ubs Coml	Cmo Ubs Coml Mtg Tr Ser-2018-C11 Cl-Asb 4.1186% 07-15-2051 Reg		356,519
Cmo Wa Mut	Cmo Wa Mut Mtg Secs Corp 2005-Ar1 Cl A-1A Var Due 12-25-2044 Reg		16,835
Cmo Wamu	Cmo Wamu Mtg Pass-Thru Ctfs Ser 2005-Ar13 Cl A-1A1 Flt 10-25-45		109,696
Cmo Wamu	Cmo Wamu Mtg Pass-Thru Ctfs 2005-Ar8 Ctfcl 2-A-1A Due 07-25-2045 Reg		54,681
Cmo Wells Fargo Coml	Cmo Wells Fargo Coml Mtg Tr 2Ser 20-C56 Cl A5 2.606% Due 06-15-2053 Reg		1,018,533
Cmo Wells Fargo Coml	Cmo Wells Fargo Coml Mtg Tr Ser 2019-C53 Cl Asb 2.964% 10-15-2052		851,887
Cmo Wells Fargo Coml	Cmo Wells Fargo Coml Mtg Tr Ser-2018-C45 Cl-Asb 4.147% 06-15-2051 Reg		515,789
Cmo Wells Fargo Coml	Cmo Wells Fargo Coml Mtg Tr 2019-C54 2.832% Due 12-15-2052 Reg		470,406
Cmo Wells Fargo Coml	Cmo Wells Fargo Coml Mtg Tr Ser 2015-Nxs4 Mtg Ctf Cl Asb 3.522% 12/15/2048		210,597
CmoBenchmark Ser	Cmo Benchmark Ser 19-B14 Cl A5 3.0486% Due 12-15-2061		359,105
Cnf Inc	Cnf Inc 6.7% Due 05-01-2034		474,524
Cnx Res Corp	Pvtpl Cnx Res Corp 6% Due 01-15-2029/11-30-2020 Beo		112,154
Cnx Res Corp	Cnx Res Corp 7.25% Due 03-14-2027		29,257
Colgate Energy Partners Iii Llc	Colgate Energy Partners Iii Llc Sr Nt 144A 7.75% 02-15-2026		176,026
Colgate Energy Partners Iii Llc	Colgate Energy Partners Iii Llc Sr Nt 144A 5.875% 07-01-2029		90,670
Columbia/Hca Healthcare Corp	Columbia/Hca Healthcare Corp 8.36 Deb Due 4-15-2024 Reg Opt Put Pay On 4-**Put		183,059
Columbia/Hca Healthcare Corp	Columbia / Hca Healthcare Corp Medium Term Book Entry # Tr 15 7.58 09-15-2025		100,991
Columbia/Hca Healthcare Corp	Columbia / Hca 7.69% Due 06-15-2025		12,395
Comm	Comm 2018-Home Mtg Var Rt 3.81507% Due 04-10-2033		460,265
Comm	Comm 2021-2400 Mtg Fltg Rt 6.74848% Due 12-15-2038		315,380
Connect Finco Sarl	Connect Finco Sarl/Connect U S Finco L 6.75% Due 10-01-2026		407,602
Consensus Cloud	Consensus Cloud 6.5% Due 10-15-2028		232,206
Consensus Cloud	Pvtpl Consensus Cloud Solutions Inc 6.0% 10-15-2026		84,626
Contl Res Inc	Contl Res Inc 4.9% Due 06-01-2044		234,317

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Cqs Us Clo 2022-2	Cqs Us Clo 2022-2 Fltg Rt 7.16781% Due 07-20-2031		282,530
Credit Suisse Ag	Cr Suisse Ag New 3.7% Due 02-21-2025		391,826
Credit Suisse Ag	Credit Suisse Ag New York Brh Medium Ter4.75% Due 08-09-2024 Reg		298,128
Credit Suisse(Ch)	Credit Suisse(Ch) 3.39% Pfbrf 05/12/2025Eur		221,348
Crestwood Midstream Partners	Crestwood Midstream Partners/Financ Bnds 5.75% Due 04-01-2025		68,027
Csc Hldgs Llc	Pvtpl Csc Hldgs Llc 144A 3.375% Due 02-15-2031/08-17-2020 Beo		250,345
Csc Hldgs Llc	Pvtpl Csc Holdings Llc Bnds 5.5% Due 04-15-2027		184,964
Csc Hldgs Llc	Pvtpl Csc Hldgs Llc Sr Gtd Nt 144A 5.375% Due 02-01-2028/02-01-2023 Beo		176,532
Csc Hldgs Llc	Pvtpl Csc Hldgs Llc 7.5% 04-01-2028		157,099
Csmc 2020	Csmc 2020-Fact Coml Mtg Passthru Ctf Cl A 7.04848% 10-15-2037		384,000
Cswf 2021-Sop2	Cswf 2021-Sop2 Fltg Rt 6.41452% Due 06-15-2034		163,972
Ctr Partnership L P	Ctr Partnership L P / Caretrust Cap Sr Nt 144A 3.875% 06-30-2028		106,878
Cvc Cordatus Xi Frn	Cvc Cordatus Xi Frn Clo 10/2031 Eur 'A'		434,282
Cvc Cordatus Xi Frn	Cvc Cordatus Xi Frn Clo 10/2031 Eur 'A'		325,712
Dana Inc	Dana Inc 5.375% Due 11-15-2027		148,966
Danske Bk A/S	Danske Bk A/S Var Rt 3.773% Due 03-28-2025		397,929
Danske Bk A/S	Danske Bk A/S 1.621% Due 09-11-2026		373,322
Danske Bk A/S	Pvtpl Danske Bk A/S 3.244% 12-20-2025		292,277
Deerfield Dakota Hold Llc	Deerfield Dakota Hold Llc Fka Corp Aka Duff & Phelps Tlb 03-05-2027		167,354
Dell Intl L L C	Dell Intl L L C/Emc Corp 8.1% 07-15-2036 Usd		499,252
Dell Intl L L C	Dell Intl L L C/Emc Corp 6.02% Due 06-15-2026		267,169
Dell Intl L L C	Dell Intl L L C / Emc Corp First Lien Nt6.2% 07-15-2030		107,438
Deutsche Bk Ag N Y	Deutsche Bk Ag N Y Brh 2.552% 01-07-2028		459,312
Deutsche Bk Ag N Y	Deutsche Bk Ag N Y Branch 3.961% 11-26-2025		393,484
Deutsche Bk Ag N Y	Deutsche Bk Ag N Y Brh 6.119% 07-14-2026		302,931
Deutsche Bk Ag N Y	Deutsche Bk Ag N Y Branch 3.961% 11-26-2025		245,927
Dexcom Inc	Dexcom Inc .25% Due 11-15-2025		116,928
Digitalocean Hldgs Inc	Digitalocean Hldgs Inc Nt Conv 0% 12-01-2026		797,195
Discover Card Execution	Discover Card Execution Nt Tr 2017-5 Discoverseries Nt Cl A 12-15-2026 Reg		300,469
Discovery Communications Llc	Discovery Communications Llc 4.0% Due 09-15-2055		65,731
Dish Dbs Corp	Dish Dbs Corp 5.875% 11-15-2024		316,026
Dish Dbs Corp	Dish Dbs Corp 5.125% Due 06-01-2029		76,793
Dish Network Corp	Dish Network Corp Nt Conv 2.375% 03-15-2024 Beo		397,980
Dish Network Corp	Dish Network Corp 0% Due 12-15-2025 Beo		108,500
Doctors Co An Interinsurance Surplus	Doctors Co An Interinsurance Surplus Nt 144A 4.5% 01-18-2032		558,115
Drop	Drop Mtg Tr Fltg Rt 6.59748% Due 10-15-2043		369,500
Dropbox Inc	Dropbox Inc Sr Nt Conv 0% Due 03-01-2026Reg		107,910
Dryden	Pvtpl Dryden Senior Loan Fund Sr 18-64A Cl A Fltg Due 04-18-2031		580,878
Dryden	Dryden 52 Euro Cl Frn Clo 05/2034 Eur 'A-R'		325,175
Dryden	Pvtpl Dryden 36 Sr Ln Fd Ser 14-36A Cl A-R3 Fltg 04-15-2029		267,989
Duke Energy Corp	Duke Energy Corp 2.65% Due 09-01-2026		474,753
Duke Energy Corp	Genesis Energy L P / Genesis Energy Fin Corp 8.875% Due 04-15-2030		129,203
Ecmc Group Student Ln	Ecmc Group Student Ln Tr 2020-2 Stud Ln Nt Cl A Fltg Rate 6.60912% 11-25-2069		587,968
Ecmc Group Student Ln	Pvtpl Ecmc Group Student Ln Sr 2018-1A Cl A Var Rt 2-27-2068		231,115
Eco Matl	Eco Matl 7.875% Due 01-31-2027		330,000

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Ecopetrol S A	Ecopetrol S A 4.125% Due 01-16-2025		586,182
Edelman Financial Center Llc	Edelman Financial Center, Llc, The Term Loan 04-07-2028		100,885
Eldorado Resorts	Eldorado Resorts 6.25% Due 07-01-2025		1,193,325
Eldorado Resorts	Pvtpl Eldorado Resorts Inc Sr Nt 144A 8.125% Due 07-01-2027/07-06-2020 Beo		548,576
Elp Coml Mtg Tr 2021	Elp Coml Mtg Tr 2021-Elp Coml Mtg Passthru Ctf Cl A 6.14948% 11-15-2038		784,024
Encino Acqstn Partners Hldgs Llc	Encino Acqstn Partners Hldgs Llc 8.5% 05-01-2028		229,505
Encompass Hlth	Encompass Hlth 4.625% Due 04-01-2031		31,288
Encompass Hlth	Encompass Hlth 4.5% Due 02-01-2028		19,139
Enphase Energy Inc	Enphase Energy Inc 0.0% 03-01-2026		237,771
Enphase Energy Inc	Enphase Energy Inc Sr Nt Conv 0% Due 03-01-2028 Reg		103,170
Enpro Inds Inc	Enpro Inds Inc Corp 5.75% 10-15-2026		153,422
Entegris Escrow	Pvtpl Entegris Escrow Corp Sr Secd Nt 144A 4.75% Due 04-15-2029/04-14-2022 Beo		58,747
Enterprise Fleet	Enterprise Fleet 3.03% Due 01-20-2028		251,794
Enterprise Fleet	Enterprise Fleet 5.76% Due 10-22-2029		174,690
Envestnet Inc	Envestnet Inc Nt Conv 2.625% 12-01-2027		184,429
Epr Pptys	Epr Pptys 4.75% Due 12-15-2026		191,403
Eqm Midstream	Eqm Midstream 4% Due 08-01-2024		55,473
Eqt Midstream Partners L P	Pvptl Eqm Midstream Partners L P 4.75% 01-15-2031		232,659
Eqt Midstream Partners L P	Pvtpl Eqm Midstream Partners L P 7.5% Due 06-01-2030/06-07-2022 Beo		227,920
Eqt Midstream Partners L P	Pvtpl Eqm Midstream Partners L P 7.5% Due 06-01-2027/06-07-2022 Beo		150,186
Eqt Midstream Partners L P	Eqt Midstream Partners L P 6.5%Ue 07-15-2048		132,895
Erp Oper Ltd	Erp Oper Ltd 3% Due 07-01-2029		92,150
Etsy Inc	Etsy Inc Sr Nt Conv .125% Due 09-01-2027Reg		102,072
Etsy Inc	Etsy Inc Sr Nt Conv .25% 06-15-2028		96,072
Evergy Metro Inc	Evergy Metro Inc 2.25% Due 06-01-2030		426,521
Eversource Energy	Eversource Energy Fixed .8% Due 08-15-2025		372,806
Exact Sciences Corp	Exact Sciences Corp Fixed 0.375% 03-15-2027 Reg		103,523
Exeter Automobile	Exeter Automobile Receivables Trust Ser 23-2A Cl A2 5.87% Due 11-17-2025		258,690
Exeter Automobile	Exeter Automobile Receivables Trust Ser 23-4A Cl A2 6.07% 12-15-2025		250,093
Exeter Automobile	Exeter Automobile 4.33% Due 02-17-2026		32,796
Extended Stay Amer Tr 2021-Esh	Extended Stay Amer Tr 2021-Esh Mtg Pass Thru Ctf Cl A 144A 6.52748% 07-15-2038		554,795
Extended Stay Amer Tr 2021-Esh	Extended Stay Amer Tr 2021-Esh Mtg Pass Thru Ctf Cl A 144A 6.52748% 07-15-2038		369,863
Fid Natl Finl Inc	Fid Natl Finl Inc 3.4% Due 06-15-2030		624,570
Flagship	Flagship Cr Auto 3.28% Due 08-15-2025		7,613
Flex Ltd	Flex Ltd 4.875% Due 05-12-2030		589,017
Fmg Res	Pvtpl Fmg Res August 2006 Pty Ltd 6.125% 04-15-2032		250,907
Fmg Res	Fmg Res Aug 2006 4.5% Due 09-15-2027		172,006
Ford	Ford Mtr Co Del 9.625% Due 04-22-2030		751,465
Ford	Ford Mtr Co Del 0% Due 03-15-2026 Reg		170,145
Ford	Ford Mtr Co Del 3.25% 02-12-2032		165,692
Ford	Ford Mtr Co Del Nt 4.75 01-15-2043		59,656
Ford Credit Auto Owner Trust	Ford Credit Auto Owner Trust 4.85% 23-1 Cl A 08-15-2035		251,042
Ford Credit Auto Owner Trust	Ford Cr Auto Owner Fltg Rt 6.106% Due 08-15-2025		206,036
Ford Credit Auto Owner Trust	Ford Motor Credit Co Llc 2.7% 08-10-2026		185,311
Ford Motor Co	Ford Mtr Co Del 6.1% 08-19-2032A		53,525

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Ford Mtr Cr Co Llc	Ford Mtr Cr Co Llc 4.125% Due 08-17-2027		510,767
Ford Mtr Cr Co Llc	Ford Mtr Cr Co Llc Fixed 5.584% 03-18-2024		399,451
Ford Mtr Cr Co Llc	Ford Mtr Cr Co Llc 4.0% Due 11-13-2030 Beo		179,796
Foursight Cap	Foursight Cap 5.99% Due 05-15-2028		301,807
Freddie Mac	Freddie Mac Seasoned Lns Structured Ser 2023-1 Cl A-11 3.25% 10-25-2063		450,018
Ga Global	Ga Global Fdg Tr Medium Term Nts Tranche# Tr 00770 1% 04-08-2024		1,182,397
Ga Global	Pvtpl Ga Global Fdg 2.9% 01-06-2032		655,723
Garda World Security Corporation	Garda World Security Corporation Term Loan B Frn 10-30-2026		471,006
Genesis Energy L P	Genesis Energy L P 8% Due 01-15-2027		89,532
Georgia Pwr Co	Georgia Pwr Co Fltg Rt 05-08-2025		300,672
Gfl Environmental Inc	Pvtpl Gfl Environmental Inc 4.0% 08-01-2028		315,248
Gfl Environmental Inc	Pvtpl Gfl Environmental Inc 5.125% 12-15-2026		126,641
Gfl Environmental Inc	Gfl Environmental Inc 4.375% 08-15-2029		109,895
Gfl Environmental Inc	Pvtpl Gfl Environmental Inc 6.75% 01-15-2031		41,219
Global Pmts Inc	Global Pmts Inc 4.95% Due 08-15-2027		400,773
Gls Auto	Gls Auto Receivables Issuer Trust Sr 22-2A Cl A2 3.6% 144A 01-15-2026 Beo		72,594
Gls Auto	Gls Auto 1.98% Due 08-15-2025		-
Gm Finl Automobile	Gm Finl Cnsmr Automobile Ser 22-2 Cl A2 2.52% 05-16-2025		28,004
Gmf Canada Leasing	Gmf Canada Leasing 5.458% A/Bkd 21/04/2025 Cad		72,889
Goeasy Ltd	Pvtpl Goeasy Ltd 9.25% 12-01-2028		129,224
Goeasy Ltd	Goeasy Ltd Sr Nt 144A 4.375% 05-01-2026		94,354
Goldman Sachs Group Inc	Goldman Sachs Group Inc Nt Fxd/Fltg 3.615% 03-15-2028		1,151,647
Goldman Sachs Group Inc	Goldman Sachs Group Inc 5.798% Due 08-10-2026		403,941
Goodyear Tire & Rubr Co	Goodyear Tire & 9.5% Due 05-31-2025		284,122
Goodyear Tire & Rubr Co	Goodyear Tire & Rubr Co Sr Nt 5.625% 04-30-2033		60,077
Goodyear Tire & Rubr Co	Goodyear Tire & Rubr Co Sr Nt 5% 07-15-2029		26,462
Graham Hldgs Co	Graham Hldgs Co 5.75% Due 06-01-2026		109,175
Gs Mtg Secs Corp	Gs Mtg Secs Corp Fltg Rt 6.40448% Due 12-15-2036		392,781
Gs Mtg Secs Corp	Gs Mtg-Backed Secs Tr 2022-Hp1 Mtg Passthru Ctf Cl A-2 3% 09-25-2052		321,598
Gs Mtg Secs Corp	Gs Mtg Backed Secs 2.5% Due 08-25-2052		293,132
Gs Mtg Secs Corp	Gs Mtg-Backed Secs 2.5% Due 04-25-2052		274,618
Gs Mtg Secs Corp	Gs Mtg Secs Ser 2014-Gc26 Cl A-Ab 3.365% 3.365% 11-10-2047		83,411
Gulfport Energy	Gulfport Energy 8% Due 05-17-2026		362,895
Gxo Logistics Inc	Gxo Logistics Inc Nt 2.65% 07-15-2031		82,147
Hanesbrands Inc	Hanesbrands Inc Initial Term Loan B Senior Secured Term Loan 02-14-2030		96,032
Harvest Clo Xi Des Frn Clo	Harvest Clo Xi Des Frn Clo 06/2030 Eur 'A-R'		288,362
Hca Inc	Hca Inc 3.5% Due 07-15-2051 Beo		207,786
Heartland Dental Llc	Heartland Dental Llc Tl Fltg Rt 04-27-2028		53,537
Hertz Veh Fing Iii	Pvtpl Hertz Veh Fing Iii Llc Sr 23-1A Cla 5.49% 06-25-2027		1,405,188
Hertz Veh Fing Iii	Hertz Veh Fing Iii Llc 2021-1 Rent Car Ast Bkd Nt 1.21% 12-26-2025		579,183
Hertz Veh Fing Iii	Hertz Veh Fing Iii 3.73% Due 09-25-2026		389,517
Hertz Veh Fing Iii	Hertz Veh Fing Iii 3.37% Due 03-25-2025		199,247
Hilcorp Energy I L	Hilcorp Energy I L 6% Due 02-01-2031		351,101
Hilcorp Energy I L	Pvtpl Hilcorp Energy I L P/Hilcorp Fin Co Sr Nt 8.375% 11-01-2033		163,154
Hilton Grand Vacations Borrower Llc	Hilton Grand Vacations Borrower Llc Tlb Lien1 Due 08-02-2028 Beo		99,491

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Hospitality Pptys	Hospitality Pptys 4.5% Due 03-15-2025		34,169
Host Hotels	Host Hotels & Fixed 3.5% Due 09-15-2030		33,935
Howmet Aerospace	Howmet Aerospace Fixed 6.875% Due 05-01-2025		37,530
Hpefs Equip	Pvtpl Hpefs Equip Tr 2022-2 Ser 22-2A Cla2 3.15% Due 09-20-2029 Beo		65,973
Hsbc Holdings Plc	Hsbc Hldgs Plc Fltg Rt 4.292% Due 09-12-2026		979,048
Hsbc Holdings Plc	Hsbc Holdings Plc 4.755% 06-09-2028		788,808
Hsbc Holdings Plc	Hsbc Hldgs Plc 3.803% 03-11-2025		199,186
Hsbc Holdings Plc	Hsbc Holdings Plc 4.583% Due 06-19-2029		194,116
Hsbc Usa Inc	Hsbc Usa Inc New 5.625% 03-17-2025		401,950
Hub Intl Ltd	Hub Intl Ltd 7% Due 05-01-2026		266,024
Hughes Satellite	Hughes Satellite 6.625% Due 08-01-2026		134,806
Hughes Satellite	Hughes Satellite 5.25% Due 08-01-2026		65,998
Illumina Inc	Illumina Inc 5.8% Due 12-12-2025		200,729
Ing Groep N V	Pvtpl Ing Groep N V 1.4% Due 07-01-2026		658,610
Ing Groep N V	Ing Groep N V Due 04-01-2027/04-01-2021 Beo		591,792
Insulet Corporation	Insulet Corporation Term Loan 04-28-2028		63,798
Integra Lifesciences Hldgs Corp	Integra Lifesciences Hldgs Corp Sr Nt Conv .5% Due 08-15-2025 Reg		87,327
Ipalco Enterprises Inc	Ipalco Enterprises Inc 4.25% Due 05-01-2030 Reg		184,962
Irb Hldg Corp	Irb Hldg Corp 7% Due 06-15-2025		225,000
Irb Holding Corp	Irb Holding Corp 2022 Replacement Term Bloan 12-15-2027		359,181
Jazz Pharmaceuticals Inc	Jazz Pharmaceuticals Inc Initial Dollar Term Loan Due 05-05-2028 Beo		1,012,925
Jetblue Awys Corp	Jetblue Awys Corp Sr Nt Conv .5% 04-01-2026		184,318
Jones Deslauriers	Jones Deslauriers 10.5% Due 12-15-2030		124,360
JP Morgan	Jpmorgan Chase & Co. 4.851% Due 07-25-2028		1,801,848
JP Morgan	Pvtpl Jp Morgan Mortgage Trust Sr 23-Dsc1 Cl A1 Var Rt 07-25-2063		711,200
JP Morgan	Jpmorgan Chase & Co Fltg Rt 09-22-2027		396,436
JP Morgan	Pvtpl Cmo J P Morgan Chase Coml Mtg Secs Tr 2018-Wpt Cl A-Fl Fltg Rt 07-05-2033		151,562
JP Morgan	Jp Morgan Mtg Acqstn Corp Fr Cmo 25/08/2036 Usd1000 'Av-5' 08-25-2036 Reg		112,653
Jpmdb Coml	Jpmdb Coml Mtg Secs Tr 2020-Cor7 Coml Mtg Passthru Ctf Cl 2.0508% 05-13-2053		814,475
Jyske Realkredit	Jyske Realkredit 1% Snr 01/10/2053 Dkk0.01		307,593
Jyske Realkredit	Jyske Realkredit 1% Snr 01/10/2050 Dkk0.01		132,179
Jyske Realkredit	Jyske Realkredit 0.5% Cvd Bds 01/10/2043Dkk		115,432
Jyske Realkredit	Jyske Realkredit 1.5% Cvd Bds 01/10/2053Dkk		91,623
Jyske Realkredit	Jyske Realkredit 1.5% Cvd Bds 01/10/53 Dkk0.		10,838
Kennedy Wilson Inc	Kennedy Wilson Inc 4.75% 02-01-2030		19,453
Kentucky Utilities Co	Kentucky Utilities Co 5.45% Due 04-15-2033		416,223
Kkr Clo 18 Ltd	Kkr Clo 18 Ltd / Kkr Clo 18 Llc 6.49952%07-18-2030		281,062
Kkr Clo 18 Ltd	Kkr Clo 18 Ltd / Kkr Clo 18 Llc 6.49952%07-18-2030		210,797
Kraft Heinz Foods Co	Kraft Heinz Foods Co Gtd Sr Nt 5.5% 06-01-2050		172,761
Kraft Heinz Foods Co	Kraft Heinz Foods Co Gtd Sr Nt 4.875% 10-01-2049		83,576
L Brands Inc	L Brands Inc 9.375% Due 07-01-2025		258,656
L Brands Inc	L Brands Inc 6.875% Due 11-01-2035		145,826
Lcm Ln Inc	Lcm Ln Inc Fd I Fltg Rt 6.61775016785% Due 04-20-2031		876,479
Lcm Xiii Ltd Partnership	Lcm Xiii Ltd Partnership / Lcm Xiii 0% 07-19-2027		104,208
Lcm Xiii Ltd Partnership	Lcm Xiii Ltd Partnership / Lcm Xiii 0% 07-19-2027		69,472

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Lcm Xiii Ltd Partnership	Lcm Xiii Ltd Partnership / Lcm Xiii 0% 07-19-2027		69,472
Liberty Media Corp	Liberty Media Corp Sr Exchangeable Exch Into Sprint 3.75 02-15-30/02-15-04		42,457
Lifepoint Health Inc	Lifepoint Health Inc Term Loan B Senior Secured Term Loan 11-16-2028		134,426
Lifepoint Hlth Inc	Lifepoint Hlth Inc 9.75% Due 12-01-2026		436,320
Lifepoint Hlth Inc	Lifepoint Hlth Inc 4.375% Due 02-15-2027		54,539
Lithia Mtrs Inc	Lithia Mtrs Inc Sr Nt 144A 3.875% 06-01-2029		359,415
Lithia Mtrs Inc	Pvtpl Lithia Mtrs Inc 4.375% Due 01-15-2031		119,966
Live Nation Entmt	Live Nation Entmt 5.625% Due 03-15-2026		165,474
Live Nation Entmt	Live Nation Entmt 6.5% Due 05-15-2027		137,361
Live Nation Entmt	Pvtpl Live Nation Entmt Inc 4.875% Due 11-01-2024		120,901
Live Nation Entmt	Live Nation Entmt Inc 2.0% Due 02-15-2025		50,491
Live Nation Entmt Inc	Pvtpl Live Nation Entmt In 4.75% Due 10-15-2027		195,602
Live Nation Entmt Inc	Pvtpl Live Nation Entmt Inc 3.75% Due 01-15-2028/01-04-2021 Beo		10,259
Louisville Gas & Elec Co	Louisville Gas & Elec Co 5.45% Due 04-15-2033		417,408
Ls Grp Opco Acq Llc	Ls Grp Opco Acq Llc (Ls Grp Propco Acq Llc) Initial Tl Senior Sec 11/2/27		24,905
M / I Homes Inc	M / I Homes Inc 3.95% Due 02-15-2030		90,780
M360 2021-Cre3 Ltd	M360 2021-Cre3 Ltd / M360 2021-Cre3 Sr Secd Nt Cl A 144A 6.95114% 11-22-2038		287,431
Macquarie Group Ltd	Macquarie Group Ltd Sr Medium Term Tranche # Tr 00022 1.935% 04-14-2028		535,033
Madison Iaq Llc	Madison Iaq Llc 5.875% Due 06-30-2029		163,933
Madison Pk Fdg Xxiii Ltd	Pvtpl Madison Pk Fdg Xxiii Ltd/Madison Sr Nt Cl A-R Fltg 6.26157% 07-27-2031		387,951
Madison Pk Fdg Xxiii Ltd	Pvtpl Madison Pk Fdg Xxiii Ltd/Madison Sr Nt Cl A-R Fltg 6.26157% 07-27-2031		290,963
Magnolia Oil & Gas	Magnolia Oil & Gas 6% Due 08-01-2026		232,050
Marriott Intl Inc	Marriott Intl Inc 4% Due 04-15-2028		581,263
Marriott Ownership Resorts Inc	Marriott Ownership Resorts Inc 4.75% Due01-15-2028 Reg		448,262
Marriott Ownership Resorts Inc	Pvtpl Marriott Ownership Resorts Inc 4.5% Due 06-15-2029		256,432
Marvell Technology Inc	Marvell Technology Inc 1.65% Due 04-15-2026		651,326
Match Group Hldgs Ii Llc	Match Group Hldgs Ii Llc Sr Nt 144A 3.625% 10-01-2031		118,371
Match Group Inc	Match Group Inc 5% Due 12-15-2027		187,574
Match Group Inc	Pvtpl Match Group Inc Sr Nt 144A 4.625% Due 06-01-2028/05-19-2020 Beo		93,835
Match Group Inc	Pvtpl Match Group Inc 5.625% Due 02-15-2029/02-15-2019 Beo		67,988
Mcafee Corp	Mcafee Corp Term Loan B (Usd) Senior Secured Due 02-01-2029 Beo		156,703
Medline Borrower Lp	Medline Borrower, Lp Initial Dollar Term Ln Senior Sec Term Ln 09-30-28		593,254
Methanex Corp	Methanex Corp 5.125% 10-15-2027		42,013
Methanex Corp	Methanex Corp Fixed 4.25% Due 12-01-2024		29,510
Metis Merger Sub	Metis Merger Sub 6.5% Due 05-15-2029		208,900
Mfa 2020-Nqm2	Mfa 2020-Nqm2 Tr 1.381% Due 04-25-2065		125,501
Mfa 2022-Nqmi Tr	Pvtpl Cmo Mfa 2022-Nqmi Tr Sr 22-Nqm1 Cla1 Var Rt Due 12-25-2066 Beo		353,353
Mfa 2023	Mfa 2023-Inv2 Tr Mtg Passthru Ctf Cl A-16.775% 10-25-2058		799,796
Mgm Resorts Intl	Mgm Resorts Intl Fixed 6.75% Due 05-01-2025		742,365
Mgm Resorts Intl	Mgm Resorts Intl 4.625% Due 09-01-2026		460,632
Mgm Resorts Intl	Mgm Resorts Intl 5.5% Due 04-15-2027		269,839
Mgm Resorts Intl	Mgm Resorts Intl 4.75% Due 10-15-2028		214,373
Mgm Resorts Intl	Mgm Resorts Intl Fixed 5.75% Due 06-15-2025		196,252
Michaels Stores Inc	Michaels Stores Inc Term Loan 04-08-2028		323,256
Mileage Plus Holdings Llc	Mileage Plus Holdings Llc Term Loan B 06-21-2027 Beo		521,988

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Mizuho Financial Group	Mizuho Financial Group 5.754% Due 05-27-2034		1,041,105
Mizuho Finl Group	Mizuho Finl Group Inc 5.667% 05-27-2029/05-27-2028		717,214
Mizuho Finl Group	Mizuho Finl Group Fixed 5.414% Due 09-13-2028		304,221
Mks Clo Ltd	Mks Clo Ltd 20/07/2030 0% 07-20-2030		312,502
Mks Clo Ltd	Mks Clo Ltd 20/07/2030 0% 07-20-2030		250,001
Mks Clo Ltd	Mks Clo Ltd 20/07/2030 0% 07-20-2030		250,001
Mmaf Equipment Finance Llc	Mmaf Equipment Finance Llc 2022-B Ast Backed Ctf Cl A-2 144A 5.57% 09-09-2025		172,150
Molina Healthcare	Molina Healthcare Inc Sr Nt 144A 3.875% 05-15-2032		361,891
Molina Healthcare	Molina Healthcare 4.375% Due 06-15-2028		175,043
Molina Healthcare	Pvtpl Molina Healthcare Inc 3.875% Due 11-15-2030 Beo		150,066
Mosaic Solar	Mosaic Solar Ln Tr 2.64% Due 01-20-2053		273,178
Mozart Debt Merger Sub Inc	Pvtpl Mozart Debt Merger Sub Inc 3.875% Due 04-01-2029 Beo		201,592
Mozart Debt Merger Sub Inc	Pvtpl Mozart Debt Merger Sub Inc 5.25% Due 10-01-2029 Beo		50,888
Mp Clo Vii Ltd	Mp Clo Vii Ltd / Mp Clo Vii Llc Sr Nt Cla-R3 Fltg 144A 3C7 6.44952% 10-18-2028		324,390
Mp Clo Vii Ltd	Mp Clo Vii Ltd / Mp Clo Vii Llc Sr Nt Cla-R3 Fltg 144A 3C7 6.44952% 10-18-2028		194,634
Mpt Oper	Mpt Oper 3.5% Due 03-15-2031		526,767
Mpt Oper	Mpt Oper 5.25% Due 08-01-2026		227,886
Mpt Oper	Mpt Oper 4.625% Due 08-01-2029		24,444
Msci Inc Sr	Msci Inc Sr Nt 144A 3.625% 11-01-2031		44,004
Murphy Oil Corp	Murphy Oil Corp 5.125 12-01-2042		52,857
Nabors Inds Inc	Nabors Inds Inc New 9.125% 01-31-2030		377,527
Nabors Inds Inc	Nabors Inds Inc New Sr Priority Gtd Nt 144A 7.375% 05-15-2027		210,632
National Fuel Gas Co	National Fuel Gas Co 5.5% Due 10-01-2026		502,281
Natixis Coml	Natixis Coml Mtg Fltg Rt 7.15676% Due 03-15-2035		316,383
Natwest Group Plc	Natwest Group Plc Fixed 7.472% Due 11-10-2026		620,982
Navient Corp	Navient Corp 6.75% Due 06-25-2025		487,904
Navient Corp	Navient Corp 6.75% 06-15-2026		30,455
Navient Corp	Navient Corp 5.5% 03-15-2029		24,896
Navient Private Ed	Navient Private Ed Ln Tr 2020-I 6.44764%04-15-2069		282,026
Navient Private Ed	Pvtpl Navient Private Ed Ln Tr 2018-D Cl A2B Fltg 12-15-2059 Beo		280,712
Navient Private Ed	Pvtpl Navient Private Ed Refi Ln Tr Sr 2019-C Cl A-2 02-15-2068		217,206
Ncl Corp Ltd	Pvtpl Ncl Corp Ltd Sr Nt 3.625% Due 12-15-2024		211,996
Ncl Corp Ltd	Pvtpl Ncl Corp Ltd 8.125% 01-15-2029		131,560
Ncl Corp Ltd	Ncl Corp Ltd Sr Secd Nt 144A 5.875% 02-15-2027		126,910
Ncl Corp Ltd	Pvtpl Ncl Corp Ltd 8.375% Due 02-01-2028		89,012
Ncl Corp Ltd	Ncl Corp Ltd Gtd Sr Nt Exchangeable 1.125% 02-15-2027		54,786
Nfp Corp	Pvtpl Nfp Corp 6.875% Due 08-15-2028		663,693
Nfp Corp	Pvtpl Nfp Corp 7.5% 10-01-2030		108,469
Nfp Corp	Pvtpl Nfp Corp 4.875% 08-15-2028		46,516
Nfp Corp	Nfp Corp Closing Date Term Loan Due 02-15-2027		24,039
Nissan Mtr Accep Corp	Nissan Mtr Accep Corp Nt 144A 1.05% 03-08-2024		396,235
Nissan Mtr Accep Corp	Pvtpl Nissan Mtr Accep Co Llc Nt 1.85% 09-16-2026		179,974
Nordea Realkredit	Nordea Realkredit 1.5% Cvd Bds 01/10/2053 Dkk		434,178
Nordea Realkredit	Nordea Realkredit 0.5% Cvd Bds 01/10/2043 Dkk		51,785
Nordea Realkredit	Nordea Realkredit 1.5% Cvd Bds 01/10/2053 Dkk		10,188

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Nordea Realkredit	Nordea Realkredit 1.5% Cvd Bds 01/10/2053 Dkk		-
Nordea Realkredit	Nordea Realkredit 2% Cvd Bds 01/10/53 Dkk0.01		24,423
Nordea Realkredit	Nordea Realkredit 1% Cvd Bds 01/10/50 Dkk0.01		18
Novastar	Novastar Mtg Fdg Tr Ser 06-1 Cl A1A Fltg 05-25-2036		41,831
Nrg Energy Inc	Pvtpl Nrg Energy Inc 7.0% 03-15-2033		893,138
Nrg Energy Inc	Nrg Energy Inc 4.45% Due 06-15-2029		140,694
Nrg Energy Inc	Pvtpl Nrg Energy Inc 144A 3.75% 06-15-2024		120,583
Nrg Energy Inc	Nrg Energy Inc Sr Nt 144A 3.875% 02-15-2032		47,939
Nrg Energy Inc	Nrg Energy Inc 6.625% Due 01-15-2027		45,090
Nustar Logistics L P	Nustar Logistics L P 5.75% Due 10-01-2025 Beo		345,390
Nuvasive Inc	Nuvasive Inc Sr Nt Conv .375% Due 03-15-2025 Reg		105,800
Nxp B V	Nxp B V/Nxp Fdg Llc/Nxp Usa Inc 4.3% 06-18-0209		389,020
Nxp B V	Nxp B V / Nxp Fdg Llc / Nxp Usa Inc Sr Nt 3.4% 05-01-2030		92,033
Nykredit Realkredi	Nykredit Realkredi 1.5% Gtd 01/10/2053 Dkk0.01		242,634
Nykredit Realkredi	Nykredit Realkredi 1.5% Cvd Bds 01/10/2053 Dkk		10,162
Nykredit Realkredi	Nykredit Realkredi 1% Snr 01/10/2050 Dkk0.01		22
Nykredit Realkredi	Nykredit Realkredi 1.5% Cvd Bds 01/10/2053 Dkk		-
Nykredit Realkredi	Nykredit Realkredi 0.5% Cvd Bds 01/10/2043 Dkk		519,093
Nykredit Realkredi	Nykredit Realkredi 2% Cvd Bds 01/10/53 Dkk0.01		134,744
Nykredit Realkredi	Nykredit Realkredi 1% Cvd Bds 01/10/2053Dkk		1,605
Nykredit Realkredi	Nykredit Realkredi 1% Cvd Bds 01/10/53 Dkk0.01		-
Nyo Coml	Nyo Coml Mtg Tr Fltg Rt 6.54348% Due 11-15-2038		553,389
Oaktree Clo Ltd	Oaktree Clo 2019-1 Ltd / Oaktree Sr Secdnt Cl A-1-R Fltg 6.68942% 04-22-2030		699,463
Oaktree Clo Ltd	Oaktree Clo 2019-4 Ltd / Oaktree 6.69942% 10-20-2032		396,622
Obx	Obx 2023-Nqm7 Tr Mtg Bkd Nts Cl A-1 144A6.84399986267% 04-25-2063		494,372
Obx	Obx 2021-Inv2 Tr Fltg Rt 5% Due 10-25-2051		312,464
Ocp Euro Clo	Ocp Euro Clo 17-2 Frn Clo 01/2032 Eur 'A'		246,838
Okta Inc	Okta Inc .375% Due 06-15-2026		113,152
Omega Healthcare	Omega Healthcare 4.5% Due 04-01-2027		49,887
Omega Healthcare Investors	Omega Healthcare Investors 3.625% Due 10-01-2029		31,765
One 2021-Pk	One 2021-Pk Mtg Tr 6.14748% 03-15-2036		761,374
One 2021-Pk	One 2021-Pk Mtg Tr 6.14748% 03-15-2036		380,687
Onemain Financial Corporation	Onemain Fin Corp 7.875% 03-15-2030		192,516
Onemain Financial Corporation	Onemain Fin Corp Sr Nt 3.5% 01-15-2027		130,488
Onemain Financial Corporation	Onemain Financial Corporation 9.0% 01-15-2029		76,162
Oneok Inc	Oneok Inc New 4.55% Due 07-15-2028		197,016
Ontario Gaming Gta Limited	Ontario Gaming Gta Limited Partnership Term Loan B Senior Secured Tl 07-20-2030		56,190
Open Text Hldgs Inc	Pvtpl Open Text Hldgs Inc 4.125% Due 02-15-2030		119,464
Option Care Health Inc	Option Care Health Inc 4.375% 10-31-2029		104,847
Oracle Corp	Oracle Corp 1.65% 03-25-2026		559,961
Organon & Co	Organon & Co Term Loan (Usd) Due 04-08-2028 Beo		268,169
Oscar Us Fdg Xiv Llc	Oscar Us Fdg Xiv Llc Nt Cl A-4 144A 2.82% 04-10-2029		379,667
Pac Gas & Elec Co	Pac Gas & Elec Co 3.5% Due 08-01-2050		346,411
Pac Gas & Elec Co	Pac Gas & Elec Co Fixed 5.9% Due 06-15-2032		305,595
Pac Gas & Elec Co	Pac Gas & Elec Co Fixed 3.5% Due 06-15-2025		96,889

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Pac Gas & Elec Co	Pac Gas & Elec Co Fixed 2.1% Due 08-01-2027		90,195
Pac Gas & Elec Co	Pac Gas & Elec Co Fixed 3.45% Due 07-01-2025		96,791
Pac Life Global	Pac Life Global Fdg Ii Medium Term .63% 06-04-2026		297,373
Pacific Gas & Elec Co	Pacific Gas & Elec Co 2.5% Due 02-01-2031/06-19-2020 Reg		247,968
Patrick Inds Inc	Patrick Inds Inc 7.5% Due 10-15-2027		106,265
Peloton Interactive Inc	Peloton Interactive Inc 0.0% Conv 02-15-2026		191,923
Penske Automotive	Penske Automotive Group Inc 3.5% Due 09-01-2025 Reg		131,949
Penske Automotive	Penske Automotive 3.75% Due 06-15-2029		87,081
Perrigo Fin Unltd Fixed	Perrigo Fin Unltd Fixed 3.15% Due 06-15-2030		454,766
Petroleos Mexicanos	Petroleos Mexicanos 6.49% 01-23-2027		187,697
Petsmart Inc	Petsmart Inc Fltg Rt Tbl 02-11-2028 Beo		76,896
Playtika Holding Corp.	Playtika Holding Corp. Fltg Rt Tbl 03-05-2028		19,907
Pmhc Ii Inc.	Pmhc Ii, Inc. Initial Term Loan Senior Secured Term Loan 04-23-2029		100,887
Polyone Corp	Polyone Corp 5.75% Due 05-15-2025		122,003
Precision Drilling Corp	Precision Drilling Corp 6.875% 01-15-2029		73,289
Pre-Paid Legal	Pre-Paid Legal Services Inc Initial Termloan (First Lien) Due 12-15-2028		99,476
Presidio Hldgs Inc	Pvtpl Presidio Hldgs Inc Sr Nt 144A 8.25% Due 02-01-2028/02-01-2023 Beo		363,707
Presidio Hldgs Inc	Presidio Hldgs Inc 4.875% Due 02-01-2027		263,700
Presidio Llc	Presidio Llc Fka Presidio Inc Term Loan B 01-15-2027		117,564
Prologis L P	Prologis L P 2.25% Due 04-15-2030		87,541
Proofpoint Inc Sr	Proofpoint Inc Sr Secured Tl 06-09-2028 Usd Due 08-31-2028 Beo		130,989
Protective Life	Protective Life 1.17% Due 07-15-2025		659,526
Protective Life	Pvtpl Protective Life Global Fdg 1.618% Due 04-15-2026 Beo		645,985
Prpm 2023	Prpm 2023-Nqm2 Tr Fltg Rt 6.25% Due 08-25-2068		984,619
Prudential Plc	Prudential Fdg Asia Plc 3.125% 04-14-2030		181,807
Puget Energy Inc New	Puget Energy Inc New 4.1% 06-15-2030		550,530
Pvptl Daimler Trucks Fin	Pvptl Daimler Trucks Fin Fltg Rt 12-13-2024		299,880
Pvptl Eqm Midstream Partners L P	Pvtpl Eqm Midstream Partners L P Sr Nt 144A 6.5% Due 07-01-2027/06-18-2020 Beo		76,357
Pvptl Iron Mtn Inc	Pvtpl Iron Mtn Inc New 5.25% Due 07-15-2030		256,113
Pvptl Iron Mtn Inc	Pvtpl Iron Mtn Inc New 5.0% Due 07-15-2028		110,548
Pvptl Iron Mtn Inc	Pvtpl Iron Mtn Inc New 4.875% Due 09-15-2029 Beo		58,722
Pvptl Iron Mtn Inc	Pvptl Iron Mtn Inc New 4.875% 09-15-2027		26,351
Pvptl Moss Creek Res Hldgs Inc	Pvtpl Moss Creek Res Hldgs Inc Fixed 10.5% 05-15-2027 Beo		150,774
Pvptl Moss Creek Res Hldgs Inc	Pvptl Moss Creek Res Hldgs Inc 7.5% Due 01-15-2026/01-18-2018 Beo		52,872
Pvtl Transocean Titan Fin Ltd	Pvtl Transocean Titan Fin Ltd 01/02/2028 8.375% 02-01-2028		88,186
Pvtpl Abn Amro Bank	Pvtpl Abn Amro Bank Nv 6.575% 10-13-2026		203,103
Pvtpl Acadia Healthcare Co	Pvtpl Acadia Healthcare Co Inc Sr Nt 5.0% 04-15-2029		116,158
Pvtpl Achv Abs Tr 2023	Pvtpl Achv Abs Tr 2023-3Pl Ser 23-3Pl Cl A 6.6% 08-19-2030		145,482
Pvtpl Adient Global Hldgs Ltd	Pvtpl Adient Global Hldgs Ltd 8.25% 04-15-2031		175,748
Pvtpl Aethon Utd Br Lp/Aethon Utd Fin Corp	Pvtpl Aethon Utd Br Lp/Aethon Utd Fin Corp 8.25% Due 02-15-2026		180,900
Pvtpl Ag Ttmt Escrow Issuer Llc	Pvtpl Ag Ttmt Escrow Issuer Llc Sr Secd Nt 8.625% 09-30-2027		38,902
Pvtpl Ahp Health Partners Inc	Pvtpl Ahp Health Partners Inc Sr Nt 5.75% 07-15-2029		82,294
Pvtpl Aircastle Ltd	Pvtpl Aircastle Ltd 2.85% Due 01-26-2028Beo		176,781
Pvtpl Aircastle Ltd	Pvtpl Aircastle Ltd Sr Nt 6.5% 07-18-2028		98,997
Pvtpl Akamai Technologies Inc	Pvtpl Akamai Technologies Inc Cnv Snr Nts 1.125% 02-15-2029		121,128

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Pvtpl Albertsons Cos Inc	Pvtpl Albertsons Cos Inc/Safeway Inc/New A Sr Nt 144A 7.5% 03-15-2026		619,159
Pvtpl Albertsons Cos Inc	Pvtpl Albertsons Cos Inc/Safeway Inc/ A 4.625% Due 01-15-2027 Beo		152,666
Pvtpl Albertsons Cos Inc	Pvtpl Albertsons Cos Inc 4.875% Due 02-15-2030		149,476
Pvtpl Albertsons Cos Inc	Pvtpl Albertsons Cos Inc Fixed 5.875% 02-15-2028		135,216
Pvtpl Albertsons Cos Inc/Safeway Inc	Pvtpl Albertsons Cos Inc/Safeway Inc/Newa 3.5% Due 03-15-2029/08-31-2020 Beo		253,457
Pvtpl Allied Unvl Holdco Llc	Pvtpl Allied Unvl Holdco 9.75% 07-15-2027		195,982
Pvtpl Allied Unvl Holdco Llc	Pvtpl Allied Unvl Holdco Llc / Allied Unv 6.625% 07-15-2026		117,382
Pvtpl Allison Transmission Inc	Pvtpl Allison Transmission Inc 3.75% Due01-30-2031/11-19-2020 Beo		204,130
Pvtpl Allison Transmission Inc	Pvtpl Allison Transmission Inc Fixed 5.875%06-01-2029 Beo		71,736
Pvtpl Altice Fing S A Sr	Pvtpl Altice Fing S A Sr Secd Nt 5.75% 08-15-2029		302,904
Pvtpl Altice Fing S A Sr	Pvtpl Altice Fing S A Sr Secd Nt 5.0% Due 01-15-2028		181,178
Pvtpl American Fin Tr Inc/Amern Fin Operpar	Pvtpl American Fin Tr Inc/Amern Fin Operpar 4.5% 09-30-2028		259,361
Pvtpl Ameritex Holdco Inter Llc	Pvtpl Ameritex Holdco Inter Llc 10.25% 10-15-2028		198,308
Pvtpl Apidos	Pvtpl Apidos Clo 17-26A A1Ar Fltg 07-18-2029 Usd		564,669
Pvtpl Apidos	Pvtpl Apidos Clo Xxiv / Apidos Clo Xxiv Llc Clo Var Rt Due 10-20-2030 Beo		399,270
Pvtpl Aramark Svcs Inc	Pvtpl Aramark Svcs Inc Sr Nt 5.0% 04-01-2025		95,286
Pvtpl Arbor Rlty Coml Real Estate	Pvtpl Arbor Rlty Coml Real Estate Nts 2021-Fl4 Sr 21-Fl4 Cl A 11-15-2036		395,393
Pvtpl Arches Buyer Inc	Pvtpl Arches Buyer Inc 144A 4.25% Due 06-01-2028 Beo		95,096
Pvtpl Ard Finance Sa	Pvtpl Ard Finance Sa 6.5% Due 06-30-2027Beo		93,436
Pvtpl Ardagh Packaging Fin Plc	Pvtpl Ardagh Packaging Fin Plc 5.25% 04-30-2025 Beo		194,505
Pvtpl Ares Clo Ltd	Pvtpl Ares Clo Ltd Sr 16-39A Cl A1R2 Fltg Rt Due 04-18-2031 Beo		399,600
Pvtpl Ares Clo Ltd	Pvtpl Ares Clo Ltd Ser 18-50A Cl Ar Fltg 01-15-2032		299,712
Pvtpl Ares Clo Ltd	Pvtpl Ares Xl Clo Ltd/Ares Xl Clo Llc Srsecd Nt Cl A-1-Rr Fltg 01-15-2029		296,268
Pvtpl Ares Clo Ltd	Pvtpl Ares Xl Clo Ltd/Ares Xl Clo Llc Srsecd Nt Cl A-1-Rr Fltg 01-15-2029		197,512
Pvtpl Ares Fin Co Ii Llc	Pvtpl Ares Fin Co Ii Llc Sr Nt 144A 3.25% Due 06-15-2030/06-15-2020 Beo		353,763
Pvtpl Ashtead Cap Inc	Pvtpl Ashtead Cap Inc 4.25% 11-01-2029		467,411
Pvtpl Atlas	Pvtpl Atlas Sr Secd Ln Fd Viii Ltd Sr 17-8A Cl B Fltg 01-15-2030		187,012
Pvtpl Avantor	Pvtpl Avantor Funding Inc 3.875% Due 11-01-2029/10-26-2021 Beo		59,020
Pvtpl Avantor	Pvtpl Avantor 4.625% Due 07-15-2028 Beo		50,242
Pvtpl Barings Clo Ltd	Pvtpl Barings Clo Ltd Ser 16-2A Cl Ar2 Fltg Rt 01-20-2032		399,467
Pvtpl Bausch Health Cos Inc	Pvtpl Bausch Health Cos Inc 6.125% 02-10-2027		119,475
Pvtpl Bausch Health Cos Inc	Pvtpl Bausch Health Cos Inc Fixed 5.75% 08-15-2027 Beo		59,340
Pvtpl Baytex Energy Corp	Pvtpl Baytex Energy Corp 8.5% 04-30-2030		202,790
Pvtpl Benefit Str Partners Clo Xvi	Pvtpl Benefit Str Partners Clo Xvi Ser 18-16A Cl A1R Fltg Rt Due 01-17-2032		399,802
Pvtpl Berry Global Escrow Corp	Pvtpl Berry Global Escrow Corp Fixed 4.875% 07-15-2026 Beo		216,191
Pvtpl Bhp	Pvtpl Bhp Tr Sr 2019-Bxhp Cl A Fltg 144A 08-15-2021		35,785
Pvtpl Bluemountain Clo	Pvtpl Bluemountain Clo Xxii Ltd 18-1A Cl A-1 Fltg Rt 07-15-2031		494,669
Pvtpl Bluemountain Clo	Pvtpl Bluemountain Clo 2013-2A Ltd Cl A-1-R Fltg 10-22-2030		276,364
Pvtpl Bonanza Creek Energy Inc	Pvtpl Bonanza Creek Energy Inc 5.0% 10-15-2026		326,788
Pvtpl Boxer Parent Co Inc	Pvtpl Boxer Parent Co Inc Sr 2Nd Lien Nt144A 9.125 Due 03-01-2026/06-01-2020 Beo		202,876
Pvtpl Bpce Medium Term Sub	Pvtpl Bpce Medium Term Sub Nts Book Entry 144A 4.625 Due 07-11-2024 Beo		989,070
Pvtpl Buckeye Partners L P	Pvtpl Buckeye Partners L P 4.125% Due 03-01-2025		74,100
Pvtpl Carlyle Fin Subsidiary Llc	Pvtpl Carlyle Fin Subsidiary Llc S 3.5% 09-19-2029		374,598
Pvtpl Carlyle Global Mkt Strategies Clo	Pvtpl Carlyle Global Mkt Strategies Clo 2012-4 Cl A-1-R3 Fltg 04-22-2032		299,911
Pvtpl Carlyle Global Ser	Pvtpl Carlyle Global Ser 14-2Ra Cl A1 Fltg 05-15-2031		550,026

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Pvtpl Carriage Purchaser Inc	Pvtpl Carriage Purchaser Inc 7.875% 10-15-2029		183,392
Pvtpl Carval Clo Ltd Sr	Pvtpl Carval Clo Ltd Sr 18-1A Cl A Fltg 07-16-2031		699,677
Pvtpl Catalent Pharma Solutions Inc	Pvtpl Catalent Pharma Solutions Inc 5.0% Due 07-15-2027		334,457
Pvtpl Catalent Pharma Solutions Inc	Pvtpl Catalent Pharma Solutions Inc 3.5% Due 04-01-2030 Beo		289,829
Pvtpl Catalent Pharma Solutions Inc	Pvtpl Catalent Pharma Solutions Inc 3.125% Due 02-15-2029 Beo		14,877
Pvtpl Cbam - Ltd Llc	Pvtpl Cbam 2018-8 Ltd Llc Nt Cl A-1 Fltg 3C7 10-20-2029 Beo		594,414
Pvtpl Cco Hldgs Llc/Cap Corp	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp Bnds 5.5% Due 05-01-2026		274,179
Pvtpl Cco Hldgs Llc/Cap Corp	Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp 4.25% Due 02-01-2031		183,548
Pvtpl Cco Hldgs Llc/Cco Hldgs Cap Corp	Pvptl Cco Hldgs Llc / Cco Hldgs Cap Corp 5.125% Due 05-01-2027		82,027
Pvtpl Centennial Resource Prodtn Llc	Pvtpl Centennial Resource Prodtn Llc 5.375% Due 01-15-2026/11-30-2017		160,818
Pvtpl Charles Riv Laboratories Intl Inc	Pvtpl Charles Riv Laboratories Intl Inc 4.25% Due 05-01-2028		39,932
Pvtpl Chart Industries Inc	Pvtpl Chart Industries Inc 9.5% Due 01-01-2031 Beo		206,395
Pvtpl Cheever Escr Issuer Llc	Pvtpl Cheever Escr Issuer Llc 01/10/20277.125 Due 10-01-2027/08-30-2022 Beo		206,231
Pvtpl Churchill Downs	Pvtpl Churchill Downs 4.75% 01-15-2028		232,053
Pvtpl Churchill Downs	Pvtpl Churchill Downs 5.5% Due 04-01-2027		18,800
Pvtpl Cifc Fdg -Iv Ltd	Pvtpl Cifc Fdg 2017-Iv Ltd Ser 17-4A Cl A1R Fltg 10-24-2030		421,222
Pvtpl Cifc Fdg -Iv Ltd	Pvtpl Cifc Fdg 2017-Iv Ltd Ser 17-4A Cl A1R Fltg 10-24-2030		336,977
Pvtpl Civitas Res Inc	Pvtpl Civitas Res Inc 8.375% 07-01-2028		324,689
Pvtpl Civitas Res Inc	Pvtpl Civitas Res Inc 8.625% 11-01-2030		223,759
Pvtpl Cleveland-Cliffs Inc	Pvtpl Cleveland-Cliffs Inc 6.75% 04-15-2030		158,284
Pvtpl Cloud Software Group Inc	Pvtpl Cloud Software Group Inc 9.0% 09-30-2029		60,963
Pvtpl Cmo	Pvtpl Cmo Colony Mtg Cap Ltd Sr 19-Ikpr Cl A Fltg 11-15-2038		392,641
Pvtpl Cmo	Pvtpl Cmo Bx Trust Sr 19-Atl Cl A Fltg 10-15-2036		392,120
Pvtpl Cmo Bryant Pk	Pvtpl Cmo 5 Bryant Pk Mtg Tr Ser-2018-5Bp Cl-A Fltg 06-15-2033 Beo		275,059
Pvtpl Cmo 280 Pk Ave 2017	Pvtpl Cmo 280 Pk Ave 2017-280P Mtg Tr Coml Ctf Cl A Var Due 09-15-2034		384,203
Pvtpl Cmo Acrec 2023	Pvtpl Cmo Acrec 2023-Fl2 Llc Acrec 2023-Fl2 A Var Rt Due 02-19-2038 Beo		499,214
Pvtpl Cmo Areit -Cre Ltd	Pvtpl Cmo Areit 2021-Cre5 Ltd/Areit Areit 2021-C Sr Nt Cl A Var Rt 07-17-2026		456,334
Pvtpl Cmo Atrium Hote 2017-Atrm Coml	Pvtpl Cmo Atrium Hote 2017-Atrm Coml Mtg 144A Cl A Var Rt Due 11-15-2019		368,203
Pvtpl Cmo Chase Home Lending	Pvtpl Cmo Chase Home Lending Mtg Tr 2023-Rpl2 Ser Rpl2 Cl A1 Fltg 03-25-2063		780,082
Pvtpl Cmo Cim Trust	Pvtpl Cmo Cim Trust Ser 19-Inv1 Cls A2 Fltg Rt 02-25-2049		23,831
Pvtpl Cmo Citigroup	Pvtpl Cmo Citigroup Mtg Ln Tr 2018-Rp2 Cl 1 Frns 02-25-2058		741,904
Pvtpl Cmo Csmc 2018-Rpl Tr	Pvtpl Cmo Csmc 2018-Rpl9 Tr Mtg Backed Nt Cl A 144A Var Rt Due 09-25-2057		272,397
Pvtpl Cmo Dbwf Mtg Tr	Pvtpl Cmo Dbwf Mtg Tr Coml Mtg Ser 2016-85T Cl A 3.791% 12-10-2036		159,338
Pvtpl Cmo Hawaii Hotel	Pvtpl Cmo Hawaii Hotel Ser 2019-Maui Cl A Fltg 144A 05-15-2038		396,973
Pvtpl Cmo Mill City	Pvtpl Cmo Mill City Mtg Ln Tr 2019-Gs2 Ser 19-Gs2 Cls A1 Var Rt 08-25-2059		266,721
Pvtpl Cmo Mill City	Pvtpl Cmo Mill City Mtg Ln Tr 2019-Gs2 Ser 19-Gs2 Cls A1 Var Rt 08-25-2059		166,701
Pvtpl Cmo New Orl Hotel	Pvtpl Cmo New Orl Hotel Tr 2019-Hnlaser 19-Hnla Cls A Var Rt Due 04-15-2032 Beo		385,750
Pvtpl Cmo New Residential	Pvtpl Cmo New Residential Mtg Ln Tr 20-Rpl1 Cl A-1 Var Rt Due 11-25-2059		331,909
Pvtpl Cmo New Residential	Pvtpl Cmo New Residential Mtg Ln Ser 19-Rpl3 Cl A1 Frn 07-25-2059 Beo		276,827
Pvtpl Cmo New Residential	Pvtpl Cmo New Residential Mtg Ln Ser 19-Rpl3 Cl A1 Frn 07-25-2059 Beo		118,640
Pvtpl Cmo One Mkt Plaza Tr	Pvtpl Cmo One Mkt Plaza Tr Ser 2017-1Mkt Cl A 144A 3.6139% 02-10-2032 Beo		637,000
Pvtpl Cmo Sfo Coml	Pvtpl Cmo Sfo Coml Mtg Tr 2021-555 Sfo 2021-555 A Var Rt Due 05-15-2038 Beo		1,047,698
Pvtpl Cmo Sfo Coml	Pvtpl Cmo Sfo Coml Mtg Tr 2021-555 Sfo 2021-555 A Var Rt Due 05-15-2038 Beo		748,355
Pvtpl Cmo Smb Private	Pvtpl Cmo Smb Private Ed Ln Tr 2022-B 0%Due 12-31-2049 Beo		287,754
Pvtpl Cmo Smb Private	Pvtpl Cmo Smb Private Ed Ln Tr 2022-B 0%Due 12-31-2049		274,930

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Pvtpl Cnx Resources Corporation	Pvtpl Cnx Resources Corporation 7.375% Due 01-15-2031 Beo		206,459
Pvtpl Cobra Acquisitionco Llc	Pvtpl Cobra Acquisitionco Llc 6.375% 11-01-2029		144,121
Pvtpl Cogent Communications Group Inc	Pvtpl Cogent Communications Group Inc 3.5% Due 05-01-2026 Beo		70,845
Pvtpl Colt Merger Sub Inc	Pvtpl Colt Merger Sub Inc 5.75% Due 07-01-2025		499,829
Pvtpl Compass Group Diversified Hldgs Llc	Pvtpl Compass Group Diversified Hldgs Llc Sr Nt 5.0% 01-15-2032		220,679
Pvtpl Conduent Business Svcs Llc/Conduent St	Pvtpl Conduent Business Svcs Llc/Conduent St 6.0% 11-01-2029		178,273
Pvtpl Consolidated Communications Inc	Pvtpl Consolidated Communications Inc 6.5% Due 10-01-2028/10-02-2020 Beo		71,554
Pvtpl Consolidated Energy Fin S A	Pvtpl Consolidated Energy Fin S A Nt Usd 5.625% 10-15-2028		131,251
Pvtpl Continental Res Inc	Pvtpl Continental Res Inc 5.75% Due 01-15-2031/11-25-2020 Beo		80,528
Pvtpl Continental Resources	Pvtpl Continental Resources 2.268% 11-15-2026		368,196
Pvtpl Continental Resources	Pvtpl Continental Resources Inc 2.875% Due 04-01-2032 Beo		69,876
Pvtpl Credit Acceptance	Pvtpl Credit Acceptance 9.25% 12-15-2028		60,785
Pvtpl Crestline Denali Clo Xiv Ltd	Pvtpl Crestline Denali Clo Xiv Ltd Sr 16-1A Cl Ar2 Fltg 10-23-2031		589,593
Pvtpl Crestline Denali Clo Xiv Ltd	Pvtpl Crestline Denali Clo Xiv Ltd Sr 16-1A Cl Ar2 Fltg 10-23-2031		393,062
Pvtpl Crownrock L P/Crownrock Fin Inc	Pvtpl Crownrock L P/Crownrock Fin Inc 5.0% Due 05-01-2029 Beo		41,925
Pvtpl Cvp Clo 2017-2 Ltd	Pvtpl Cvp Clo 2017-2 Ltd/Cvp Clo 2017-2 Llc Nt Cl A Fltg Rate 144A Var Rt		637,447
Pvtpl Dana Financing Lux Sarl Bnds	Pvtpl Dana Financing Lux Sarl Bnds 5.75% Due 04-15-2025		117,416
Pvtpl Dave & Busters Inc	Pvtpl Dave & Busters Inc 7.625% Due 11-01-2025 Beo		105,300
Pvtpl Davita Inc	Pvtpl Davita Inc 3.75% 02-15-2031		80,480
Pvtpl Diamond Fgn Asset Co	Pvtpl Diamond Fgn Asset Co/Diamond Fin Llc 8.5% 10-01-2030		168,547
Pvtpl Directv Holdings/Fing	Pvtpl Directv Holdings/Fing 5.87% Due 08-15-2027 Beo		467,289
Pvtpl East Ohio Gas Co	Pvtpl East Ohio Gas Co 2.0% 06-15-2030		416,157
Pvtpl Ecmc Group Stud Ln Tr -	Pvtpl Ecmc Group Stud Ln Tr 2018-2 Nt Cla Fltg Rate 144A Var Rt Due 09-25-2068		557,019
Pvtpl Elastic N V	Pvtpl Elastic N V 4.125% Due 07-15-2029/07-15-2024 Beo		327,814
Pvtpl Enerflex Ltd	Pvtpl Enerflex Ltd Sr Secd Nt 9.0% 10-15-2027		175,908
Pvtpl Entegris Inc Sr	Pvtpl Entegris Inc Sr Nt 144A 4.375% Due04-15-2028/04-30-2020 Beo		39,970
Pvtpl Fmg Resources Aug	Pvtpl Fmg Resources Aug 2006 4.375% Due 04-01-2031 Beo		409,228
Pvtpl Fort Cre 2022-Fl3 Issuer Llc	Pvtpl Fort Cre 2022-Fl3 Issuer Llc Nt Cla Fltg 12-17-2026		583,202
Pvtpl Fort Cre 2022-Fl3 Issuer Llc	Pvtpl Fort Cre 2022-Fl3 Issuer Llc Nt Cla Fltg 12-17-2026		388,802
Pvtpl Fresenius Med Care Us Fin Iii Inc	Pvtpl Fresenius Med Care Us Fin Iii Inc 3% Due 12-01-2031 Beo		406,082
Pvtpl Fresenius Med Care Us Fin Iii Inc	Pvtpl Fresenius Med Care Us Fin Iii Inc Gtd Nt2.375% 02-16-2031		257,901
Pvtpl Frontier Communications Corp	Pvtpl Frontier Communications Hldgs Llc 8.75% 05-15-2030		256,148
Pvtpl Frontier Communications Corp	Pvtpl Frontier Communications Corp 5.0% Due 05-01-2028 Beo		95,154
Pvtpl Frontier Communications Corp	Frontier Communications Hldgs Llc 5.875%11-01-2029		72,027
Pvtpl Fs Rialto 2022-Fl4 Issuer Llc	Pvtpl Fs Rialto 2022-Fl4 Issuer Llc Sr 22-Fl4 Cl A Var Rt Due 01-19-2039 Beo		395,458
Pvtpl Garda World Security Corp	Pvtpl Garda World Security Corp 6% Due 06-01-2029 Beo		300,455
Pvtpl Garda World Security Corp	Pvtpl Garda World Security Corp 7.75% 02-15-2028		77,596
Pvtpl Garda World Security Corp	Pvtpl Garda World Security Corp 4.625% Due 02-15-2027		33,696
Pvtpl Garden Spinco Corp	Pvtpl Garden Spinco Corp Sr Nt 8.625% 07-20-2030		203,304
Pvtpl Gfl Environmental Inc	Pvtpl Gfl Environmental Inc 3.75% Due 08-01-2025 Beo		96,671
Pvtpl Gfl Environmental Inc	Pvtpl Gfl Environmental Inc Sr Secd Nt 144A 4.25% Due 06-01-2025/04-29-2020 Beo		175,372
Pvtpl Glatfelter Corp	Pvtpl Glatfelter Corp 4.75%11-15-2029		63,950
Pvtpl Global Infrastructure Solutions Inc	Pvtpl Global Infrastructure Solutions Inc 7.5% Due 04-15-2032/04-07-2022 Beo		148,463
Pvtpl Global Net Lease Inc & Global Net Lease	Pvtpl Global Net Lease Inc & Global Net Lease 3.75 Due 12-15-2027/12-17-2020 Beo		290,173
Pvtpl Go Daddy Oper Co Llc	Pvtpl Go Daddy Oper Co Llc/Gd Fin Co Inc3.5% Due 03-01-2029 Beo		18,187

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Pvtpl Go Daddy Oper Co Llc	Pvtpl Go Daddy Oper Co Llc/Gd Fin Co Inc 5.25% 12-01-2027		14,699
Pvtpl Graftech Fin Inc	Pvtpl Graftech Fin Inc 4.625% Due 12-15-2028/12-15-2023 Beo		96,122
Pvtpl Graftech Global Enterprises Inc	Pvtpl Graftech Global Enterprises Inc Srsecd Nt 9.875% 12-15-2028		180,473
Pvtpl Group 1 Automotive Inc	Pvtpl Group 1 Automotive Inc Group 1 4.0% Due 08-15-2028 Beo		31,525
Pvtpl Grubhub Hldgs Inc	Pvtpl Grubhub Hldgs Inc Sr Nt 5.5% Due 07-01-2027/06-10-2019 Beo		25,218
Pvtpl Gs Mortgage Securities Trust	Pvtpl Gs Mortgage Securities Trust Ser 2018-Luau Cl E E 11-15-2032 Beo		395,789
Pvtpl Gtcr Ap Fin Inc	Pvtpl Gtcr Ap Fin Inc 8% Due 05-15-2027		139,388
Pvtpl Gw B-Cr Sec Corp	Pvtpl Gw B-Cr Sec Corp 9.5% Due 11-01-2027		301,445
Pvtpl Halseypoint Clo Ii Ltd	Pvtpl Halseypoint Clo Ii Ltd Sr 20-2A Cl A1 Fltg 07-20-2031		356,731
Pvtpl Hanesbrands Inc	Pvtpl Hanesbrands Inc 9.0% 02-15-2031		105,803
Pvtpl Hanesbrands Inc	Pvtpl Hanesbrands Inc Sr 144A 4.875% Due 05-15-2026/05-06-2016 Beo		99,341
Pvtpl Heartland Dental Llc	Pvtpl Heartland Dental Llc/ Sr Secd Nt 144A 10.5% 04-30-2028		297,774
Pvtpl Hilcorp Energy I	Hilcorp Energy I 6.0% 04-15-2030		20,375
Pvtpl Hilcorp Energy I	Pvtpl Hilcorp Energy I /Hilcorp 6.25% Due 04-15-2032 Beo		15,386
Pvtpl Hilton Domestic Oper Co Inc	Pvtpl Hilton Domestic Oper Co Inc 4.0% Due 05-01-2031 Beo		21,989
Pvtpl Hilton Domestic Oper Co Inc	Pvtpl Hilton Domestic Oper Co Inc 3.625%Due 02-15-2032/02-02-2021 Beo		6,984
Pvtpl Hilton Grand Vacations Borrower Escrow L	Pvtpl Hilton Grand Vacations Borrower Escrow L Sr Nt 5.0% 06-01-2029		54,429
Pvtpl Hyundai Cap Amer Fltg Rt	Pvtpl Hyundai Cap Amer Fltg Rt 08-04-2025		399,824
Pvtpl Icg Us Clo 2018-3 Ltd	Pvtpl Icg Us Clo 2018-3 Ltd/Icg Us Clo 2018- Var Rt Due 01-24-2032 Beo		699,029
Pvtpl Iliad Hldg S A S	Pvtpl Iliad Hldg S A S Sr Secd Nt 10-15-2026		279,452
Pvtpl Illuminate Buyer Llc	Pvtpl Illuminate Buyer Llc/Illuminate Hldgs Sr Nt 144A 9.0% Due 07-01-2028		327,020
Pvtpl Imperial Brands Fin Plc	Pvtpl Imperial Brands Fin Plc Gtd Sr Nt 3.125% 07-26-2024		590,057
Pvtpl Ims Health Inc	Pvtpl Ims Health Inc Sr 5.0% Due 10-15-2026/09-28-2016 Beo		307,079
Pvtpl Independence Plaza Tr	Pvtpl Independence Plaza Tr Ser 2018-Indp Cl A 3.763% 07-10-2035		859,628
Pvtpl Ineos Finance Plc	Pvtpl Ineos Finance Plc 6.75% 05-15-2028		196,788
Pvtpl International Game Technology	Pvtpl International Game Technology 6.25% 01-15-2027		359,236
Pvtpl Iron Mtn Inc	Pvtpl Iron Mtn Inc New Bds 144A 5.625% Due 07-15-2032/06-22-2020 Beo		159,132
Pvtpl Iron Mtn Inc	Pvtpl Iron Mtn Inc New 4.5% Due 02-15-2031/08-18-2020 Beo		83,863
Pvtpl J2 Global Inc	Pvtpl J2 Global Inc 4.625% Due 10-15-2030/10-07-2020 Beo		54,127
Pvtpl Jazz Secs Designated Activity Co	Pvtpl Jazz Secs Designated Activity Co 4.375% Due 01-15-2029 Beo		510,433
Pvtpl Jones Deslauriers Ins Mgmt Inc	Pvtpl Jones Deslauriers Ins Mgmt Inc 8.5% 03-15-2030		158,570
Pvtpl Kar Auction Svcs Inc	Pvtpl Kar Auction Svcs Inc 5.125% Due 06-01-2025 Beo		204,360
Pvtpl Kinetik Hldgs	Pvtpl Kinetik Hldgs Lp 6.625% 12-15-2028		212,960
Pvtpl Labl Escrow Issuer Llc	Pvtpl Labl Escrow Issuer Llc` Fixed 6.75% 07-15-2026		39,869
Pvtpl Labl Inc	Pvtpl Labl Inc 9.5% Due 11-01-2028		91,910
Pvtpl Lccm 2021-Fl2	Pvtpl Lccm 2021-Fl2 Tr Lccm 2021-Fl2 Trust Var Rt Due 12-13-2038 Beo		392,662
Pvtpl Lcm Invts Hldgs Ii Llc	Pvtpl Lcm Invts Hldgs Ii Llc 4.875% Due 05-01-2029/04-27-2021 Beo		120,737
Pvtpl Lcm Invts Hldgs Ii Llc	Pvtpl Lcm Invts Hldgs Ii Llc 8.25% 08-01-2031		75,147
Pvtpl Lcpr	Pvtpl Lcpr Sr Secd Fing Designated Activity Co 6.75 10-15-2027		184,138
Pvtpl Leaseplan Corp N V	Pvtpl Leaseplan Corp N V Medium Term Nts2.875% Due 10-24-2024		195,426
Pvtpl Level 3 Fing Inc	Pvtpl Level 3 Fing Inc 3.75% Due 07-15-2029/01-13-2021 Beo		142,800
Pvtpl Lft Cre 2021-Fl1 Ltd	Pvtpl Lft Cre 2021-Fl1 Ltd / Lft Cre Cl A 1.26025% 06-15-2039		588,501
Pvtpl Lft Cre 2021-Fl1 Ltd	Pvtpl Lft Cre 2021-Fl1 Ltd / Lft Cre Cl A 1.26025% 06-15-2039		392,334
Pvtpl Lgi Homes Inc	Pvtpl Lgi Homes Inc 4.0% 07-15-2029		272,550
Pvtpl Lgi Homes Inc	Pvtpl Lgi Homes Inc 8.75% 12-15-2028		120,204

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Pvtpl Lifepoint Health Inc	Pvtpl Lifepoint Health Inc 5.375% Due 01-15-2029 Beo		343,831
Pvtpl Lifepoint Health Inc	Pvtpl Lifepoint Health Inc 11.0% 10-15-2030		249,641
Pvtpl Lifepoint Health Inc	Pvtpl Lifepoint Health Inc 9.875% Due 08-15-2030		138,422
Pvtpl Lithia Motors Inc	Pvtpl Lithia Motors Inc 4.625% Due 12-15-2027		212,518
Pvtpl Macquarie Airfinance Hldgs	Pvtpl Macquarie Airfinance Hldgs Ltd 8.375% 05-01-2028		83,788
Pvtpl Macquarie Airfinance Hldgs	Pvtpl Macquarie Airfinance Hldgs Ltd Gtdsr Nt 8.125% 03-30-2029		67,939
Pvtpl Macys Retail Hldgs Llc	Pvtpl Macys Retail Hldgs Llc 6.125000% Due 03-15-2032 Beo		47,308
Pvtpl Madison Pk Fdg Xix Ltd	Pvtpl Madison Pk Fdg Xix Ltd Ser 15-19A Cl A1R2 Frn 01-22-2028 Beo		564,234
Pvtpl Magic Mergeco Inc	Pvtpl Magic Mergeco Inc 7.875% 05-01-2029		86,883
Pvtpl Magnetite Xviii Ltd/Magnetite Xviii Ll	Pvtpl Magnetite Xviii Ltd/Magnetite Xviii Ll Sr16-18A Cl Ar2 Var Rt 11-15-2028		162,577
Pvtpl Marathon Clo Ix Ltd	Pvtpl Marathon Clo Ix Ltd/Marathon Clo Ix Ll Var Rt Due 04-15-2029 Beo		91,782
Pvtpl Marble Pt Clo Xi Ltd	Pvtpl Marble Pt Clo Xi Ltd Ser 17-20 Cl A Fltg 12-18-2030		339,504
Pvtpl Master Credit Card Trust	Pvtpl Master Credit Card Trust Ser 23-2A Cl A Fltg 01-21-2027		501,832
Pvtpl Mauser Packaging Solutions Hldg	Pvtpl Mauser Packaging Solutions Hldg Co9.25% Due 04-15-2027 Beo		43,187
Pvtpl Mav Acquisition Corp	Pvtpl Mav Acquisition Corp Sr Secd Nt 144A 5.75% 08-01-2028		152,352
Pvtpl Mcafee Corp	Pvtpl Mcafee Corp Sr Nt 144A 7.375% Due 02-15-2030/02-17-2022 Beo		245,765
Pvtpl Metropolitan Edison Co	Pvtpl Metropolitan Edison Co 4.3% Due 01-15-2029 Beo		96,877
Pvtpl Mf1 Multifamily Housing Mortgage	Pvtpl Mf1 Multifamily Housing Mortgage Lo Sr 20-Fl4 Cl A Var Rt Due 11-15-2035		408,440
Pvtpl Midocean Cr Clo	Pvtpl Midocean Cr Clo Ii/Midocean Cr Clollc Var Rt Due 01-29-2030 Beo		84,910
Pvtpl Mileage Plus Hldgs Llc/Mileage Plus In	Pvtpl Mileage Plus Hldgs Llc/Mileage Plus In 6.5% Due 06-20-2027		11,934
Pvtpl Mountain View Clo - Ltd	Pvtpl Mountain View Clo 2017-1 Ltd Ser 17-1A Cl Ar Frn 10-16-2029 Beo		154,430
Pvtpl Nassau 2017-Ii Ltd	Pvtpl Nassau 2017-Ii Ltd Ser 17-Iia Cl A-L Fltg 01-15-2030		743,066
Pvtpl Nationstar	Pvtpl Nationstar Mtg Hldgs Inc Sr Nt 144A 6% Due 01-15-2027/01-15-2024 Beo		199,493
Pvtpl Nationstar	Pvtpl Nationstar Mtg Hldgs Inc 5.75 11-15-2031		110,035
Pvtpl Navient Pvt Ed Ln Tr 2015	Pvtpl Navient Pvt Ed Ln Tr 2015-B Nt Cl A-3 Fltg Rate 144A Var Rt Due 07-16-2040		217,569
Pvtpl Navient Student	Pvtpl Navient Student Ln Tr 2016-5 Nt Cla Fltg 144A Var Rt Due 06-25-2065 Beo		583,429
Pvtpl Ncr Corp	Pvtpl Ncr Corp New 5% Due 10-01-2028/08-20-2020 Beo		148,477
Pvtpl Nelnet Student	Pvtpl Nelnet Student Ln Tr Fltg Rt Ser 19-2A Cl A 06-27-2067 Beo		397,933
Pvtpl Nelnet Student	Pvtpl Nelnet Student Ln Tr Ser 17-3A Cl A Fltg 02-25-2066		299,517
Pvtpl New Residential	Pvtpl New Residential Mtg Ser 18-Rpl1 Cl A1 Var 12-25-2057		219,485
Pvtpl Nextera Energy Partners Lp	Pvtpl Nextera Energy Oper Partners Lp 144A 4.25% 07-15-2024		103,782
Pvtpl Nextera Energy Partners Lp	Pvtpl Nextera Energy Oper Partners Lp 7.25% 01-15-2029		81,578
Pvtpl Ngl Energy Oper Llc/Ngl Energy Fincor	Pvtpl Ngl Energy Oper Llc/Ngl Energy Fincor 7.5% Due 02-01-2026		153,527
Pvtpl Nissan Mtr Ltd	Pvtpl Nissan Mtr Ltd 4.81% Due 09-17-2030 Beo		187,284
Pvtpl Noble Fin Ii Llc	Pvtpl Noble Fin Ii Llc 8.0% 04-15-2030		112,702
Pvtpl Nortonlifelock Inc	Pvtpl Nortonlifelock Inc 6.75% Due 09-30-2027 Beo		176,953
Pvtpl Oasis Midstream Partners Lp	Pvtpl Oasis Midstream Partners Lp 8.0% Due 04-01-2029		374,616
Pvtpl Ocp Clo Ltd	Pvtpl Ocp Clo Ltd Sr 14-7A Cl A1Rp Var Rt 07-20-2029		188,808
Pvtpl Octagon Invt Partners Xxi Ltd	Pvtpl Octagon Invt Partners Xxi Ltd/Octagon Sr Secd Nt 02-14-2031		299,510
Pvtpl Olympus Wtr Us Hldg Corp	Pvtpl Olympus Wtr Us Hldg Corp 9.75% 11-15-2028		216,404
Pvtpl Ontario Gaming Gta Ltd	Pvtpl Ontario Gaming Gta Ltd Partnership/Otg 8.0% 08-01-2030		151,594
Pvtpl Open Text Corp	Pvtpl Open Text Corp 3.875% Due 02-15-2028 Beo		212,909
Pvtpl Open Text Corp	Pvtpl Open Text Corp 01/12/2029 3.875% Due 12-01-2029/11-24-2021 Beo		212,493
Pvtpl Open Text Corp	Pvtpl Open Text Corp 6.9% Due 12-01-2027/12-01-2022 Beo		50,948
Pvtpl Organon Fin Llc	Pvtpl Organon Fin 1 Llc 5.125% 04-30-2031		398,448

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Pvtpl Osd Clo 2021-23 Ltd	Pvtpl Osd Clo 2021-23 Ltd Ser 21-23A Cl A Fltg 144A 04-17-2031		442,482
Pvtpl Ot Merger Corp	Pvtpl Ot Merger Corp 7.875% Due 10-15-2029		151,547
Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc	Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc Sr Secd Nt Cl A-1R3 Fltg 10-17-2029		333,507
Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc	Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc Sr Secd Nt Cl A-1R3 Fltg 10-17-2029		333,507
Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc	Pvtpl Ozlm Viii Ltd/Ozlm Viii Llc Sr Secd Nt Cl A-1R3 Fltg 10-17-2029		222,338
Pvtpl Ozlm Xxiv Ltd	Pvtpl Ozlm Xxiv Ltd / Ozlm Xxiv Llc 20/07/2032 Var Rt Due 07-20-2032 Beo		396,866
Pvtpl Ozlm Xxiv Ltd	Pvtpl Ozlm Xxiv Ltd / Ozlm Xxiv Llc 20/07/2032 Var Rt Due 07-20-2032 Beo		99,217
Pvtpl Palmer Square	Pvtpl Palmer Square Loan Funding Ltd Ser 21-4A Cl A1 Fltg Rt 10-15-2029 Beo		527,041
Pvtpl Palmer Square	Pvtpl Palmer Square Ln Fdg 2021-3 Ltd/Sr Secd Nt Cl A-1 Fltg 5.04257% 07-20-2029		321,209
Pvtpl Palmer Square	Pvtpl Palmer Square Ln Fdg 2021-3 Ltd/Sr Secd Nt Cl A-1 Fltg 5.04257% 07-20-2029		267,674
Pvtpl Panther Bf Aggregator Lp	Pvtpl Panther Bf Aggregator 2 Lp/Panther6.25% 05-15-2026		264,319
Pvtpl Park Inter Hldgs Llc/Pk Domestic Ppty	Pvtpl Park Inter Hldgs Llc/Pk Domestic Ppty 7.5% Due 06-01-2025/06-01-2022 Beo		196,105
Pvtpl Parkland Corp/Canada	Pvtpl Parkland Corp/Canada 4.5% 10-01-2029		496,727
Pvtpl Parkland Corp/Canada	Pvtpl Parkland Corp/Canada 4.625% 07-10-2030		173,880
Pvtpl Parkland Fuel Corp	Pvtpl Parkland Fuel Corp 5.875% Due 07-15-2027 Beo		301,777
Pvtpl Patrick Inds Inc	Pvtpl Patrick Inds Inc 4.75% Due 05-01-2029 Beo		114,738
Pvtpl Pennsylvania Elec Co	Pvtpl Pennsylvania Elec Co Fixed 3.6%06-01-2029 Beo		92,858
Pvtpl Pennymac Finl Svcs Inc	Pvtpl Pennymac Finl Svcs Inc New 5.75% 09-30-2031		165,742
Pvtpl Pennymac Finl Svcs Inc	Pennymac Finl Svcs 5.375% Due 10-15-2025		131,441
Pvtpl Pennymac Finl Svcs Inc	Pvtpl Pennymac Finl Svcs Inc 7.875% 12-15-2029		36,032
Pvtpl Petsmart Inc/Petsmart Fin Corp	Pvtpl Petsmart Inc/Petsmart Fin Corp 4.75% Due 02-15-2028 Beo		787,772
Pvtpl Petsmart Inc/Petsmart Fin Corp	Pvtpl Petsmart Inc/Petsmart Fin Corp 7.75% Due 02-15-2029 Beo		312,204
Pvtpl Pike Corp	Pvtpl Pike Corp Sr Nt 5.5% 09-01-2028		144,810
Pvtpl Playtika Hldg Corp	Pvtpl Playtika Hldg Corp 4.25% Due 03-15-2029/03-11-2021 Beo		857,716
Pvtpl Pmhc Ii Inc	Pvtpl Pmhc Ii Inc Sr Nt 9.0% 02-15-2030		179,728
Pvtpl Polar Us Borrower Llc	Pvtpl Polar Us Borrower Llc 6.75% 05-15-2026		97,600
Pvtpl Premier Entmt Sub Llc	Pvtpl Premier Entmt Sub Llc/Premier Entmt Fi Sr Nt 5.875% 09-01-2031		303,899
Pvtpl Premier Entmt Sub Llc	Pvtpl Premier Entmt Sub Llc/Premier Entmt Fi Sr Nt 5.625% 09-01-2029		113,403
Pvtpl Quicken Lns Llc	Pvtpl Quicken Lns Llc/Quicken Lns Co-Issuer In 3.625% 03-01-2029		18,102
Pvtpl Rad Clo Ltd	Pvtpl Rad Clo 5 Ltd/Rad Clo 5 Llc Sr 19-5A Cl Ar Var Rt Due 07-24-2032 Beo		700,065
Pvtpl Rapid7 Inc	Pvtpl Rapid7 Inc 1.25% 03-15-2029		98,906
Pvtpl Regal Rexnord Corp	Pvtpl Regal Rexnord Corp 6.3% Due 02-15-2030/01-24-2023		212,637
Pvtpl Regal Rexnord Corp	Pvtpl Regal Rexnord Corp 6.4% Due 04-15-2033		135,700
Pvtpl Regal Rexnord Corp	Pvtpl Regal Rexnord Corp 6.05% Due 04-15-2028/01-24-2023 Beo		88,136
Pvtpl Roblox Corp	Pvtpl Roblox Corp 3.875% Due 05-01-2030/10-29-2021 Beo		48,156
Pvtpl Rockcliff Energy Ii Llc	Pvtpl Rockcliff Energy Ii Llc Sr Nt 144A5.5% Due 10-15-2029/10-04-2021 Beo		120,028
Pvtpl Rockies Express Pipeline Llc	Pvtpl Rockies Express Pipeline Llc 6.875% Due 04-15-2040/03-22-2010		200,293
Pvtpl Rockies Express Pipeline Llc	Pvtpl Rockies Express Pipeline Llc Fixed 4.95% 07-15-2029 Beo		120,380
Pvtpl Rolls-Royce	Pvtpl Rolls-Royce 3.625% Due 10-14-2025		192,100
Pvtpl Romark Clo-I Ltd	Pvtpl Romark Clo-I Ltd / Romark Clo-I Llc 23/10/2030 Var Rt Due 10-23-2030 Beo		569,950
Pvtpl Royal Caribbean Cruise Ltd	Pvtpl Royal Caribbean Cruises Limited 5.5% 08-31-2026		97,075
Pvtpl Royal Caribbean Cruises Ltd	Royal Caribbean Cruises Ltd Sr Nt 144A 4.25% 07-01-2026		194,088
Pvtpl Royal Caribbean Cruises Ltd	Pvtpl Royal Caribbean Cruises Ltd 8.25% Due 01-15-2029/10-06-2022 Beo		132,843
Pvtpl Royal Caribbean Cruises Ltd	Pvtpl Royal Caribbean Cruises Ltd Sr Nt 11.625% Due 08-15-2027/08-18-2022 Beo		103,375
Pvtpl Royal Caribbean Cruises Ltd	Pvtpl Royal Caribbean Cruises Ltd 5.5% Due 04-01-2028 Beo		99,736

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Pvtpl Sabre Glbl Inc	Sabre Glbl Inc 4% Snr Nts 04-15-2025 Usd		118,132
Pvtpl Sabre Glbl Inc	Pvtpl Sabre Glbl Inc 11.25% Due 12-15-2027/12-06-2022 Beo		21,616
Pvtpl Scih Salt Hldgs Inc	Pvtpl Scih Salt Hldgs Inc 4.875% 05-01-2028		117,921
Pvtpl Scih Salt Hldgs Inc	Pvtpl Scih Salt Hldgs Inc 6.625% Due 05-01-2029 Beo		52,298
Pvtpl Seagate Hdd Cayman	Seagate Hdd Cayman 5.75% Due 12-01-2034		286,995
Pvtpl Seagate Hdd Cayman	Seagate Hdd Cayman 9.625% 12-01-2032		235,829
Pvtpl Select Medical Corp	Pvtpl Select Medical Corp 6.25% Due 08-15-2026 Beo		371,947
Pvtpl Sensata Technologies Inc	Pvtpl Sensata Technologies Inc 4.375% Due 02-15-2030		49,157
Pvtpl Sequoia	Pvtpl Sequoia Mtg Tr Sr-Ch1 Cl-A1 4% 02-25-2048		99,574
Pvtpl Shift4 Pmts Llc	Pvtpl Shift4 Pmts Llc/Shift4 Pmts Fin Sub In 4.625% Due 11-01-2026 Beo		354,930
Pvtpl Sirius Xm Holdings Inc	Pvtpl Sirius Xm Holdings Inc 5.0% Due 08-01-2027		81,086
Pvtpl Sirius Xm Radio Inc	Pvtpl Sirius Xm Radio Inc 3.125% Due 09-01-2026 Beo		310,207
Pvtpl Sirius Xm Radio Inc	Pvtpl Sirius Xm Radio Inc 3.875% Due 09-01-2031 Beo		214,722
Pvtpl Sirius Xm Radio Inc	Pvtpl Sirius Xm Radio Inc 4.0% Due 07-15-2028 Beo		73,011
Pvtpl Sitio Royalties Oper Partnership Lp	Pvtpl Sitio Royalties Oper Partnership Lp/S 7.875% 11-01-2028		100,513
Pvtpl Six Flags Theme Parks Inc	Pvtpl Six Flags Theme Parks Inc Sr Secd Nt 144A 7% Due 07-01-2025/04-22-2020		44,191
Pvtpl Sk Hynix Inc	Pvtpl Sk Hynix Inc 1% Due 01-19-2024 Beo		399,176
Pvtpl Skymiles Ip Ltd & Delta Air Lines Inc	Pvtpl Skymiles Ip Ltd & Delta Air Lines Inc 4.5% Due 10-20-2025		197,947
Pvtpl Skymiles Ip Ltd & Delta Air Lines Inc	Skymiles Ip Ltd Delta Air Lines Inc Due 10-20-2027 Beo-20-2027 Beo		189,070
Pvtpl Slm Student Ln	Pvtpl Slm Student Ln Ser 04-10 Cl A7B Fltg 10-25-2029		402,908
Pvtpl Smb Private Ed Ln	Pvtpl Smb Private Ed Ln Tr 2020-Pt-A 1.6% Due 09-15-2054 Beo		541,578
Pvtpl Smb Private Ed Ln	Pvtpl Smb Private Ed Ln Tr 2020-B 1.29% 07/15/2053 1.29% Due 07-15-2053 Beo		274,690
Pvtpl Smb Private Eduacation	Pvtpl Smb Private Eduacation Ln Tr 2023-C Nt Cl A-1A 5.67% 11-15-2052		236,686
Pvtpl Sofi Consumer Loan Program Ser	Pvtpl Sofi Consumer Loan Program Ser 23-15 Cl A 5.81% 05-15-2031		93,617
Pvtpl Sonic Automotive Inc	Pvtpl Sonic Automotive Inc 4.875% Due 11-15-2031 Beo		57,048
Pvtpl Sound Pt Clo Xiv Ltd	Pvtpl Sound Pt Clo Xvi Ltd/Sound Pt Clo Xvi Var Rt Due 07-25-2030 Beo		286,520
Pvtpl Sound Pt Clo Xiv Ltd	Pvtpl Sound Pt Clo Xvi Ltd/Sound Pt Clo Xvi Var Rt Due 07-25-2030 Beo		229,216
Pvtpl Sound Pt Clo Xvii Ltd	Pvtpl Sound Pt Clo Xvii Ltdcl A-1-R Fltg 144A Var Rt 10-20-2030		391,163
Pvtpl Sound Pt Clo Xvii Ltd	Pvtpl Sound Pt Clo Xvii Ltdcl A-1-R Fltg 144A Var Rt 10-20-2030		312,930
Pvtpl Sp Finco Llc	Pvtpl Sp Finco Llc Sr 6.75% Due 07-01-2025		80,696
Pvtpl Standard Chartered Plc	Pvtpl Standard Chartered Plc 7.767% Due 11-16-2028/11-16-2022 Beo		540,851
Pvtpl Standard Chartered Plc	Pvtpl Standard Chartered Plc 03-30-2026		487,445
Pvtpl Standard Inds Inc Del	Pvtpl Standard Inds Inc Del 3.375% Due 01-15-2031 Beo		23,225
Pvtpl Stericycle Inc	Pvtpl Stericycle Inc Sr Nt 5.375% Due 07-15-2024		270,640
Pvtpl Stericycle Inc	Pvtpl Stericycle Inc 3.875% Due 01-15-2029/11-24-2020 Beo		114,329
Pvtpl Summit Matls Llc	Pvtpl Summit Matls Llc Fixed 6.5% 03-15-2027		38,975
Pvtpl Sunoco Lp	Pvtpl Sunoco Lp Nt 7.0% 09-15-2028		221,771
Pvtpl Swedbank Ab Medium Term	Pvtpl Swedbank Ab Medium Term Nts Book Entry 1 3.356% Due 04-04-2025 Reg		293,612
Pvtpl Symantec Corp	Pvtpl Symantec Corp 5.0% Due 04-15-2025		90,090
Pvtpl Tallgrass Energy Partners	Pvtpl Tallgrass Energy Partners Lp/Tallgrass 6.0% Due 09-01-2031 Beo		360,274
Pvtpl Tallgrass Energy Partners	Pvtpl Tallgrass Energy Partners Lp/Tallgrass 7.5% 10-01-2025		141,705
Pvtpl Tallgrass Energy Partners	Pvtpl Tallgrass Energy Partners Lp/Tallgrass 6.0% 12-31-2030		65,080
Pvtpl Tcw Clo	Pvtpl Tcw Clo Ser 18-1A Cl A1R Fltg 04-25-2031 Beo		426,922
Pvtpl Tegna Inc	Pvtpl Tegna Inc Sr Nt 4.75% Due 03-15-2026 Beo		173,238
Pvtpl Teleflex Inc	Pvtpl Teleflex Inc Sr Nt 144A 4.25% Due 06-01-2028/05-27-2020 Beo		276,915

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Pvtpl Telesat Canada/Telesat Llc	Pvtpl Telesat Canada/Telesat Llc 4.875% Due 06-01-2027		189,111
Pvtpl Telesat Cda	Pvtpl Telesat Cda/Telesat Llc 5.625% Due11-06-2026 Beo		73,861
Pvtpl Tempo Acqstn Llc/Tempo Acquisitio	Pvtpl Tempo Acqstn Llc/Tempo Acquisitio 5.75% Due 06-01-2025/05-07-2020 Beo		66,125
Pvtpl Tenneco Inc	Pvtpl Tenneco Inc 8.0% 11-17-2028		73,423
Pvtpl Thor Industries	Pvtpl Thor Industries 4.0% 10-15-2029		387,102
Pvtpl Tms Issuer S A R L	Pvtpl Tms Issuer S A R L 5.78% 08-23-2032		417,000
Pvtpl Towd Pt	Pvtpl Towd Pt Mtg Tr Var Rt Ser 19-1 Cl A1 03-25-2058		299,672
Pvtpl Towd Pt	Pvtpl Towd Pt Mtg Tr Ser 2019-Hy3 Cl A1A Fltg 12-25-2048		160,381
Pvtpl Towd Pt	Pvtpl Towd Pt Mtg Tr Ser 2019-Hy3 Cl A1A Fltg 12-25-2048		133,651
Pvtpl Towd Pt	Pvtpl Towd Pt Mtg Tr Fltg Rt Ser 19-Hy2 Cl A1 12-25-2048 Beo		39,362
Pvtpl Transdigm Inc	Pvtpl Transdigm Inc 6.25% 03-15-2026		1,080,064
Pvtpl Transocean Inc	Pvtpl Transocean Inc 8.75% 02-15-2030		187,628
Pvtpl Trident Tpi Hldgs Inc	Pvtpl Trident Tpi Hldgs Inc 12.75% 12-31-2028		205,440
Pvtpl Trinseo Matls Oper S C A	Pvtpl Trinseo Matls Oper S C A/Trinseo 5.375% Due 09-01-2025		29,435
Pvtpl Trinseo Op/Trinseo Fin	Pvtpl Trinseo Op/Trinseo Fin 5.125% Due 04-01-2029 Beo		131,619
Pvtpl Triton Wtr Hldgs Inc	Pvtpl Triton Wtr Hldgs Inc 6.25% Due 04-01-2029/03-31-2021 Beo		59,245
Pvtpl Triumph Group Inc	Pvtpl Triumph Group Inc 9.0% 03-15-2028		121,199
Pvtpl Tronox Inc	Pvtpl Tronox Inc 4.625% 03-15-2029		163,802
Pvtpl Trtx 2021-Fl4 Issuer Ltd	Pvtpl Trtx 2021-Fl4 Issuer Ltd Ser 21-Fl4 Cl A Fltg 03-15-2038		286,190
Pvtpl Trtx 2022-Fl5 Issuer	Pvtpl Trtx 2022-Fl5 Issuer Ser 22-Fl5 Cl A Var 02-15-2039		388,161
Pvtpl Uber Technologies Inc	Pvtpl Uber Technologies Inc 8% Due 11-01-2026 Beo		428,813
Pvtpl Uber Technologies Inc	Uber Technologies Inc Sr Nt Conv 0.0% Due 12-15-2025 Reg		173,883
Pvtpl Ubs Group Ag	Pvtpl Ubs Group Ag 11/02/2032 2.095% Due02-11-2032/02-11-2031 Beo		319,588
Pvtpl Ubs Group Ag	Pvtpl Ubs Group Ag 4.988% 08-05-2033 Beo		774,504
Pvtpl Ubs Group Ag	Pvtpl Ubs Group Ag 6.537% 08-12-2033		266,779
Pvtpl United Shore Finan Serv	Pvtpl United Shore Finan Serv 5.5% 11-15-2025		107,378
Pvtpl United Wholesale Mtge Llc	Pvtpl United Wholesale Mtge Ll Corp 5.5% 04-15-2029		63,430
Pvtpl United Whsl Mtg Llc	Pvtpl United Whsl Mtg Llc 5.75% 06-15-2027		15,682
Pvtpl Uniti Group/Csl Capital	Pvtpl Uniti Group/Csl Capital 10.5% 02-15-2028		116,576
Pvtpl Univision Communications Inc	Univision Communications Inc. Term Loan B 03-15-2026 Beo		303,955
Pvtpl Univision Communications Inc	Pvtpl Univision Communications Inc Sr Secd Nt 144A 6.625% 06-01-2027		187,469
Pvtpl Univision Communications Inc	Pvtpl Univision Communications Inc 8.0% 08-15-2028		79,449
Pvtpl Vail Resorts Inc	Pvtpl Vail Resorts Inc 6.25% 05-15-2025		95,520
Pvtpl Valaris Ltd	Pvtpl Valaris Ltd 8.375% 04-30-2030		78,890
Pvtpl Valeant Pharmaceuticals Intl	Pvtpl Valeant Pharmaceuticals Intl Bnds 9.0% Due 12-15-2025		117,733
Pvtpl Venture Cdo Ltd	Pvtpl Venture Cdo Ltd Sr 14-17A Cl Arr Fltg 04-15-2027		195,101
Pvtpl Venture Cdo Ltd	Venture Cdo Ltd 20/10/2028 0% 10-20-2028		188,192
Pvtpl Venture Cdo Ltd	Venture Cdo Ltd 20/10/2028 0% 10-20-2028		141,144
Pvtpl Venture Cdo Ltd	Pvtpl Venture Cdo Ltd Sr 14-17A Cl Arr Fltg 04-15-2027		55,743
Pvtpl Venture Clo Ltd	Pvtpl Venture Xxix Clo Ltd/Venture Xxix Clo Var Rt Due 09-07-2030 Beo		418,033
Pvtpl Venture Clo Ltd	Pvtpl Venture Xxvi Clo Ltd Ser 17-26A Cl A-R Fltg 01-20-2029 Beo		379,580
Pvtpl Venture Clo Ltd	Pvtpl Venture Clo Ltd Sr 17-28A Cl A2R Var Rt 07-20-2030		348,899
Pvtpl Venture Clo Ltd	Pvtpl Venture Xxvi Clo Ltd Ser 17-26A Cl A-R Fltg 01-20-2029 Beo		271,129
Pvtpl Venture Global Calcasieu Pass Llc	Pvtpl Venture Global Calcasieu Pass Llc 3.875% Due 08-15-2029		495,769
Pvtpl Venture Global Calcasieu Pass Llc	Pvtpl Venture Global Calcasieu Pass Llc 3.875% Due 11-01-2033 Beo		274,864

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Pvtpl Venture Global Calcasieu Pass Llc	Pvtpl Venture Global Calcasieu Pass Llc 6.25% 01-15-2030		229,735
Pvtpl Venture Xxv Clo Ltd/Venture Xxv Clo	Pvtpl Venture Xxv Clo Ltd/Venture Xxv Clo Ll Sr 16-25A Cl Arr Fltg Rt 04-20-2029		86,765
Pvtpl Venture Xxv Clo Ltd/Venture Xxv Clo	Pvtpl Venture Xxv Clo Ltd/Venture Xxv Clo Ll Sr 16-25A Cl Arr Fltg Rt 04-20-2029		49,580
Pvtpl Verscend Escrow Corp	Pvtpl Verscend Escrow Corp 9.75% 08-15-2026		1,432,614
Pvtpl Vertical Brdg Cc Llc	Pvtpl Vertical Brdg Cc Llc Secd Tower Rev Nt Ser 144A 2.636 Due 09-15-2050 Beo		562,483
Pvtpl Vertical U S Newco Inc	Pvtpl Vertical U S Newco Inc 5.25% Due 07-15-2027		277,115
Pvtpl Viasat Inc	Pvtpl Viasat Inc Sr Nt 144A 5.625% 09-15-2025		264,238
Pvtpl Viasat Inc	Pvtpl Viasat Inc 7.5% 05-30-2031		203,315
Pvtpl Vibrant Clo Ltd	Pvtpl Vibrant Clo Ltd Ser 19-11A Cl A1R1 Fltg 07-20-2032		399,114
Pvtpl Vibrant Clo Ltd	Pvtpl Vibrant Clo Vi Ltd Ser 17-6A Cl Ar Fltg 06-20-2029		41,066
Pvtpl Vici Pptys L P/Vici	Pvtpl Vici Pptys L P/Vici Nt Co Inc 4.5%Due 01-15-2028 Beo		145,975
Pvtpl Vici Pptys L P/Vici	Pvtpl Vici Pptys L P/Vici Nt Co Inc 3.875% Due 02-15-2029 Beo		121,305
Pvtpl Vici Properties Inc	Pvtpl Vici Properties Inc 5.75% Due 02-01-2027 Beo		141,074
Pvtpl Vici Properties Inc	Pvtpl Vici Properties Inc 3.75% Due 02-15-2027		50,990
Pvtpl Viking Cruises Ltd	Pvtpl Viking Cruises Ltd 7.0% Due 02-15-2029 Beo		54,527
Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc 6.95% Due10-15-2033 Beo		523,381
Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc 4.375% Due 05-01-2029 Beo		370,509
Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc 5.5% Due 09-01-2026 Beo		328,371
Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc 5.0% 07-31-2027		294,069
Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc Sr Nt 7.75% 10-15-2031		256,464
Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc 5.125% Due 05-13-2025 Beo		161,415
Pvtpl Vistra Operations Co Llc	Pvtpl Vistra Operations Co Llc Sr Nt 144A 5.625% 02-15-2027		90,746
Pvtpl W R Grace Hldgs Llc	Pvtpl W R Grace Hldgs Llc Sr Nt 5.625% 08-15-2029		104,253
Pvtpl Wellfleet Clo Ltd	Pvtpl Wellfleet Clo Ltd Ser 15-1A Cl Ar4 Var Rt Due 07-20-2029 Beo		176,723
Pvtpl Wellfleet Clo Ltd	Pvtpl Wellfleet Clo Ltd Ser 15-1A Cl Ar4 Var Rt Due 07-20-2029 Beo		100,985
Pvtpl Westlake Auto Recv	Pvtpl Westlake Auto Recv Tr 2013-1 Sr 22-2A Cl A2B Fltg Rt 08-15-2025		64,348
Pvtpl Windsor Hldgs Iii Llc	Pvtpl Windsor Hldgs Iii Llc 8.5% 06-15-2030		79,422
Pvtpl Workiva Inc Cnv Snr	Pvtpl Workiva Inc Cnv Snr Usd 1.25% 08-15-2028		112,952
Pvtpl Wr Grace Holding Llc	Pvtpl Wr Grace Holding Llc 7.375% 03-01-2031		39,012
Pvtpl Xpo Inc	Pvtpl Xpo Inc 6.25% 06-01-2028		98,160
Pvtpl Yara Intl Asa	Pvtpl Yara Intl Asa Nt 144A 3.148% Due 06-04-2030/06-04-2020 Beo		348,278
Pvtpl Zf North Amer Cap Inc	Pvtpl Zf North Amer Cap Inc Nt 144A 4.75% Due 04-29-2025 Beo		393,466
Pvtpl Zf North America Capital Inc	Pvtpl Zf North America Capital Inc 7.125% Due 04-14-2030		170,562
Pvtpl Zf North America Capital Inc	Pvtpl Zf North America Capital Inc 6.875% Due 04-14-2028		155,754
Pvtpl Zillow Group Inc	Pvtpl Zillow Group Inc 2.75% Due 05-15-2025 Reg		97,793
Pvtpl Ziprecruiter Inc	Pvtpl Ziprecruiter Inc 5.0% 01-15-2030		218,728
Pvtpldish Dbs Corp	Pvtpldish Dbs Corp Sr Secd Nt 5.75% 12-01-2028		136,390
Pvtplnova Chemicals Corp	Pvtplnova Chemicals Corp Bnds 144A 4.875% 06-01-2024		88,222
Qorvo Inc Sr	Qorvo Inc Sr Nt 1.75% 12-15-2024		383,406
Quanta Svcs Inc	Quanta Svcs Inc Sr Nt .95% 10-01-2024		385,422
Rapid Inc Rapid Inc	Rapid7 Inc Rapid7 Inc Sr Nt Conv .25% Due 03-15-2027 Reg		114,062
Realkredit Danmark	Realkredit Danmark 1% Cvd Bds 01/10/50 Dkk0.01		141,988
Realkredit Danmark	Realkredit Danmark 2% Cvd Bds 01/10/53 Dkk0.01		67,390
Realkredit Danmark	Realkredit Danmark 1.5% Cvd Bds 01/10/2053 Dkk		67,944
Realkredit Danmark	Realkredit Danmark 1% Cvd Bds 01/10/53 Dkk0.01		64,672

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Realkredit Danmark	Realkredit Danmark 1.5% Cvd Bds 01/10/2053 Dkk		54,717
Realkredit Danmark	Realkredit Danmark 1% Cvd Bds 01/10/53 Dkk0.01		-
Resdntl	Resdntl Mtg Sec 32A A Cmo 20/06/2070		547,332
Resdntl	Resdntl Mtg Sec 32A A Cmo 20/06/2070		136,833
Resimac Bastille	Resimac Bastille Series 2021-2Nc 6.08455% 02-03-2053		513,336
Rhp Hotel Pptys Lp & Rhp Fin Corp	Rhp Hotel Pptys Lp & Rhp Fin Corp 4.75% 10-11-2027		19,318
Ripon Mortgages	Ripon Mortgages 28/08/2056		523,071
Rlj Lodging Tr L P	Rlj Lodging Tr L P Sr Secd Nt 144A 3.75%07-01-2026		112,752
Rlj Lodging Tr L P	Rlj Lodging Tr L P Sr Secd Nt 144A 4% 09-15-2029		63,803
Sabra Health Care Lp	Sabra Health Care Lp 3.2% Due 12-01-2031		97,393
Sabre Glbl Inc	Sabre Glbl Inc Sr Secd Nt 144A 8.625% 06-01-2027		223,448
Sabre Glbl Inc	Sabre Glbl Inc Term Loan B Senior Secured Term Loan 06-30-2028 Beo		215,062
Sabre Glbl Inc	Sabre Glbl Inc. Senior Secured Term Loan B 06-30-2028 Beo		39,374
Santander Dr Auto	Santander Dr Auto Receivables Tr Ser 22-7 Cl A2 5.81% 01-15-2026 Reg		116,155
Santander Drive Auto Receivables	Santander Drive Auto Receivables Tr Ser 23-2 Cl A2 5.87% Due 03-16-2026		384,997
Santander Hldgs Usa Inc	Santander Hldgs Usa Inc 2.49% 01-06-2028		458,357
Saranac Clo Vi Ltd	Saranac Clo Vi Ltd / Saranac Clo Vi 6.78078% 08-13-2031		666,185
Sba Communications	Sba Communications 3.125% Due 02-01-2029		189,616
Sba Tower Tr	Sba Tower Tr 2.328% Due 07-15-2052		618,445
Sba Tower Tr	Pvtpl Sba Tower Tr 2020-1C Secd Tower Rev Secs 144A 1.884% Due 07-15-2050		556,793
Schenectady International Group Inc	Schenectady International Group,Inc Term Bank Loan 10-15-2025		160,286
Scientific Games	Scientific Games 7% Due 05-15-2028		159,608
Segovia Euro C6-19 Frn Clo 07/2032 Eur 'A'	Segovia Euro C6-19 Frn Clo 07/2032 Eur 'A'		434,299
Select Med Corp	Select Med Corp Tlb1 03-06-2027		285,072
Sensata	Sensata 3.75% Due 02-15-2031		29,947
Service Pptys	Pvtpl Service Pptys Tr Sr Secd Nt 8.625% 11-15-2031		149,815
Service Pptys	Service Pptys Tr 5.5% Due 12-15-2027		46,689
Shea Homes Lp	Shea Homes Lp 4.75% 02-15-2028		59,220
Six Flags Entmt Corp	Six Flags Entmt Corp New 7.25% 05-15-2031		236,727
Slm Corp Medium	Slm Corp Medium Term Nts Book Entry 5.625% Due 08-01-2033		28,640
Slm Student Ln	Slm Student Ln Tr 2005-7 Student Ln-Bkd Nt Cl A-4 Var 10-25-2029 Reg		28,993
Sm Energy Co	Sm Energy Co 5.625% Due 06-01-2025		97,535
Sm Energy Co	Sm Energy Co 6.5% Due 07-15-2028 Reg		14,006
Smb Private Ed	Smb Private Ed Ln Tr 2021-C 6.25246% 01-15-2053		370,072
Snap Inc	Snap Inc Sr Nt Conv 0% 05-01-2027		197,120
Snap Inc	Snap Inc Conv Sr Nt .125% 03-01-2028		170,476
Snap Inc	Snap Inc Sr Nt Conv .75% 08-01-2026		120,119
Societe Generale	Pvtpl Societe Generale 6.446% 01-10-2029		828,218
Societe Generale	Societe Generale 2.625% Due 01-22-2025		387,617
Sound Pt Clo Ix Ltd	Sound Pt Clo Ix Ltd / Sound Pt Clo 15-2A Ar 0.0% 07-20-2032		397,918
Sound Pt Clo Ix Ltd	Sound Pt Clo Ix Ltd / Sound Pt Clo 15-2A Ar 0.0% 07-20-2032		397,918
Sound Pt Clo Xv Ltd	Sound Pt Clo Xv Ltd / Sound Pt Clo Sr Secd Nt Cl A-Rr 144A 6.47741% 01-23-2029		166,717
Southern Co	Southern Co 5.7% 03-15-2034		421,171
Southwestern Energy Co	Southwestern Energy Co 4.75% 02-01-2032		137,871
Southwestern Energy Co	Southwestern Energy Co 8.375% Due 11-15-2028 Reg		127,254

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Spirit Airlines Inc	Spirit Airlines Inc 1% Due 05-15-2026 Beo		216,216
Splunk Inc	Splunk Inc 1.125% Due 06-15-2027 Beo		172,393
Springleaf Fin	Springleaf Fin 6.875% Due 03-15-2025		136,658
Sprint Corp	Sprint Cap Corp 6.875% Due 11-15-2028		546,843
Sprint Corp	Sprint Corp Fixed 7.625% Due 03-01-2026		220,330
Sprint Corp	Sprint Corp 7.125% Due 06-15-2024		7,030
Square Inc	Square Inc .25% Due 11-01-2027		223,380
Standard Industries Inc.	Standard Industries Inc. Initial Term Loan Due 09-22-2028 Beo		162,592
Star Parent Inc	Star Parent Inc Term Loan B Senior Secured Term Loan 09-19-203		170,949
Starwood	Starwood Ppty Tr Inc Sr Nt 144A 4.375% 01-15-2027		376,972
Starwood	Starwood Mtg Fltg Rt 1.162% Due 08-25-2056		281,617
Std Inds Inc	Std Inds Inc Del 5% Due 02-15-2027		35,094
Std Inds Inc	Std Inds Inc Del 4.375% Due 07-15-2030		14,723
Sumitomo Mitsui	Sumitomo Mitsui Finl Group Inc 5.71% 01-13-2030		1,039,681
Sumitomo Mitsui	Sumitomo Mitsui Finl Group Inc 5.464% 01-13-2026		404,098
Sumitomo Mitsui	Sumitomo Mitsui 1.474% Due 07-08-2025		378,602
Surgery Center Holdings, Inc.	Surgery Center Holdings, Inc. Term Loan Sr Secd Tl 12-05-2030		312,911
Surgery Ctr Hldgs	Surgery Ctr Hldgs 10% Due 04-15-2027		553,480
Synchrony Bk Global	Synchrony Bk Global Sr Short Term Bk Nts5.4% Due 08-22-2025 Reg		394,044
Synchrony Card Issuance Tr Ser	Synchrony Card Issuance Tr Ser 23-A2 Cl A 5.74% 10-15-2029		410,324
Targa Res Partners	Targa Res Partners Fixed 6.5% Due 07-15-2027		158,059
Td Synnex Corp	Td Synnex Corp Fixed 1.25% Due 08-09-2024		389,966
Telecom Italia Cap	Telecom Italia Cap 6.375% Due 11-15-2033		113,419
Tenet Healthcare	Tenet Healthcare Corp 6.25% Due 02-01-2027		664,233
Tenet Healthcare	Tenet Healthcare 6.875% Due 11-15-2031		178,673
Tenet Healthcare	Tenet Healthcare Fixed 4.875% Due 01-01-2026		36,591
Tenet Healthcare	Tenet Healthcare Fixed 6.125% Due 10-01-2028		10,969
Tenneco Inc.	Tenneco Inc. Term B Loan (First Lien) Senior Secured Term Loan 11-17-2028		54,525
Teva	Teva 3.15% Due 10-01-2026		366,678
Teva	Teva Pharmaceuticals Ne 7.875% Due 09-15-2029		215,395
Teva	Teva Pharmaceutical Indst Ltd 4.1% Bds 10-01-2046 Usd2000		131,313
Teva	Teva 6.15% Due 02-01-2036		46,885
Textron Inc Fixed	Textron Inc Fixed 2.45% Due 03-15-2031		512,274
The Edelman Finl Center Llc	The Edelman Finl Center,Llc 6/18 2Nd Lien Term Loan Due 07-20-2026 Beo		420,952
Tibco Software Inc	Tibco Software Inc Sr Secd Nt 144A 6.5% 03-31-2029		103,859
Time Warner Cable	Time Warner Cable 7.3% Due 07-01-2038		79,583
T-Mobile Usa Inc	T-Mobile Usa Inc 3.875% 04-15-2030		474,551
T-Mobile Usa Inc	T-Mobile Usa Inc 2.05% Due 02-15-2028		270,915
T-Mobile Usa Inc	T-Mobile Usa Inc 2.55% 02-15-2031		86,233
Tn Gas Pipeln Co	Tn Gas Pipeln Co 7% Due 10-15-2028		216,739
Towd Point	Towd Point Mt19-13 Frn M/Bkd 07/2045 Gbp'A1'		797,213
Towd Point	Towd Pt Mtg Tr Fltg Rt 3.25% Due 07-25-2056		775,101
Towd Point	Towd Pt Mtg Tr 2020-2 Asset Backed Nt Cla1A Var Rt 04-25-2060		199,090
Towd Point Mortga	Towd Point Mortga Frn M/Bkd 05/2045 Gbp 'A'		663,257
Toyota Mtr Cr Corp	Toyota Mtr Cr Corp Var Rt 5.84% Due 08-22-2024		400,377

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Transalta Corp	Transalta Corp 7.75% Due 11-15-2029 Beo		76,402
Transdigm Inc	Transdigm Inc Fixed 5.5% 11-15-2027		211,555
Transdigm Inc	Transdigm Inc 4.875% 05-01-2029 Reg		62,639
Transdigm Inc	Transdigm Inc Fixed 7.5% 03-15-2027		21,089
Transdigm Inc.	Transdigm Inc. Tranche I Term Loan Senior Secured Term Loan 08-24-2028		378,758
Transdigm Inc.	Transdigm Inc. Term Loan G Senior Secured 02-28-2027 Beo		112,107
Travel + Leisure Co	Travel + Leisure Co Sr Secd Nt 144A 4.5%12-01-2029		43,884
Tri Pointe Homes Inc	Tri Pointe Homes Inc 5.25% Due 06-01-2027		41,265
Trident Tpi Holdings Inc	Trident Tpi Holdings Inc Tranche B-3 Initial Term Loan Due 09-15-2028 Beo		58,715
Trident Tpi Holdings Inc	Trident Tpi Holdings Inc Term Loan Senior Secured Term Loan 09-15-2028		55,833
Tripadvisor Inc	Tripadvisor Inc 7% Due 07-15-2025		382,909
Truist Finl Corp	Truist Finl Corp Fixed 5.1% Due 12-31-2049		453,102
Twilio Inc	Twilio Inc 3.625% 03-15-2029		293,738
Uber Technologies	Uber Technologies 7.5% Due 09-15-2027		127,382
Ubs Group Ag	Pvtpl Ubs Group Ag 5.711% 01-12-2027		502,964
Ubs Group Ag	Pvtpl Ubs Group Ag 2.593% 09-11-2025		489,172
Ubs Group Ag	Pvtpl Ubs Group Ag 6.373% 07-15-2026		404,516
Ubs Group Ag	Ubs Group Ag Sr Nt 3.75% 03-26-2025		244,955
Ukg Inc	Ukg Inc Term Loan Due 05-03-2027 Beo		242,946
Ukg Inc	Ukg Inc Tl 05-03-2026		97,650
Uniti Group Lp	Uniti Group Lp / 4.75% Due 04-15-2028		66,398
Universal Health Svcs Inc	Universal Health Svcs Inc Sr Secd Nt 2.65% 01-15-2032		119,213
Univision	Univision 5.125% Due 02-15-2025		141,475
Us Foods Inc	Pvtpl Us Foods Inc 6.875% Due 09-13-2028		51,468
Usa Compression	Usa Compression Fixed 6.875% Due 04-01-2026		117,499
Utd Contl Hldgs	Utd Contl Hldgs Fixed 4.15% Due 04-11-2024		192,398
Uwm	Uwm Mtg Tr Fltg Rt 5% Due 12-25-2051		321,612
Venture 38 Clo Ltd	Venture 38 Clo Ltd / Venture 38 Clo 6.73904% 07-30-2032		298,163
Venture Global	Pvtpl Venture Global Lng Inc 9.5% 02-01-2029		353,343
Venture Global	Venture Global 4.125% Due 08-15-2031		266,915
Venture Global	Pvtpl Venture Global Lng Inc 9.875% 02-01-2032		179,183
Venture Global	Pvtpl Venture Global Lng Inc 8.125% Due 06-01-2028		47,463
Venture Xxviii Clo Ltd	Venture Xxviii Clo Ltd / Venture Sr Secdnt Cl A1R Fltg 144A 6.56942% 07-20-2030		261,674
Verint Sys Inc	Verint Sys Inc Sr Nt Conv .25% 04-15-2026		92,203
Verizon Communications Inc	Verizon Communications Inc Term Loan B2 Due 07-21-2027 Beo		108,830
Verscend Holding Corp	Verscend Hldg Corp Term B-1 Loan Due 08-27-2025 Beo		889,458
Verscend Holding Corp	Verscend Holding Corp Initial Term Loan (Second Lien) 04-02-2029		55,278
Vertical Midco Gmbh	Vertical Midco Gmbh Term Loan (Usd) Sr Sec Tl 06-29-2027		20,709
Vertiv Group Corp	Vertiv Group Corp Term B-1 Loan Sr Secd Tl 03-02-2027		86,027
Viacom Inc	Viacom Inc 6.875% Due 04-30-2036		111,898
Viacom Inc	Viacom Inc New 4.375% Due 03-15-2043		100,062
Viacom Inc	Viacom Inc New 5.25% Due 04-01-2044		81,998
Viasat Inc 6	Viasat Inc 6.5% Due 07-15-2028		26,280
Vital Energy Inc	Vital Energy Inc 9.75% 10-15-2030		101,699
Vital Energy Inc	Vital Energy Inc 10.125% Due 01-15-2028		87,343

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate Debt Instruments (continued)
Vmware Inc	Vmware Inc Fixed 1% Due 08-15-2024		388,484
Wand Newco 3, Inc.	Wand Newco 3, Inc. (Aka Caliber Collision) Term Loan 02-05-2026		284,503
Wayfair Inc	Wayfair Inc Sr Nt Conv 1.0% Due 08-15-2026 Reg		126,585
Waystar Technologies, Inc.	Waystar Technologies, Inc. Initial Term Loan (First Lien) 10-22-2026		323,465
Wellfleet Clo 2017-1 Ltd	Wellfleet Clo 2017-1 Ltd / Sr Secd Nt Cla-1-R-R Fltg 6.46942% 04-20-2029		45,601
Wells Fargo & Co	Wells Fargo & Co Medium Term Sr Nts 4.897%07-25-2032		975,549
Wells Fargo & Co	Wells Fargo & Co Var Rt 3.908% Due 04-25-2026		196,046
Wells Fargo Coml	Wells Fargo Coml Fltg Rt 6.45848% Due 02-15-2037		395,742
Wells Fargo Coml	Wells Fargo Coml 3.862% Due 12-15-2039		272,869
Wells Fargo Home	Wells Fargo Home Fltg Rt 5.95034% Due 10-25-2034		22,720
Western Dig Corp	Western Dig Corp 4.75% Due 02-15-2026		326,812
Western Dig Corp	Western Dig Corp 3.1% Due 02-01-2032		19,888
Western Gas Partners Lp	Western Gas Partners Lp 4.75% 08-15-2028		79,081
Western Gas Partners Lp	Westn Gas Partners 5.3% 03-01-2048		54,014
Western Gas Partners Lp	Westn Gas Partners 4.5% 03-01-2028		32,886
Westinghouse Air Brake Technologies Corp	Westinghouse Air Brake Technologies Corp 4.7% 09-15-2028		692,776
Westn Midstream Step Cpn	Westn Midstream Step Cpn 5.75% Due 02-01-2050		106,737
William Morris Endeavor Entmt Llc	William Morris Endeavor Entmt Llc (Img Hldngs, Llc) Term B-1 Ln 05-18-25		240,452
Wind Riv - Clo Ltd	Wind Riv 2019-3 Clo Ltd / Wind Riv 1.16431% 04-15-2031		399,103
Wind Riv - Clo Ltd	Wind Riv 2019-3 Clo Ltd / Wind Riv 1.16431% 04-15-2031		399,103
Wind Riv - Clo Ltd	Wind Riv 2019-3 Clo Ltd / Wind Riv 1.16431% 04-15-2031		99,776
Ww International Inc	Ww Intl Inc Sr Secd Nt 144A 4.5% 04-15-2029		130,652
Ww International Inc	Ww International Inc Term Loan B 04-13-2028		54,156
Wyndham	Wyndham 6.625% Due 07-31-2026		358,550
Wyndham	Wyndham 4.625% Due 03-01-2030		182,437
Wyndham	Wyndham Step Cpn 5.65% Due 04-01-2024		59,925
Zayo Group Hldgs	Zayo Group Hldgs 4% Due 03-01-2027		255,789
Zayo Group Holdings Inc	Zayo Group Holdings Inc Incremental Term Loan (1St Lien) Senior Secured 3-9-27		34,042
Ziff Davis Inc	Ziff Davis Inc 1.75% 11-01-2026		274,995
Ziggo Bd Fin B V	Ziggo Bd Fin B V 6% Due 01-15-2027		184,919
	Corporate Debt Instruments		298,279,238
Derivative Investments
Barclays	Otc Der Cash Coll Rec From Barclays		233,000
Barclays	Lch_Ois Barcus31 17/03/2031 Jpy P 0.25% / R 1Dtonar Swu01E113		230,530
Barclays	Cme_Ois Barcus31 12/21/2032 Usd P 2% / R 1Dsofr Swu01Jhw7		219,647
Barclays	Ccp Due From Barclays		204,000
Barclays	Lch_Ois Barcus31 20/03/2038 Jpy P 0.75% / R 1Dtonar Swu01E2M6		49,403
Barclays	Lch_Ois Barcus31 08/22/2030 Usd P 1Dsofr / R 3.8% Swu01X053		2,463
Barclays	Lch_Ois Barcus31 17/03/2024 Jpy P 1Dtonar / R 0 Swu01B8C8		711
Barclays	Lch_Irs Barcus31 13/09/2024 Nzd P 3Mbbr / R 4.5% Swu01L976		-
Barclays	Lch_Irs Barcus31 14/06/2024 Nzd P 3Mbbr / R 4% Swu01J5I1		-
Barclays	Lch_Ois Barcus31 02/22/2030 Usd P 1Dsofr / R 3.47% Swu01Oyi8		-
Barclays	Lch_Ois Barcus31 02/23/2030 Usd P 1Dsofr / R 3.34% Swu01P0U5		-
Barclays	Lch_Ois Barcus31 11/07/2024 Usd P 1Dsofr / R 3.087% Swu01Yvd0		-
Barclays	Lch_Ois Barcus31 11/08/2024 Usd P 1Dsofr / R 3.02% Swu01Yvu2		-

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Derivative Investments (continued)
Barclays	Lch_Ois Barcus31 12/11/2024 Usd P 1Dsofr / R 3.75% Swu01Zor4		-
Citibank	Ccp Due Receivable From Citibank		141,000
CitiBank	Otc Derivative Cash Coll Receivable Fromcitibank		194
Citigroup	Ccp Due From Citigroup Global Markets Inc		116,000
Goldman Sachs Bank Usa	Ice_Cdx Goldus33 12/20/2028 Sell Cdx.Na.Ig.41 Swpc0M330		946,578
Goldman Sachs Bank Usa	Lch_Irs Goldus33 20/03/2034 Eur P 6Meurib / R 3% Swu01Xdo8		790,215
Goldman Sachs Bank Usa	Lch_Irs Goldus33 08/11/2052 Eur P 0.197% / R 6Meurib Swu01Mmu8		737,607
Goldman Sachs Bank Usa	Lch_Irs Goldus33 04/11/2052 Eur P 0.195% / R 6Meurib Swu01Mk06		270,641
Goldman Sachs Bank Usa	Otc Derivative Cash Collateral Receivable From Usd Gsamus33		260,000
Goldman Sachs Bank Usa	Lch_Ois Goldus33 11/15/2053 Usd P 2.285% / R 1Dsofr Swu01Ys28		259,960
Goldman Sachs Bank Usa	Lch_Ois Goldus33 02/13/2054 Usd P 2.865% / R 1Dsofr Swu01Or47		204,304
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 02/26/2026 Usd P 2.314% / R Cpi Swu0En655		158,083
Goldman Sachs Bank Usa	Lch_Ois Goldus33 11/15/2028 Usd P 1.84% / R 1Dsofr Swu01Tzl9		128,937
Goldman Sachs Bank Usa	Lch_Ois Goldus33 11/21/2053 Usd P 2.236% / R 1Dsofr Swu01Ys44		125,096
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 03/05/2026 Usd P 2.419% / R Cpi Swu0En705		112,182
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 02/24/2031 Usd P 2.311% / R Cpi Swu0Ps017		104,870
Goldman Sachs Bank Usa	Lch_Irs Goldus33 15/08/2032 Eur P 6Meurib / R 2.879% Swu01Qdx3		78,224
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 05/13/2026 Usd P 2.768% / R Cpi Swu0Eq088		64,984
Goldman Sachs Bank Usa	Lch_Ois Goldus33 11/21/2028 Usd P 1.84% / R 1Dsofr Swu01P597		64,153
Goldman Sachs Bank Usa	Lch_Ois Goldus33 10/31/2025 Usd P 1Dsofr / R 4.606% Swu01Ypq8		56,574
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 05/25/2026 Usd P 2.703% / R Cpi Swu0Zn009		49,841
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 05/14/2026 Usd P 2.813% / R Cpi Swu0Jl852		34,893
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/09/2053 Eur P Cptfe / R 2.763% Swu0Gh854		33,001
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 08/26/2028 Usd P 2.573% / R Cpi Swu0Eq690		24,009
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/10/2053 Eur P Cptfe / R 2.736% Swu0Nl451		20,330
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/04/2053 Eur P Cptfe / R 2.7% Swu0K8A23		17,362
Goldman Sachs Bank Usa	Put Swo Usd Gscmus33 P 2.697% / R 1Dsofr 317U388O2 04/02/2024		15,466
Goldman Sachs Bank Usa	Call Swo Usd Gscmus33 P 1Dsofr / R 2.697% 317U391O7 04/02/2024		15,466
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/11/2033 Eur P Cptfe / R 2.356% Swu0Wr565		13,959
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/05/2032 Eur P 2.6% / R Cptfe Swu07Ku29		12,173
Goldman Sachs Bank Usa	Ice_Cdx Goldus33 06/20/2028 Sell Cdx.Na.Ig.40 Swpc0Lpd6		12,033
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 09/10/2028 Usd P 2.645% / R Cpi Swu0Eq781		10,424
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/11/2033 Eur P Cptfe / R 2.363% Swu0Gk337		9,589
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/08/2030 Eur P 2.359% / R Cptfe Swu0Ea125		9,582
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/10/2053 Eur P Cptfe / R 2.682% Swu0Kh016		8,187
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/11/2033 Eur P Cptfe / R 2.39% Swu0Yu459		8,089
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/05/2027 Eur P 3% / R Cptfe Swu0Ea018		7,495
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/12/2052 Eur P Cptfe / R 2.59% Swu0Xl419		6,895
Goldman Sachs Bank Usa	Lch_Ois Goldus33 03/22/2026 Usd P 1Dsofr / R 3.9% Swu020Dh4		5,613
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/07/2032 Eur P 2.47% / R Cptfe Swu0Ea166		5,078
Goldman Sachs Bank Usa	Lch_Ois Goldus33 10/31/2025 Usd P 1Dsofr / R 4.611% Swu01Ypr6		4,467
Goldman Sachs Bank Usa	Ice_Cds Goldus33 12/20/2026 Sell General Electric Co 2. Swpc0Kbe1		3,861
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/06/2032 Eur P 2.57% / R Cptfe Swu0Kt325		2,372
Goldman Sachs Bank Usa	Ice_Cdx Goldus33 12/20/2027 Sell Cdx.Na.Ig.39 Swpc0Lb90		1,911
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 09/12/2024 Usd P Cpi / R 2.565% Swu0Jd9F7		1,734

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value

Derivative Investments (continued)
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/05/2027 Eur P 3.13% / R Cptfe Swu04Am49		1,123
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 09/12/2024 Usd P Cpi / R 2.56% Swu0Jd9E0		917.00
Goldman Sachs Bank Usa	Ice_Cds Goldus33 12/20/2024 Sell General Electric Co 2. Swpc0Iit6		787.00
Goldman Sachs Bank Usa	Ice_Cds Goldus33 12/20/2024 Sell Boeing Co 8.75% 08/15/ Swpc0Iy50		709.00
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 09/07/2024 Usd P Cpi / R 2.5% Swu0Jd9A8		440.00
Goldman Sachs Bank Usa	Cds / Sts Gsilgb2X 10-17-2057 Swpc0Atk0		256.00
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 09/08/2024 Usd P Cpi / R 2.51% Swu0Jd9B6		89.00
Goldman Sachs Bank Usa	Lch_Ois Goldus33 20/09/2027 Jpy P 0.3% / R 1Dtonar Swu01E2S3		6.00
Goldman Sachs Bank Usa	Lch_Irs Goldus33 11/05/2027 Eur P 6Meurib / R 0.65% Swu01Ioa9		0.00
Goldman Sachs Bank Usa	Lch_Irs Goldus33 12/04/2027 Eur P 6Meurib / R 0.65% Swu01Hy44		0.00
Goldman Sachs Bank Usa	Lch_Irs Goldus33 13/05/2027 Eur P 6Meurib / R 1% Swu01Iqw9		0.00
Goldman Sachs Bank Usa	Lch_Irs Goldus33 20/03/2054 Eur P 2.75% / R 6Meurib Swu01Xds9		0.00
Goldman Sachs Bank Usa	Lch_Ois Goldus33 02/13/2034 Usd P 1Dsofr / R 3.085% Swu01Or39		0.00
Goldman Sachs Bank Usa	Lch_Ois Goldus33 11/15/2028 Usd P 1Dsofr / R 2.3% Swu01Ys10		0.00
Goldman Sachs Bank Usa	Lch_Ois Goldus33 11/21/2028 Usd P 1Dsofr / R 2.34% Swu01Ys36		0.00
Goldman Sachs Bank Usa	Lch_Ois Goldus33 12/20/2025 Usd P 4.25% / R 1Dsofr Swu01Va64		0.00
Goldman Sachs Bank Usa	Lch_Ois Goldus33 12/22/2025 Usd P 4.868% / R 1Dsofr Swu020A20		0.00
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 02/05/2028 Usd P Cpi / R 2.335% Swu0Y9274		0.00
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 11/04/2029 Usd P Cpi / R 1.76% Swu0Fc880		0.00
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/03/2031 Eur P Cptfe / R 1.38% Swu086Fc4		0.00
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/05/2037 Eur P Cptfe / R 2.488% Swu01Ja46		0.00
Goldman Sachs Bank Usa	Lch_Rpi Goldus33 15/06/2032 Eur P 2.72% / R Cptfe Swu0Ea042		0.00
GSC	Ccp Due Receivable From Gsc		1,005,000.00
HSBC	Hsbc (Ryanair Holdings Plc) 31/10/2024		6,020,084.00
HSBC	Otc Derivative Cash Coll Receivable Fromhsbc		160,000.00
Merrill Lynch	Otc Derivative Cash Coll Receivable Frommerrill Lynch Intl		17,550,211.00
Not Applicable	New Zealand Dollar		145,751.00
Not Applicable	United States Dollar		74,733.00
Not Applicable	Brazilian Real		37,698.84
Not Applicable	Japanese Yen		28,696.00
Not Applicable	Japanese Yen		26,580.21
Not Applicable	Brazilian Real		7,342.68
Not Applicable	Brazilian Real		3,291.36
Not Applicable	New Zealand Dollar		1,591.83
Not Applicable	Danish Krone		1,205.27
Not Applicable	Mexican Peso		677.86
Not Applicable	Danish Krone		614.96
Not Applicable	Brazilian Real		542.88
Not Applicable	Japanese Yen		443.50
Not Applicable	Mexican Peso		392.69
Not Applicable	Danish Krone		193.83
Not Applicable	Japanese Yen		185.15
Not Applicable	New Zealand Dollar		99.00
Not Applicable	Euro		43.80

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Not Applicable	Mexican Peso		20.29
	Not Applicable	Euro		0.00
	Not Applicable	British Pound Sterling		0.00
	Not Applicable	Canadian Dollar		0.00
*	PIMCO	FUT CALL APR 24 LIF 3M EURIBR 9675		39,919
	RBC	Otc Derivative Cash Coll Receivable Fromrbc		100,000.00
	Wells Fargo	Swap Coll Recievable From Wells Fargo Bank, N.A.Charlotte,Nc,Us		70,000.00
		Derivative Investments Total		31,172,831
	Collective Trust Fund
	Blackrock	Mfo Blackrock Equity Non Lending Class F		2,993,927,263
*	Blackrock	Mfo Blackrock Midcap Equity Index (S&P Midcap 400) Nl Cl F		520,664,729
*	Blackrock	Mfo Blackrock Russell 2000 Index Nl		443,657,248
*	Blackrock	Mfo Blackrock Msci Acwi Ex Us Imi Index Nl Und Cl F		412,985,612
*	Blackrock	Mfo Blackrock Us Debt Index Non Lendablefund F		236,225,335
*	Blackrock	Mfo Blackrock Emerging Markets Index Nl Fund F		167,017,667
*	JP Morgan	Mfo Jpmorgan Tr I Large Cap Growth Fd Clr6 Mfo\		214,407,794
	Northern Trust	Nt Collective Short Term Invt Fd		22,135,324
*	Northern Trust	Nt Collective Short Term Invt Fd		15,811,226
*	Northern Trust	Nt Collective Short Term Invt Fd		10,096,376
*	Northern Trust	Nt Collective Short Term Invt Fd		6,248,924
*	Northern Trust	Nt Collective Short Term Invt Fd		5,456,597
*	Northern Trust	Nt Collective Short Term Invt Fd		4,763,643
*	Northern Trust	Nt Collective Short Term Invt Fd		4,628,987
*	Northern Trust	Nt Collective Short Term Invt Fd		4,220,394
*	Northern Trust	Nt Collective Short Term Invt Fd		2,838,932
*	Northern Trust	Nt Collective Short Term Invt Fd		2,442,516
*	Northern Trust	Nt Collective Short Term Invt Fd		1,579,622
*	Northern Trust	Nt Collective Short Term Invt Fd		1,198,454
*	Northern Trust	Nt Collective Short Term Invt Fd		1,163,457
*	Northern Trust	Nt Collective Short Term Invt Fd		1,036,342
*	Northern Trust	Nt Collective Short Term Invt Fd		314,193
*	Northern Trust	Nt Collective Short Term Invt Fd		291,033
*	Northern Trust	Nt Collective Short Term Invt Fd		52
*	Northern Trust	Nt Collective Short Term Invt Fd		23
*	PIMCO	Mfo Pimco Short Term Floating Nav Ii		34,753,102
*	State Street	Mfo Ssga Target Retirement 2035 Nl Fund		612,146,936
*	State Street	Mfo St Str Bk & Tr Co Invt Fds Tx Exmp Ssga Target Ret 2030 Non-Len Ser Fd Cl A		487,344,160
*	State Street	Mfo St Str Bk & Tr Co Invt Fds Tx Exmp Ssga Target Ret 2040 Non-Len Ser Fd Cl A		474,239,920
*	State Street	Mfo Ssga Target Retirement 2045 Nl Fund		461,778,187
*	State Street	Mfo State Street Retirement 2050 Nl Fund		402,555,285
*	State Street	Mfo Ssga Target Retirement 2025 Nl Fund		331,159,489
*	State Street	Mfo Ssga Target Retirement 2055 Nl Fund		272,458,219
*	State Street	Mfo St Str Bk & Tr Co Invt Fds Tx Exmp Ssga Target Ret Inc Non-Len Ser Fd Cl A		192,169,463
*	State Street	Mfo Ssga Target Retirement 2060 Nl Fund		151,096,916
*	State Street	Mfo St Str Bk & Tr Co Invt Fds Tx Exmp Ssga Target Ret 2020 Non-Len Ser Fd Cl A		120,230,672

				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2023
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Collective Trust Fund (continued)
*	State Street	Mfo Ssga Target Retirement 2065		68,409,523
*	State Street	Mfo Ssga Us Hi Yield Bd Index Nl Sf Cl A		66,705,242
*	State Street	Mfo Ssga Global Reit		59,711,726
*	TS&W	Mfo Ts&W Collective Invt Tr Intl Large Cap Equity Tr Cl V		296,797,975
*	Wellington	Mfo Wellington Opportunistic Emerging Markets Debt (Series 1)		59,738,355
*	William Blair	Mfo William Blair Collective Invt Tr Emerging Mkts Growth Coll Invt Fd Cl 6		303,645,902
		Collective Trust Fund Total		9,468,052,815

	Repurchase Agreements
*	Blackrock	Agreement to repurchase W/Bank Of N 5.33% From 12-29-2023 To 01-02-2024	100,000,000
*	Blackrock	Agreement to repurchase W/Goldman, 5.35% From 12-29-2023 To 01-02-2024	100,000,000
*	Blackrock	Agreement to repurchase W/Mizuho SE 5.35% From 12-29-2023 To 01-02-2024	100,000,000
*	Blackrock	Agreement to repurchase W/TD Securi 5.35% From 12-29-2023 To 01-02-2024	75,000,000
*	Blackrock	Agreement to repurchase W/Natxis C 5.33% From 12-29-2023 To 01-02-2024	83,000,000
*	Blackrock	Agreement to repurchase W/BNP PARIB 5.35% From 12-29-2023 To 01-02-2024	90,000,000
*	Blackrock	Agreement to repurchase W/BOfA Secu 5.34% From 12-29-2023 To 01-02-2024	90,000,000
		Repurchase Agreement Total	638,000,000

	Participant-directed investments at fair value		18,638,890,270

	Various Participants	Participant Loans (secured by account, rates ranging from 4.25% to 9.5% with maturity dates ranging from 2023 to 2051)	130,654,048

* Party-in-interest
** Cost information is not required for Participant-directed investments and therefore is not included.
See Report of Independent Registered Public Accounting Firm